As filed with the Securities and Exchange Commission on July 23, 2024
Registration Statement No. 333-278913
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933
VOLATO GROUP, INC.
(Exact name of Registrant as specified in its charter)
Delaware	4522	86-2707040
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1954 Airport Road, Suite 124
Chamblee, Georgia 30341
Telephone: 844-399-8998
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Jennifer Liotta
General Counsel
1954 Airport Road, Suite 124
Chamblee, Georgia 30341
Telephone: 844-399-8998
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Reid Avett Womble Bond Dickinson (US) LLP 2001 K Street, NW Suite 400 South Washington, DC 20006 Telephone: 202-857-4425	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 Telephone: 212-421-4100
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large, accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large, accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
SUBJECT TO COMPLETION, DATED JULY 23, 2024
PRELIMINARY PROSPECTUS

Up to 6,849,315 Shares of Class A Common Stock
Up to 6,849,315 Pre-Funded Warrants
Up to 6,849,315 Common Warrants

Up to 13,698,630 Shares of Class A Common Stock Underlying Pre-Funded Warrants and Common Warrants
We are offering (i) 6,849,315 shares of Class A common stock of Volato Group, Inc. (the “Common Stock”) and (ii) Common Warrants to purchase 6,849,315 shares of common stock (“Common Warrants”), at an exercise price of $0.55 per share (representing 100% of the assumed public offering price per share of Common Stock to be sold in this offering), on a best-efforts basis. The Common Warrants will expire on the fifth anniversary of the original issuance date. We are offering the Common Stock and Common Warrants at an assumed purchase price of $0.55 per share, which is equal to the closing price of our common stock on the NYSE American on July 11, 2024.
The actual public offering price will be determined between us, A.G.P./Alliance Global Partners (“A.G.P.”), Roth Capital Partners, LLC (“Roth” and, together with A.G.P., whom we refer to herein as the “placement agent”) and the investors in the offering, and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.
We are also offering 6,849,315 pre-funded warrants, (“Pre-Funded Warrants”) to purchase up to 6,849,315 shares of Common Stock. We are offering to certain purchasers whose purchase of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase, if any purchaser so chooses, Pre-Funded Warrants, in lieu of shares of Common Stock that would otherwise result in such purchaser's beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock. The purchase price of each Pre-Funded Warrant is $0.5499 (which is equal to the assumed public offering price per share of Common Stock to be sold in this offering minus $0.0001, the exercise price per share of Common Stock of each Pre-Funded Warrant). The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis.
Because we will issue a Common Warrant for each share of Common Stock and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of shares of Common Stock and Pre-Funded Warrants sold.
Each Pre-Funded Warrant may be exercised, immediately in cash and from time to time thereafter.
Our shares of Common Stock, Pre-Funded Warrants and Common Warrants can only be purchased together in this offering, but will be issued separately. Up to 13,698,630 shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants and Common Warrants are also being offered by this prospectus. These securities are being sold in this offering to certain purchasers under a securities purchase agreement dated July   , 2024 between us and the purchasers.
Our shares of Common Stock are listed on the NYSE American under the symbol “SOAR.” On July 22, 2024, the last reported sale price of our shares of Common Stock on the NYSE American was $0.48 per share.
As stated above, the public offering price for our securities in this offering will be determined at the time of pricing, and may be at a discount to the then current market price. The assumed public offering price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. There is no established public trading market for the Common Warrants and we do not expect markets to develop. Without an active trading market, the liquidity of the warrants will be limited. In addition, we do not intend to list the Pre-Funded Warrants or the Common Warrants on the NYSE American, any other national securities exchange or any other trading system.
We have retained the placement agent to act as our sole placement agent in connection with the securities offered by this prospectus. The placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to sell the securities offered by this prospectus. We may not sell all of the securities in this offering. We have agreed to pay the placement agent the placement agent fees set forth in the table below.
There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. We expect this offering to be completed not later than two business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”) /receipt versus payment (“RVP”) upon receipt of investor funds received by us. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.
We are an “emerging growth company,” as that term is defined under the federal securities laws, and a “smaller reporting company” and, as such, are subject to certain reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
	Per Share	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price(1)	$
Placement Agent Fees(2)	$
Proceeds to us, before expenses(3)	$
(1)	The public offering price is $ per share of common stock and $ per pre-funded warrant.
(2)
Represents a cash fee equal to seven percent (7%) of the aggregate purchase price paid by investors in this offering up to $15,000,000 and, a cash fee equal to six percent (6%) of the aggregate purchase price paid by investors above $15,000,000. Notwithstanding the foregoing, we and the placement agent, have agreed that for certain identified investors to a cash fee equal to three and a half percent (3.5%) of the aggregate purchase price paid by such investors in this offering up to $15,000,000 and, a cash fee equal to three percent (3%) of the aggregate purchase price paid by such investors above $15,000,000. We have also agreed to reimburse the placement agent for its accountable offering-related legal expenses in an amount up to $125,000 and pay the placement agent a non-accountable expense allowance of $25,000. See “Plan of Distribution” beginning on page 103 of this prospectus for a description of the compensation to be received by the placement agent.

(3)	Does not include proceeds from the exercise of the warrants in cash, if any.
Investing in our securities involves a high degree of risk. See the “Risk Factors” section beginning on page 11 of this prospectus.
Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Co-Placement Agents
A.G.P.	Roth Capital Partners
The date of this prospectus is    , 2024.

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus, and any related free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any of the placement agents have authorized anyone to provide you with information that is different from, or in addition to, that contained in this prospectus, any amendment or supplement to this prospectus and any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the placement agents take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of the securities offered hereby. Our business, financial condition, results of operations and prospects may have changed since those dates.
Neither we nor any of the placement agents have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
Unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” and “our” and any related terms refer to Volato Group, Inc and our consolidated subsidiaries.
ii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the matters discussed under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.
Our Business
Volato Group, Inc. was originally formed in the State of Georgia under the name of Aerago, Inc. on January 7, 2021 (“inception”). On August 31, 2021, the Company filed an amendment to its Articles of Incorporation to change its name from “Aerago, Inc.” to “Volato, Inc.” Following a business combination consummated on December 1, 2023 between Volato, PROOF Acquisition Corp I, a Delaware corporation (“PACI”) and PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), Volato survived as a wholly-owned subsidiary of PACI (“Business Combination”). In connection with the consummation of this transaction, PACI changed its name to “Volato Group, Inc.”.
Volato’s mission is to provide our aircraft ownership program participants, which we refer to as JetShare owners, and other customers more time for the rest of their lives by providing convenient and high-quality travel by using the right aircraft for the mission and by developing proprietary technology designed to make the travel experience seamless.
Our revenue is generated through our aircraft ownership program, a focused commercial strategy which includes deposit products, charter flights and aircraft management services. Our aircraft ownership program is an asset-light model whereby we sell LLC membership interests to third-party owners and then sell each fleet aircraft to a limited liability company (LLC). The LLC then leases the aircraft back to us for management and charter operation on behalf of the LLC under 14 C.F.R. Part 135. In turn, program participants (JetShare owners) invest in those special purpose entities to fund the aircraft purchase. We operate the aircraft on behalf of the special purpose entity and enter into charter agreements with the individual JetShare owners to provide preferential access and charter pricing for our HondaJet fleet.
Additionally, our commercial services generate demand for our fleet through the operation of retail deposit programs and charter as well as wholesale charter through brokers. We offer these programs on a fleet of 24 HondaJets, and a managed fleet of 6 aircraft. Finally, we provide aircraft management services to existing owners of aircraft and help them monetize their aircraft through charter services.
Since our inception, we have been focused on making the necessary investments in people, focused acquisitions, aircraft and technology to build an industry leading aviation company that uses capital efficiently.
Financial highlights for the three months ended March 31, 2024 include:
•
We generated total revenue of $13.2 million a decrease of $2.5 million, or 16%, compared to the three months ended March 31, 2023. Revenue from aircraft usage increased by $4.8 million, or 72%, while revenue from plane sales decreased by $5.7 million, during the three months ended March 31, 2024, related to lower plane sales;

•	We had 2,926 total flight hours for the three months ended March 31, 2024, representing 39% year-over-year growth;
•
We incurred a net loss of $17.4 million for the three months ended March 31, 2024, representing a $9.9 million increase in loss over the prior year primarily related to lower plane sales, as described above, and increased advertising and marketing spend as well as increased costs related to being a publicly traded company and a rapidly scaling business; and

•	Adjusted negative EBITDA[1] was $13.1 million for the three months ended March 31, 2024 compared to adjusted negative EBITDA of $6.7 million for the same period last year.
[1]
Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables and related notes in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a reconciliation of Adjusted EBITDA to its most comparable GAAP measure.

The following are financial highlights for fiscal year ended December 31, 2023:
•
We generated total revenue of $73.3 million a decrease of $23.4 million, or 24%, compared to the year ended December 31, 2022. Revenue from aircraft usage increased by $23.4 million, or 162%, while revenue from plane sales decreased by $46.3 million, or 68%, during the year ended December 31, 2023, primarily related to lower plane sales;

•	We had 11,273 total flight hours for the year ended December 31, 2023, representing 124% year-over-year growth;
•
We incurred a net loss of $52.8 million for the year ended December 31, 2023, representing a $43.5 million increase in loss over the prior year primarily related to lower plane sales, as described above, and increased costs related to being a publicly traded company and a rapidly scaling business; and

•
Adjusted negative EBITDA was $32.1 million for the year ended December 31, 2023 compared to adjusted negative EBITDA of $9.0 million for the prior year. The change in adjusted EBITDA was the result of increased costs of being a publicly traded company and a rapidly scaling business, as well as lower plane sales.

Financial highlights for 2022 include:
•
We generated revenue of $96.7 million for the year ended December 31, 2022, representing 9,058% year-over-year growth, including growth from Plane Co membership interest sales and acquisitions consummated during 2022;

•	We had 6,986 total flight hours representing over 1000%, year-over-year growth;
•	We incurred a net loss of $9.4 million for the year ended December 31, 2022, representing a $7.9 million increase in loss over the prior year; and
•	Adjusted EBITDA decreased by $6.8 million in 2022, to adjusted negative EBITDA of $9.0 million for the year ended December 31, 2022.
Recent Developments
Reduction of Senior Management Base Salaries
On June 10, 2024, in the context of the previously announced costs savings measures, Matthew Liotta, our Chief Executive Officer, Keith Rabin, our President, and Nicholas Cooper, our Chief Commercial Officer, determined to voluntarily reduce their base salaries. As a result of this action, base salaries were reduced to the following amounts per annum:
Name and principal position	Salary	Adjusted Salary
Matthew Liotta, Chief Executive Officer	$ 310,000	$2,400
Keith Rabin, President	$ 300,000	$ 277,500
Nicholas Cooper, Chief Commercial Officer	$ 290,000	$—
Simultaneously with the above salary reductions, other executive officers of the Company voluntarily reduced their salaries by an average of 18%.
As consideration for the salary reductions, on June 7, 2024 the Board granted restricted stock units (“RSUs”) for shares of the Company's common stock under the Company's 2023 Stock Incentive Plan (the “Plan”) as follows:
Name	Restricted Stock Units
Matthew Liotta	370,302
Keith Rabin	26,877
Nicholas Cooper	346,412
All other executive officers	245,475
The RSUs will vest, subject to the executive’s continued employment, as follows: 25% when the executive completes 12 months of continuous services and 1/48th shall vest subject to continuous employment thereafter. The RSUs also are subject to the terms and conditions of the Plan and form award agreements adopted by the Board and the Compensation Committee of the Board.

Notice of Delisting
On June 18, 2024, the Company received a notice (the “notice”) from the NYSE American LLC (the “NYSE American”) advising the Company that it is not in compliance with the NYSE American continued listing standards set forth in Section 1003(a)(i) of the NYSE American Company Guide (the “Company Guide”) requiring a company to have stockholders’ equity of at least $2.0 million if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years and Section 1003(a)(ii) of the Company Guide requiring a company to have stockholders’ equity of at least $4.0 million if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company submitted a plan (the “Compliance Plan”) on July 18, 2024 to the NYSE American outlining certain actions the Company has taken and will take to regain compliance with the continued listing standards by December 18, 2025, including cost savings measures which the Company initiated in Q2 2024, the Company’s follow-on offering under this registration statement which is expected to be completed in Q3 2024 and the resumption of plane deliveries in Q3 2024. If the Compliance Plan is not permitted or the Compliance Plan is not accepted, delisting proceedings will commence.
The notice has no immediate impact on the listings of the Company's shares of common stock and warrants on the NYSE American. The Company's common stock and warrants will continue to be listed and traded on the NYSE American under the tickers “SOAR” and “SOAR WS,” respectively, during the period allotted for the Company to regain compliance, subject to the Company’s compliance with the other continued listing standards of the NYSE American.
The notice does not affect the Company's ongoing business operations or its reporting requirements with the United States Securities and Exchange Commission (the “SEC”).
The Company is committed to regaining compliance with the NYSE American's continued listing standards but cannot guarantee that it will regain compliance within the allotted period of time.
Resignation by Keith Rabin
On July 19, 2024, Keith Rabin, President of the Company, notified the Company of his intent to resign as president effective July 19, 2024 for personal reasons. Mr. Rabin’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s financials, operations, policies, or practices. Matthew Liotta, the Company’s Chief Executive Officer, has assumed the responsibilities of the Company’s president, effective July 19, 2024.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”); reduced obligations with respect to financial data, including presenting only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and an exemption from compliance with the requirement of the Public Company Accounting Oversight Board (United States) (“PCAOB”) regarding the communication of critical audit matters in the auditor’s report on the financial statements.
In addition, pursuant to the JOBS Act, as an emerging growth company we have elected to take advantage of an extended transition period for complying with new or revised accounting standards. This effectively permits us to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of the public company effective dates.
We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering, which closed on December 3, 2021. We will cease to be an emerging growth company prior to the end of such five-year period if certain earlier events occur, including (i) if we become a large accelerated filer under applicable SEC rules; (ii) our annual gross revenue exceeds $1.235 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period.

Additionally, we are a “smaller reporting company” as defined in the rules promulgated under the Securities Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company only so long as (i) the market value of the Common Stock held by non-affiliates is less than $250 million, calculated as of the end of the most recently completed second financial quarter or (ii) our annual revenue is less than $100 million in our previous financial year and during such completed financial year and the market value of the Common Stock held by non-affiliates is less than $700 million.
Summary of Risk Factors
Our business is subject to numerous risks and uncertainties, including those described in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our business, financial condition, and results of operations. Such risks include, but are not limited to, the following:
Risks Related to Our Business and Industry
•	We have a limited operating history and history of net losses and may continue to experience net losses in the future.
•	Significant reliance on HondaJet and Gulfstream aircraft and parts poses risks to our business and prospects.
•	We may not be able to successfully implement our growth strategies.
•
If we are not able to successfully enter into new markets and services and enhance our existing products and services, our business, financial condition, and results of operations could be adversely affected.

•	We are exposed to the risk of a decrease in demand for private aviation services.
•	The private aviation industry is subject to competition.
•	The loss of key personnel upon whom we depend on to operate our business or the inability to attract additional qualified personnel could adversely affect our business.
•	We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on commercially acceptable terms, or at all.
•
The supply of pilots to the aviation industry is limited and may negatively affect our operations and financial condition. Increases in our labor costs, which constitute a substantial portion of our total operating costs, may adversely affect our business, results of operations, and financial condition.

•	We may be subject to unionization, work stoppages, slowdowns or increased labor costs, and the unionization of our employees could result in increased labor costs.
•	We are exposed to operational disruptions due to maintenance.
•	Federal, state, and local tax rules can adversely impact our results of operations and financial position.
•	We may not realize the tax benefits from our aircraft ownership program.
•	Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.
•
Some of our business may become dependent on third-party operators to provide flights for our customers. If third-party operators’ flights, which are required to serve a substantial portion of our business, are not available or do not perform adequately, our costs may increase and our business, financial condition, and results of operations could be adversely affected.

•	If we face problems with any of our third-party service providers, our operations could be adversely affected.
•
Our insurance may become too difficult or expensive for us to obtain. Increases in insurance costs or reductions in insurance coverage may materially and adversely impact our results of operations and financial position.

•
If our efforts to continue to build our strong brand identity and achieve high member satisfaction and loyalty are not successful, we may not be able to attract or retain customers, and our operating results may be adversely affected.

•
Any failure to offer high-quality customer support may harm our relationships with our customers and could adversely affect our reputation, brand, business, financial condition, and results of operations.

•
Our business is affected by factors beyond our control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on our business, results of operations, and financial condition.
•	Our business is primarily focused on certain targeted geographic markets, making us vulnerable to risks associated with having geographically concentrated operations.
•	The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.
•	We could suffer losses and adverse publicity stemming from any accident involving aircraft models operated by third parties.
•
A delay or failure to identify and devise, invest in, and implement certain important technology, business, and other initiatives could have a material impact on our business, financial condition and results of operations.

•
We rely on our information technology systems to manage numerous aspects of our business. A cyber-based attack of these systems could disrupt our ability to deliver services to our customers and could lead to increased overhead costs, decreased revenues, and harm to our reputation.

•
System failures, defects, errors, or vulnerabilities in our website, applications, backend systems, or other technology systems or those of third-party technology providers could harm our reputation and brand and adversely impact our business, financial condition, and results of operations.

•
We will rely on third parties maintaining open marketplaces to distribute our mobile and web applications and we currently rely on third parties to provide the software we use in certain of our products and services, including the provision of our flight management system. If these third parties interfere with the distribution of our products or services, with our use of the software, or with the interoperability of our platform with the software, our business would be adversely affected.

•
If we are unable to adequately protect our intellectual property interests or are found to be infringing on the intellectual property interests of others, we may incur significant expense and our business may be adversely affected.

•	Any damage to our reputation or brand image could adversely affect our business or financial results.
•	As part of our growth strategy, we may engage in future acquisitions that could disrupt our business and have an adverse impact on our financial condition.
•	We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.
•	Terrorist activities or warnings have dramatically impacted the aviation industry and will likely continue to do so.
•	Our operations in the private aviation sector may be subject to risks associated with protests targeting private aviation services.
Risks Related to Legal and Regulatory Matters
•	We are subject to significant governmental regulation.
•
Because our software could be used to collect and store personal information, privacy concerns in the territories in which we operate could result in additional costs and liabilities to us or inhibit sales of our software.

•	We may become involved in litigation that may materially adversely affect us.
•	We are subject to various environmental and noise laws and regulations, which could have a material adverse effect on our business, results of operations, and financial condition.
•	We may incur substantial maintenance costs as part of our leased aircraft return obligations.
•
Environmental regulation and liabilities, including new or developing laws and regulations, or our initiatives in response to pressure from our stakeholders may increase our costs of operations and adversely affect us.

•	The issuance of operating restrictions applicable to one of the fleet types we operate could have a material adverse effect on our business, results of operations, and financial condition.
Risks Related to Our Contractual Obligations
•
Our obligations in connection with our contractual obligations, including long-term leases and debt financing obligations, could impair our liquidity and thereby harm our business, results of operations, and financial condition.

•
Agreements governing our debt obligations include financial and other covenants that provide limitations on our business and operations under certain circumstances, and failure to comply with any of the covenants in such agreements could adversely impact us.

Risks Related to Ownership of Our Securities and Being a Public Company
•
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of the Common Stock.

•	Sales of Common Stock, or the perception of such sales, by us pursuant to this prospectus in the public market or otherwise, could cause the market price for our Common Stock to decline.
•
Our Certificate of Incorporation designates specific courts as the exclusive forum for substantially all stockholder litigation matters, which could limit the ability of our Stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.

•	Our management team has limited experience managing a public company.
•	The requirements of being a public company may strain our resources, divert our management’s attention, and affect our ability to attract and retain qualified board members.
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If we are unable to comply with the continued listing requirements of the NYSE American, including satisfying the obligations set forth in the Deficiency Letter with respect to our stockholders’ equity being below the NYSE American’s minimum level, then our common stock will be delisted from the NYSE American.

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If our common stock is delisted from the NYSE American, then we could face significant and material adverse consequences as a result and our investors will experience limitations upon their ability to effect transactions in our common stock.

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We may never realize the full value of our intangible assets or our long-lived assets, causing us to record impairments that may materially adversely affect our financial conditions and results of operations.

•	We may be subject to securities litigation, which is expensive and could divert our management’s attention.
•	Because we became a publicly traded company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.
•	An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities.
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If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our Common Stock, or if our operating results do not meet their expectations, our Common Stock price and trading volume could decline.

Risks Related to Ownership of Our Securities and Being a Public Company
•	If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution.
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We have broad discretion in the use of the net proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return on your investment.

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Because there are no current plans to pay cash dividends on the Common Stock for the foreseeable future, you may not receive any return on investment unless you sell the Common Stock at a price greater than what you paid for it.

•	The market price of the Common Stock may be volatile, which could cause the value of your investment to decline.
Corporate Information
Our business mailing address is 1954 Airport Rd., Suite 124, Chamblee, Georgia 30341 and our telephone number is 844-399-8998. We also maintain a website at flyvolato.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You should not rely on any such information in making the decision of whether to purchase our securities.

THE OFFERING
The following summary of the offering contains basic information about the offering and the securities being offered and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our securities, please refer to the section titled “Description of Securities That We Are Offering.”
Issuer
Volato Group, Inc.
Securities being offered by us
Up to 6,849,315 shares of Common Stock or Pre-Funded Warrants to purchase up to 6,849,315 shares of Common Stock (sales of Pre-Funded Warrants, if sold, would reduce the number of shares of Common Stock that we are offering on a one-for-one basis), and (ii) Common Warrants to purchase up to 6,849,315 shares of Common Stock. Each share of Common Stock and/or Pre-funded Warrant will be sold together with one Common Warrant.
Pre-funded warrant offered by us
We are offering to certain purchasers whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of Common Stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, Pre-Funded Warrants, in lieu of shares of Common Stock that would otherwise result in any such purchaser's beneficial ownership, together with its affiliates and certain related parties, exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of Common Stock immediately following the consummation of this offering. The purchase price of each Pre-Funded Warrant is equal to the purchase price of the shares of Common Stock in this offering minus $0.0001, the exercise price of each Pre-Funded Warrant. Each Pre-Funded Warrant is immediately exercisable and may be exercised at any time until it has been exercised in full. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of Common Stock issuable upon exercise of any Pre-Funded Warrants sold in this offering.
Shares of our common stock outstanding prior to this offering
29,517,731 shares of Common Stock as of July 11, 2024
Shares of our common stock to be outstanding immediately after this offering
36,367,046 shares of Common Stock, assuming 100% of the maximum amount offered is issued and no sales of Pre-Funded Warrants which, if sold, would reduce the number of shares of Common Stock that we are offering on a one-for-one basis.
Common Warrants
Each share of Common Stock will be sold together with one Common Warrant. Each Common Warrant has an exercise price per share equal to 100% of the public offering price of shares in this offering; the Common Warrant expires on the anniversary of the original issuance date. Because we will issue Common Warrant for each share of Common Stock and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of shares of Common Stock and Pre-Funded Warrants sold. This offering also relates to the shares of Common Warrants sold in this offering, and the shares of Common Stock issuable upon exercise of any Common Warrants sold in this offering.
Reasonable Best Efforts
We have agreed to issue and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 103 of this prospectus.
Use of proceeds
We intend to use the net proceeds of this offering, together with our existing cash and cash equivalents for working capital and general corporate purposes, which may include advancing our aircraft sales and ownership program, our aircraft management services, and our charter flights. However, this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of the securities offered pursuant to this prospectus; and, as a result, we may receive significantly less in net proceeds in this offering. For example, if we sell only 10%, 25%, 50% or 75% of the maximum amount offered, our gross proceeds will be approximately $350 thousand, $875 thousand, $1.8 million or $2.6 million, respectively. See “Use of Proceeds.”
Market for our common stock
Our common stock is listed on the NYSE American under the symbol “SOAR.”
Risk factors
Any investment in the common stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” elsewhere in this prospectus.
Unless we specifically state otherwise or the context otherwise requires, the number of shares of Common Stock outstanding does not include:
•	2,369,169 shares of common stock issuable upon exercise of options issued under the Company’s 2021 Plan outstanding as of December 31, 2023, with a weighted-average exercise price of $1.43 per share;
•	5,608,690 shares of common stock available for future issuance as of December 31, 2023 under the Company's 2023 Plan;
•	13,800,000 shares of common stock issuable upon the exercise of public warrants as of December 31, 2023; and
•	15,226,000 shares of common stock issuable upon the exercise of private warrants as of December 31, 2023.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations, financial position, market size and opportunity, our business strategy and plans, the factors affecting our performance and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•	our ability to successfully implement our growth strategies;
•	our ability to expand existing products and service offerings or launch new products and service offerings;
•	our ability to achieve or maintain profitability in the future;
•	geopolitical events and general economic conditions;
•	our ability to grow complementary products and service offerings;
•	our ability to adequately integrate past and future acquisitions into our business;
•	our ability to respond to decreases in demand for private aviation services and changes in customer preferences;
•	our ability to operate in a competitive market;
•	our ability to retain or attract key employees or other highly qualified personnel;
•	our ability to obtain or maintain adequate insurance coverage;
•	our ability to build and maintain strong brand identity for our products and services and expand our customer base;
•	our ability to respond to a failure in our technology to operate our business;
•	our ability to obtain financing or access capital markets in the future;
•	our ability to respond to regional downturns or severe weather or catastrophic occurrences or other disruptions or events;
•	our ability to respond to losses and adverse publicity stemming from accidents involving our aircraft;
•	our ability to respond to existing or new adverse regulations or interpretations thereof;
•	our ability to successfully defend litigation or investigations;
•	the impact of changes in U.S. tax laws;
•	our public securities’ potential liquidity and trading; and
•	other factors detailed under the section entitled “Risk Factors”.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.
MARKET AND INDUSTRY DATA AND FORECASTS
We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third- party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reliable and reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes appearing at the end of this prospectus, before making an investment decision. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations and prospects. If any of these risks actually occur, the trading price of our common stock could decline, and you may lose all or part of your original investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below.
Risks Related to Our Business and Industry
We have a limited operating history and history of net losses, and may continue to experience net losses in the future.
You should consider our business and prospects in light of the risks, expenses, and difficulties encountered by companies in their early stage of development. We launched our business on January 7, 2021. Accordingly, we have limited operating history upon which to base an evaluation of our business and prospects.
While we seek to differentiate our private aviation services by using a cost-effective fleet and offering different products to meet customers’ individual needs, including (i) our ownership program, (ii) our potential jet card customers’ ability to purchase a block of flight hours, and (iii) deposit program products, we may not be successful in attracting or retaining customers. Our JetShare customers’ ability to earn charter income on unused hours may not be realized by our customers to the extent anticipated, or at all. Even if these benefits are realized as anticipated, our competitors may offer directly competing services or other features that customers find more attractive.
We have experienced significant net losses since our inception and, given our limited operating history and the significant operating and capital expenditures associated with our business plan, it may experience continuing net losses in the future and may never become profitable (as determined by U.S. Generally Accepted Accounting Principles or otherwise). If we achieve profitability, we cannot be certain that it will be able to sustain or increase profitability. To achieve and sustain profitability, we must accomplish numerous objectives, including broadening and stabilizing our sources of revenue and increasing the number of customers that utilize our service. Accomplishing these objectives may require significant capital investments. We cannot assure you that we will be able to achieve these objectives.
Significant reliance on HondaJet and Gulfstream aircraft and parts poses risks to our business and prospects.
As part of our business strategy, we have historically flown HondaJet aircraft and are expanding to fly Gulfstream aircraft. If either Honda Aircraft Company or Gulfstream fails to adequately fulfill our obligations towards us or experiences interruptions or disruptions in production or provision of services due to, for example, bankruptcy, natural disasters, labor strikes, or disruption of their supply chain, we may experience a significant delay in the delivery of or fail to receive previously ordered aircraft and parts, which would adversely affect our revenue and results of operations and could jeopardize our ability to meet the demands of our customers. Although we could choose to operate aircraft of other manufacturers, such a change would involve substantial expense to us and could disrupt our business activities. Additionally, the issuance of the Federal Aviation Administration (“FAA”) or manufacturer directives restricting or prohibiting the use of either HondaJet or Gulfstream aircraft would have a material adverse effect on our business, results of operations, and financial condition.
We may not be able to successfully implement our growth strategies.
Our growth strategies include, among other things, attracting new customers and retaining existing customers, expanding our addressable market by opening up private aviation to customers that have not historically used private aviation services, expanding into new markets and developing adjacent businesses. We face numerous challenges in implementing our growth strategies, including our ability to execute on market, business, product/service and geographic expansions. For example, our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training, and managing an increasing number of pilots and other employees. These difficulties may result in the erosion of our brand image, divert the attention of our management and key employees, and impact our financial and operational results.

Our strategies for growth are dependent on, among other things, our ability to expand existing products and services and launch new products and services. Although we may devote significant financial and other resources to the expansion of our products and service offerings, our efforts may not be commercially successful or achieve the desired results. Our financial results and our ability to maintain or improve our competitive position will depend on our ability to effectively gauge the direction of our key marketplaces and successfully identify, develop, market, and sell new or improved products and services in these changing marketplaces. Our inability to successfully implement our growth strategies could have a material adverse effect on our business, financial condition, and results of operations and any assumptions underlying estimates of expected cost savings or expected revenues may be inaccurate.
If we are not able to successfully enter into new markets and services and enhance our existing products and services, our business, financial condition, and results of operations could be adversely affected.
Our growth will depend in part on our ability to successfully enter new markets and offer new services and products. Significant changes to our existing geographic coverage or the introduction of new and unproven markets may require us to obtain and maintain applicable permits, authorizations, or other regulatory approvals. Developing and launching new or expanded locations involves significant risks and uncertainties, including risks related to the reception of such locations by existing and potential future customers, increases in operational complexity, unanticipated delays or challenges in implementing such new locations or enhancements, increased strain on our operational and internal resources (including an impairment of our ability to accurately forecast customer demand), and negative publicity in the event such new or enhanced locations are perceived to be unsuccessful. We have scaled our business rapidly, and significant new initiatives may result in operational challenges affecting our business. In addition, developing and launching new or expanded locations may involve significant upfront investment, such as additional marketing and terminal build out, and such expenditures may not generate a return on investment. Any of the foregoing risks and challenges could negatively impact our ability to attract and retain customers. If these new or expanded locations are unsuccessful or fail to attract a sufficient number of customers to be profitable, or we are unable to bring new or expanded locations to market efficiently, our business, financial condition, and results of operations could be adversely affected.
We are exposed to the risk of a decrease in demand for private aviation services.
Our business is concentrated on private aviation services, which are vulnerable to changes in consumer preferences, discretionary spending, and other market changes impacting luxury goods and discretionary purchases. The occurrence of geopolitical events such as war, including the current conflicts in Israel and Ukraine and Israel, terrorism, civil unrest, political instability, environmental or climatic factors, natural disaster, pandemic or epidemic outbreak, public health crisis and general economic conditions may have a significant adverse effect on our business. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability such as the business disruption and related financial impact resulting from the global COVID-19 health crisis. During such periods, our current and future users may choose not to make discretionary purchases or may reduce overall spending on discretionary purchases. These changes could result in reduced consumer demand for air transportation, including our private aviation services, or could shift demand from our private aviation services to other methods of air or ground transportation for which we do not offer a competing service. If we are unable to generate demand or there is a future shift in consumer spending away from private aviation services, our business, financial condition, and results of operations could be adversely affected.
The private aviation industry is subject to competition.
Many of the markets in which we operate are competitive as a result of, among other things, the expansion of existing private aircraft operators, expanding private aircraft ownership, and alternatives such as luxury commercial airline service as well as commercial carriers. We compete against several private aviation operators with different business models, and local and regional private charter operators. Although our business model significantly differs from commercial air carriers, we also compete with commercial air carriers who have larger operations and service areas and fixed routes, as well as access to financial resources not available to us. Factors that affect competition in the private aviation industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency, and ease of service, willingness and ability to serve specific airports or regions, and investment requirements. There can be no assurance that our competitors will not be successful in capturing a share of our present or potential customer base. The materialization of any of these risks could adversely affect our business, financial condition, and results of operations.

We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on commercially acceptable terms, or at all.
Our operations are capital intensive, and we require sufficient liquidity levels for our operations and strategic growth plans. We have financed our operations and capital expenditures primarily through private financing rounds, and through financing of aircraft pre-delivery payment obligations. In the future, we could be required to raise capital through public or private financing or other arrangements. This financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Numerous factors may affect our ability to obtain financing or access the capital markets in the future on terms attractive to us, including our liquidity, operating cash flows, and the timing of capital requirements, credit status and any credit ratings assigned to us, market conditions in the private aviation industry, U.S. and global economic conditions, and conditions in the capital markets generally, and the availability of our assets as collateral for future financings. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on commercially acceptable terms, we may not be able to grow our business or respond to competitive pressures and our business, results of operations, and financial condition could be materially adversely affected.
The loss of key personnel upon whom we depend on to operate our business or the inability to attract additional qualified personnel could adversely affect our business.
We believe that the future success of Volato Group will depend in large part on our ability to retain or attract highly qualified management, and technical and other personnel, particularly pilots and mechanics. We compete against commercial and private aviation operators, including the major U.S. airlines for pilots, mechanics and other skilled labor and some of the airlines may offer wage and benefit packages which exceed ours. As we grow our fleet and/or more pilots approach retirement age, we may be affected by a pilot shortage. We may not be successful in retaining key personnel or in attracting other highly qualified personnel. Any inability to retain or attract significant numbers of qualified management and other personnel would have a material adverse effect on our business, results of operations, and financial condition.
The supply of pilots to the aviation industry is limited and may negatively affect our operations and financial condition. Increases in our labor costs, which constitute a substantial portion of our total operating costs, may adversely affect our business, results of operations, and financial condition.
Our pilots are subject to stringent pilot qualification, including minimum flight time hour requirements, and training standards (“FAA Qualification Standards”). The existence of these requirements effectively limits the supply of qualified pilot candidates and increases pilot salaries and related labor costs. Additionally, our pilots are subject to strict rest and duty rules to minimize pilot fatigue. This limits the number of types of operations that our pilots can fly. If our attrition rates are higher than our ability to hire and retain replacement pilots, our operations and financial results could be materially and adversely affected. A shortage of pilots would require us to further increase our labor costs, which would result in a material reduction in our results of operations. These requirements also impact pilot scheduling, work hours, and the number of pilots required to be employed for our operations.
In addition, our operations and financial condition may be negatively impacted if we are unable to train pilots in a timely manner. Due to an industry-wide shortage of qualified pilots, driven by the flight hours requirements under the FAA Qualification Standards and attrition resulting from the hiring needs of other industry participants, pilot training timelines have significantly increased and stressed the availability of flight simulators, instructors, and related training equipment. As a result, the training of our pilots may not be accomplished in a cost-efficient manner or in a manner timely enough to support our operational needs.
We may be subject to unionization, work stoppages, slowdowns or increased labor costs, and the unionization of our employees could result in increased labor costs.
Our business is labor-intensive and while our employees are not currently represented by labor unions, we may, in the future, experience union organizing activities by our employees. These union organization activities could lead to work slowdowns or stoppages, which could result in loss of business. In addition, union activity could result in demands that may increase our operating expenses and adversely affect our business, financial condition, results of operations, and competitive position. Any of the different crafts or classes of our crewmembers could unionize at any time, which would require us to negotiate in good faith with the crewmember group’s certified representative concerning a collective bargaining agreement. In addition, we may be subject to disruptions by unions protesting the non-union status of our other crewmembers. Any of these events would be disruptive to our operations and could harm our business.
We are exposed to operational disruptions due to maintenance.
Our fleet requires regular maintenance work, which may cause operational disruption. Our inability to perform timely maintenance and repairs can result in our aircraft being underutilized, which could have an adverse impact on our business, financial condition, and results of operations. On occasion, airframe manufacturers or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on us. Furthermore, delivery of components and parts could take a significant period of time, which could result in delays in our ability to maintain and repair our aircraft. Any delays may pose a risk to our business, financial condition, and results of operations. These risks include the potential need to fly our customers on other operators’ equipment at our expense, which can result in additional costs that may be unpredictable.
Federal, state, and local tax rules can adversely impact our results of operations and financial position.
We are subject to federal, state, and local taxes in the United States. Significant judgment is required in sourcing revenue among various jurisdictions, and in determining the provision for income taxes. We believe our income tax estimates are reasonable, but such estimates assume no changes in current tax rates. In addition, if the Internal Revenue Service or other taxing authority disagrees with a tax position we have taken, as to sourcing, tax rates, or otherwise, and upon final adjudication, we are required to change our position, we could incur additional tax liability, including interest and penalties. These costs and expenses could have a material adverse impact on our financial condition, results of operations, and cash flows. Additionally, the taxability of our offerings is subject to various interpretations within the taxing jurisdictions in which we operate. Consequently, in the ordinary course of business, a jurisdiction may contest our reporting positions with respect to the application of our tax code to our offerings. A conflicting position taken by a state or local taxation authority on the taxability of our offerings could result in additional tax liabilities and could negatively impact our competitive position in that jurisdiction. If we fail to comply with applicable tax laws and regulations, we could suffer civil or criminal penalties in addition to the delinquent tax assessment. To the extent our offerings are or may be determined to be taxable in a given jurisdiction, the jurisdiction may still increase the tax rate assessed on such offerings. The property and gross receipts taxation of a mobile asset business such as aviation also varies widely among U.S. jurisdictions. Volato Group seeks to directly or indirectly pass-through such taxes to our customers. In the event we are not able to pass-through any such taxes, our results of operations, financial condition, and cash flows could be adversely impacted.
We may not realize the tax benefits from our aircraft ownership program.
We offer a Part 135 aircraft ownership program in which owners, through an LLC treated as a partnership for U.S. federal income tax purposes, can receive a revenue share of income from charter flights made by the aircraft as well as deductions for depreciation, including bonus depreciation under Section 168(k) of the IRC. If the aircraft is “listed property” within the meaning of Section 280F of the IRC, the LLC must maintain records to establish that the aircraft is predominantly used in a qualified business use to be eligible for bonus depreciation. We and the LLCs believe our position, that the aircraft is not listed property, is reasonable. However, the Internal Revenue Service may disagree with this position. If so, the LLC owners will not be able to claim a deduction for bonus depreciation unless the LLC is able to provide adequate substantiation demonstrating that the aircraft is predominantly used in a qualified business use.
In addition, the bonus depreciation deduction provided by Section 168(k) of the IRC for aircraft placed in service after September 27, 2017, and before December 31, 2022 (December 31, 2023, with respect to certain long production property, including certain transportation property) is equal to 100% of the aircraft’s adjusted basis. With respect to aircraft placed in service thereafter, the bonus depreciation deduction phases down 20% per year, thus reducing the tax benefits of participating in our aircraft ownership program. This could result in lower participation in our aircraft ownership programs. Further, Congress could enact legislation that would more quickly eliminate bonus depreciation and the associated tax benefits.

Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.
Fuel is essential to the operation of our aircraft and to our ability to carry out our transport services. Fuel costs are a key component of the pricing of our charter services. We pass on fuel costs to our customers either directly or indirectly, and so we do not maintain hedging arrangements for the price of fuel. However, increased fuel costs may affect the demand for our charter service. Increases in fuel costs, including as a result of the current conflict in Ukraine and the measures governments and private organizations worldwide have implemented in response thereto, may have a material adverse effect on our business, financial condition, and results of operations.
Some of our business may become dependent on third-party operators to provide flights for our customers. If third-party operators’ flights, which are required to serve a substantial portion of our business, are not available or do not perform adequately, our costs may increase and our business, financial condition, and results of operations could be adversely affected.
While we operate a significant portion of the flights for our customers, we are subject to the risk of not being able to support the charter demand from our customers. We offer unlimited guaranteed charter hour booking, with certain conditions, to those customers who are “owners”, meaning those customers are members of entities that own and lease HondaJet fleet aircraft to us. We are subject to variable and potentially surging demand from owners under these agreements, which could require us to find third-party operators to perform an unknown percentage of these flights. We face the risk of paying high prices for third-party operator flights, as we do not have third-party operator contracts in place. We face the risk that we may not be able to find third-party operators to perform services as needed. Our potential inability to meet customer charter demand could have a material adverse effect on our business. To the extent that we cannot find a third-party operator to provide a flight at the same rate we were charging the owner, we may actually lose money on these third-party flights.
For the year ended December 31, 2022, approximately 1.0% of our flights were fulfilled by third-party aircraft operators on our behalf. We face the risk that this percentage may increase at any time. In addition, where we do rely on third-party operators due to our reliance on third-parties to supplement our capabilities, we are subject to the risk of disruptions to their operations, which has in the past and may in the future result from many of the same risk factors disclosed herein, such as the impact of adverse economic conditions and the inability of third-parties to hire or retain skilled personnel, including pilots and mechanics. As the private aviation market grows, we expect competition for third-party aircraft operators to increase. Further, we expect that as competition in the private aviation market grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees and prepayments or deposits, may increase. This may require us to purchase or lease additional aircraft that may not be available or require us to incur significant capital or operating expenditures.
If we face problems with any of our third-party service providers, our operations could be adversely affected.
Our reliance upon others to provide essential services on behalf of our operations may limit our ability to control the efficiency and timeliness of contract services. We have entered into agreements with Honda Aircraft Company and third-party contractors to provide various facilities and services required for our operations, including aircraft maintenance, ground facilities, and technology services, and expect to enter into additional similar agreements in the future. In particular, we rely on Honda Aircraft Company and third-party providers for the procurement of replacement parts or to provide component exchange or repair services for our aircraft fleet. Our agreements with Honda Aircraft Company and other service providers are subject to termination after notice. If our third-party service providers terminate their contracts with us, or do not provide timely or consistently high-quality service, we may not be able to replace them in a cost-efficient manner or in a manner timely enough to support our operational needs, which would have a material adverse effect on our business, financial condition, and results of operations.
Our insurance may become too difficult or expensive for us to obtain. Increases in insurance costs or reductions in insurance coverage may materially and adversely impact our results of operations and financial position.
Hazards are inherent in the aviation industry and may result in the loss of life and property, potentially exposing us to substantial liability claims arising from the operation of aircraft. We carry insurance for aviation hull, aviation liability, premises, hangar keepers, war risk, general liability, workers’ compensation, and other insurance customary in the industry in which we operate. We do not currently maintain cyber insurance. There can be no assurance that the insurance we carry will be sufficient to cover potential claims or that present levels of coverage will be available in the future at reasonable costs. Further, we expect our insurance costs to increase as we add locations, increase our fleet and passenger volumes, and expand into new markets. We also anticipate that recent events, such as the conflict in Ukraine and related international sanctions, will lead to industry-wide increases in aviation insurance costs due to the impact of those recent events on the aviation industry. While insurance underwriters are required by various federal and state regulations to maintain minimum levels of reserves for known and expected claims, there can be no assurance that underwriters have established adequate reserves to fund existing and future claims. The number of accidents, as well as the number of insured losses within the aviation and aerospace industries, and the impact of general economic conditions on underwriters may result in increases in premiums above the rate of inflation. To the extent that our existing insurance carriers are unable or unwilling to provide us with sufficient insurance coverage, and if insurance coverage is not available from another source, our insurance costs may increase, and which may result in us being in breach of regulatory requirements or contractual arrangements requiring that specific insurance be maintained, which will have a material adverse effect on our business, financial condition, and results of operations.
If our efforts to continue to build our strong brand identity and achieve high member satisfaction and loyalty are not successful, we may not be able to attract or retain customers, and our operating results may be adversely affected.
We must continue to build and maintain a strong brand identity for our products and services, which have expanded over time. We believe that a strong brand identity will continue to be important in attracting customers. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract customers will be adversely affected. From time to time, our customers may express dissatisfaction with our products and services, in part due to factors that could be outside of our control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory, or natural conditions. To the extent dissatisfaction with our products and services is widespread or not adequately addressed, our brand may be adversely impacted, and our ability to attract and retain customers may be adversely affected. With respect to our planned expansion into additional markets, we will also need to establish our brand, and to the extent it is not successful, our business in new markets would be adversely impacted.
Any failure to offer high-quality customer support may harm our relationships with our customers and could adversely affect our reputation, brand, business, financial condition, and results of operations.
Through our marketing, advertising, and communications with our customers, we set the tone for the brand as aspirational but also within reach. We strive to create high levels of customer satisfaction through the experience provided by our team and representatives. The ease and reliability of our services, including our ability to provide high-quality customer support, helps us attract and retain customers. Customers depend on our team to resolve any issues relating to our products and services, such as scheduling changes and other updates to trip details and assistance with certain billing matters. Our ability to provide effective and timely support is largely dependent on our ability to attract and retain skilled employees who can support our customers and are sufficiently knowledgeable about our product and services. As we continue to grow our business and improve our platform, we will face challenges related to providing quality support at an increased scale. Any failure to provide efficient customer support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition, and results of operations.
Our business is affected by factors beyond our control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on our business, results of operations, and financial condition.
Factors that cause flight delays frustrate passengers and increase operating costs and decrease revenues, which in turn could adversely affect profitability. In the United States, the federal government singularly controls all U.S. airspace, and aviation operators are completely dependent on the FAA to operate that airspace in a safe, efficient, and affordable manner. The future expansion of our business into international markets would result in a greater degree of interaction with the regulatory authorities of the foreign countries in which we may operate. The air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. and foreign air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel aviation operators to fly inefficient, indirect routes resulting in delays and increased operational cost. In addition, there have been proposals before Congress that could potentially lead to the privatization of the

United States’ air traffic control system, which could adversely affect our business. Further, implementation of the Next Generation Air Transport System by the FAA would result in changes to aircraft routings and flight paths that could lead to increased noise complaints and lawsuits, resulting in increased costs.
Adverse weather conditions and natural disasters, such as hurricanes, winter snowstorms, or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control problems or inefficiencies, breaches in security, or other factors may affect us to a greater degree than our competitors who may be able to recover more quickly from these events, and therefore could have a material adverse effect on our business, results of operations, and financial condition to a greater degree than other air carriers. Any general reduction in passenger traffic could have a material adverse effect on our business, results of operations, and financial condition.
Our business is primarily focused on certain targeted geographic markets, making us vulnerable to risks associated with having geographically concentrated operations.
Our customer base is currently concentrated in the southeastern, southwestern, and southcentral regions of the United States. As a result, our business, financial condition, and results of operations are susceptible to regional economic downturns and other regional factors, including natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints, and regulatory conditions or other circumstances in each of these metropolitan areas. A significant service interruption or disruption at a terminal where we have a significant flight volume could result in the cancellation or delay of a significant portion of our flights and, as a result, could have a severe impact on our business, results of operations, and financial condition. In addition, any changes to local laws or regulations within these key metropolitan areas that affect our ability to operate or increase our operating expenses in these markets would have an adverse effect on our business, financial condition, and operating results.
The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.
The operation of aircraft is subject to various risks, including catastrophic disasters, crashes, mechanical failures, and collisions, which may result in loss of life, personal injury, or damage to property and equipment. We may experience accidents in the future. These risks could endanger the safety of our customers, our personnel, third parties, equipment, cargo and other property (both Volato Group’s and that of third parties), as well as the environment. If any of these events were to occur, we could experience loss of revenue, termination of customer contracts, higher insurance rates, litigation, regulatory investigations and enforcement actions (including potential grounding of our fleet and suspension or revocation of our operating authorities), and damage to our reputation and customer relationships. In addition, to the extent an accident occurs with an aircraft we operate or charter, we could be held liable for resulting damages, which may involve claims from injured passengers and survivors of deceased passengers. There can be no assurance that the amount of our insurance coverage available in the event of these losses would be adequate to cover the losses, or that we would not be forced to bear substantial losses from such events, regardless of our insurance coverage. Moreover, any aircraft accident or incident, even if fully insured, could create a public perception that it is less safe or reliable than other private aircraft operators, which could cause our customers to lose confidence in it and switch to other private aircraft operators or other means of transportation. In addition, any aircraft accident or incident, whether involving us or other private aircraft operators, could also affect the public’s view of industry safety, which may reduce the amount of trust by our customers.
We incur considerable costs to maintain the quality of (i) our safety program, (ii) our training programs, and (iii) our fleet of aircraft. We cannot guarantee that these costs will not increase. Likewise, we cannot guarantee that our efforts will provide an adequate level of safety or an acceptable safety record. If we are unable to maintain an acceptable safety record, we may not be able to retain existing customers or attract new customers, which could have a material adverse effect on our business, financial condition, and results of operations. Failure to comply with regulatory requirements related to the maintenance of our aircraft and associated operations may result in enforcement actions, including revocation or suspension of our operating authorities in the United States and potentially other countries.
We could suffer losses and adverse publicity stemming from any accident involving aircraft models operated by third parties.
Aircraft models that we operate have experienced accidents while operated by third parties. If there is an accident involving aircraft models operated by us or third-party operators, it is unlikely but possible that the FAA could obligate us to ground our aircraft until the cause of the accident is determined and rectified. In that event, we might lose revenues and we might lose customers. It is also possible that the FAA or another regulatory body in another country could ground the aircraft and restrict us from operating that make and model of aircraft within our jurisdiction. In addition, safety issues experienced by a particular model of aircraft could result in customers refusing to use that particular aircraft model or a regulatory body grounding that particular aircraft model. The value of the aircraft model might also be permanently reduced in the secondary market if the model were to be considered less desirable for future service. Accidents or safety issues related to aircraft models that we operate could have a material adverse effect on our business, financial condition, and results of operations.
A delay or failure to identify and devise, invest in, and implement certain important technology, business, and other initiatives could have a material impact on our business, financial condition and results of operations.
Our business and the aircraft we operate are characterized by changing technology, introductions and enhancements of models of aircraft and services, and shifting customer demands, including technology preferences. Our future growth and financial performance will depend in part upon our ability to develop, market, and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with our products and services could result in our revenues decreasing over time. If we are unable to upgrade our operations or fleet with the latest technological advances in a timely manner, or at all, our business, financial condition, and results of operations could suffer.
We rely on our information technology systems to manage numerous aspects of our business. A cyber-based attack of these systems could disrupt our ability to deliver services to our customers and could lead to increased overhead costs, decreased revenues, and harm to our reputation.
We rely on information technology networks and systems to operate and manage our business. Our information technology networks and systems process, transmit, and store personal and financial information, and proprietary information of our business, and also allow us to coordinate our business across our operation bases. Information technology systems also allow us to communicate with our employees and externally with customers, suppliers, partners, and other third parties. While we believe we take reasonable steps to secure these information technology networks and systems, and the data processed, transmitted, and stored thereon, the networks, systems, and data may be susceptible to cyberattacks, viruses, malware, or other unauthorized access or damage (including by environmental, malicious, or negligent acts), which could result in unauthorized access to, or the release and public exposure of, our proprietary information and our customers’ personal information. In addition, cyberattacks, viruses, malware, or other damage or unauthorized access to our information technology networks and systems, could result in damage, disruptions, or shutdowns to our platform. Any of the foregoing could cause substantial harm to our business, require us to make notifications to our customers, governmental authorities, or the media, and could result in litigation, investigations, or inquiries by government authorities, or subject us to penalties, fines, and other losses relating to the investigation and remediation of an attack or other unauthorized access or damage to our information technology systems and networks.
System failures, defects, errors, or vulnerabilities in our website, applications, backend systems, or other technology systems or those of third-party technology providers could harm our reputation and brand and adversely impact our business, financial condition, and results of operations.
Our systems, or those of third parties upon which we rely, may experience service interruptions, outages, or degradation because of hardware and software defects or malfunctions, human error, or malfeasance by third parties or our employees, contractors, or service providers, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, cyberattacks, or other events. Our insurance may not be sufficient, and we may not have sufficient remedies available from our third-party service providers, to cover all of the losses that may result from interruptions, outages, or degradation.
We may experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our technology platform. These events could result in losses of revenue due to increased difficulty of booking services through our technology platform, impacts on on-time performance, and resultant errors in operating our business. A prolonged interruption in the availability or reduction in the availability or other functionality of our platform could adversely affect our business and reputation and could result in negative publicity, customer dissatisfaction, or the loss of customers.

We will rely on third parties maintaining open marketplaces to distribute our mobile and web applications and we currently rely on third parties to provide the software we use in certain of our products and services, including the provision of our flight management system. If these third parties interfere with the distribution of our products or services, with our use of the software, or with the interoperability of our platform with the software, our business would be adversely affected.
We contemplated our platform’s mobile applications will rely on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make applications available for download. We additionally rely on such third-party marketplaces for access to certain third-party applications that we use to provide our services. We cannot be assured that the marketplaces through which we distribute our applications will maintain their current structures or that such marketplaces will not charge us fees to list our applications for download.
We rely upon certain third-party software and integrations with certain third-party applications to provide our platform and products and services. As our products expand and evolve, we may use additional third-party software or have an increasing number of integrations with other third-party applications, software, products and services. Third-party applications, software, products and services are constantly evolving, and we may not be able to maintain or modify our platform, including our mobile and web-based applications and our flight management system, to ensure our compatibility with third-party offerings following development changes. Moreover, some of our competitors or technology partners may take actions which disrupt the interoperability of our products or services with their own products or services, or exert strong business influence on our ability to, and the terms on which we may, operate our platform and provide our products and services to customers. In addition, if any of our third-party providers cease to provide access to the third-party software that we use, do not provide access to such software on terms that we believe to be attractive or reasonable, do not provide us with the most current version of such software, modify their products, standards or terms of use in a manner that degrades the functionality or performance of our platform or is otherwise unsatisfactory to us, or give preferential treatment to competitive products or services, we may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all. Any of these events could adversely affect our business, financial condition, and results of operations.
If we are unable to adequately protect our intellectual property interests or are found to be infringing on the intellectual property interests of others, we may incur significant expense and our business may be adversely affected.
We believe that our intellectual property plays an important role in protecting our brand and the competitiveness of our business. If we do not adequately protect our intellectual property, our brand and reputation may be adversely affected, and our ability to compete effectively may be impaired. Volato Group protects its intellectual property through a combination of trademark, copyright, contracts, and policies. However, the steps we take to protect our intellectual property may be inadequate, and unauthorized parties may attempt to copy or reverse engineer aspects of our intellectual property or obtain and use information that we regard as proprietary and, if successful, may potentially cause us to lose market share, harm our ability to compete, and result in reduced revenue. In addition, our business is subject to the risk of third parties infringing our intellectual property. We may not always be successful in securing protection for, or identifying or stopping infringements of, our intellectual property and we may need to resort to litigation in the future to enforce our rights in this regard. Any such litigation could result in significant costs and a diversion of resources. Further, such enforcement efforts may result in a ruling that our intellectual property rights are unenforceable.
Moreover, companies in the aviation and technology industries are frequently subject to litigation based on allegations of intellectual property infringement, misappropriation, or other violations. As we expand and raise our profile, the likelihood of intellectual property claims being asserted against us grows. Further, we may acquire or introduce new products or services, which may increase our exposure to patent and other intellectual property claims. Any intellectual property claims asserted against us, whether or not having any merit, could be time-consuming and expensive to settle or litigate. If we are unsuccessful in defending a claim, we may be required to pay substantial damages or could be subject to an injunction or agree to a settlement that may prevent us from using our intellectual property or making the Common Stock of Volato Group products or services available to customers. Some intellectual property claims may require us to seek a license to continue our operations, and those licenses may not be available on commercially reasonable terms or may significantly increase our operating expenses. If we are unable to procure a license, we may be required to develop non-infringing technological alternatives, which could require significant time and expense. Any of these events could adversely affect our business, financial condition, or operations.

Any damage to our reputation or brand image could adversely affect our business or financial results.
Maintaining a good reputation globally is important to our business. Our reputation or brand image could be adversely impacted by, among other things, any failure to maintain high ethical, social, and environmental sustainability practices for all of our operations and activities, our impact on the environment, public pressure from investors or policy groups to change our policies, such as movements to institute a “living wage,” customer perceptions of our advertising campaigns, sponsorship arrangements or marketing programs, customer perceptions of our use of social media, or customer perceptions of statements made by us, our employees and executives, agents or other third parties. In addition, we operate in a highly visible industry that has significant exposure to social media. Negative publicity, including as a result of misconduct by our customers, vendors, or employees, can spread rapidly through social media. Should we not respond in a timely and appropriate manner to address negative publicity, our brand and reputation may be significantly harmed. Damage to our reputation or brand image or loss of customer confidence in our services could adversely affect our business and financial results as well as require additional resources to rebuild or repair our reputation.
As part of our growth strategy, we may engage in future acquisitions that could disrupt our business and have an adverse impact on our financial condition.
We have, and intend to continue, exploring potential strategic acquisitions of assets and businesses, including partnerships or joint ventures with third parties. Our management has limited experience with acquiring and integrating acquired strategic assets and companies into our business, and there is no assurance that any future acquisitions will be successful. We may not be successful in identifying appropriate targets for transactions. In addition, we may not be able to continue the operational success of acquired businesses or successfully finance or integrate any assets or businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership, or joint venture may reduce our cash reserves, may negatively affect our earnings and financial performance, and, to the extent financed with the proceeds of debt, may increase our indebtedness, and, to the extent acquired or financed through equity issuance, dilute our current investors. We cannot ensure that any acquisition, partnership, or joint venture we make will not have a material adverse effect on our business, financial condition, and results of operations.
Acquisition transactions involve risks, including, but not limited to:
•	insufficient revenue to offset liabilities assumed;
•	inability to obtain any required third-party approvals;
•	requirements to enter into restrictive covenants in connection with obtaining third-party consents;
•	inadequate return of capital;
•	regulatory or compliance issues, including securing and maintaining regulatory approvals;
•	unidentified issues not discovered in due diligence;
•	integrating the operations or (as applicable) separately maintaining the operations;
•	financial reporting;
•	managing geographically dispersed operations;
•	potential unknown risks associated with an acquisition;
•	unanticipated expenses related to acquired businesses or technologies and their integration into our existing business or technology;
•	the potential loss of key employees, customers or partners of an acquired business; or
•	the tax effects of any acquisitions.

We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.
The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, freezing conditions, sea-level rise, and other climate-related events, could affect our operations, infrastructure, and financial results. Operational impacts, such as the delay or cancellation of flights, could result in loss of revenue. In addition, certain of our operating locations are susceptible to the impacts of storm-related flooding and sea-level rise, which could result in costs and loss of revenue. We could incur significant costs to improve the climate resiliency of our infrastructure and otherwise prepare for, respond to, and mitigate the physical effects of climate change. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.
In addition, climate change-related regulatory activity and developments may adversely affect our business and financial results by requiring us to reduce our emissions, make capital investments to modernize certain aspects of our operations, purchase carbon offsets, or otherwise pay for our emissions. Such activity may also impact us indirectly by increasing our operating costs.
Terrorist activities or warnings have dramatically impacted the aviation industry and will likely continue to do so.
The terrorist attacks of September 11, 2001, and their aftermath have negatively impacted the aviation business in general. If additional terrorist attacks are launched against the aviation industry, there will be lasting consequences of the attacks, which may include loss of life, property damage, increased security and insurance costs, increased concerns about future terrorist attacks, increased government regulation, and airport delays due to heightened security. We cannot provide any assurance that these events will not harm the aviation industry generally or our operations or financial condition in particular.
Our operations in the private aviation sector may be subject to risks associated with protests targeting private aviation services.
Our operations in the private aviation sector may be subject to risks associated with protests or vandalism targeting private aviation services. These protests or vandalism can lead to disruptions, damage, or loss of our aircraft, impacting our ability to conduct operations smoothly which may negatively impact our results of operations and financial condition. While, to date, our aircraft have not been affected by protests targeting private aviation, unforeseen circumstances could lead to our aircraft becoming involved in such events. Should our aircraft be affected by protests or related activities, it could result in operational disruptions, damage, or loss, and may adversely affect our reputation, hurt the market for our securities, and decrease demand for our aviation services.
Risks Related to Legal and Regulatory Matters
We are subject to significant governmental regulation.
All interstate air carriers, including us, are subject to regulation by the Department of Transportation (the “DOT”), the FAA, and other governmental agencies, including the Department of Homeland Security, the Transportation Security Administration (“TSA”), and Customs and Border Protection. We cannot predict whether we will be able to comply with all present and future laws, rules, regulations, and certification requirements or that the cost of continued compliance will not have a material adverse effect on our operations. We incur substantial costs in complying with the laws, rules, and regulations to which we are subject. A decision by the FAA to ground, or require time-consuming inspections of or maintenance on, all or any of our aircraft for any reason may have a material adverse effect on our operations. Changes to TSA rules that may result in additional screening or required TSA screening for private flights may have a material adverse change on our operations.
In addition, we are also subject to restrictions imposed by federal law on foreign ownership of U.S. air carriers and oversight by the DOT in maintaining our status as a U.S. Citizen, as that term is defined by the DOT. The restrictions imposed by federal law currently require that no more than 25% of the Common Stock of Volato Group be voted, directly or indirectly, by persons who are not U.S. Citizens, and that our chief executive officer, president, at least two-thirds of our officers, and at least two-thirds of the members of our Board be U.S. Citizens. Additionally, we must be under the actual control of U.S. citizens. A failure to comply with or changes to these restrictions may materially adversely affect our business. These restrictions may limit our ability to accept investment from one or more non-U.S. citizens.

Because our software could be used to collect and store personal information, privacy concerns in the territories in which we operate could result in additional costs and liabilities to us or inhibit sales of our software.
The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, storage, and disclosure of personal information and breach notification procedures. We are also required to comply with laws, rules, and regulations relating to data security. Interpretation of these laws, rules, and regulations and their application to our software and professional services in applicable jurisdictions is ongoing and cannot be fully determined at this time.
In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018 (the “CCPA”), and other state and federal laws relating to privacy and data security. By way of example, the CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allows for a new cause of action for data breaches. It includes a framework that includes potential statutory damages and private rights of action. There is some uncertainty as to how the CCPA, and similar privacy laws emerging in other states, could impact our business as it depends on how these laws will be interpreted. As we expand our operations, compliance with privacy laws may increase our operating costs.
We may become involved in litigation that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including but not limited to employment, commercial, product liability, class action, whistleblower, and other litigation and claims, and governmental and other regulatory investigations and proceedings. These matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability, and require us to change our business practices. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, results of operations, and financial condition.
We assess contingencies to determine the degree of probability and range of possible loss for potential accrual in our financial statements. We would accrue an estimated loss contingency in our financial statements if it were probable that a liability had been incurred and the amount of the loss could be reasonably estimated. Due to the unpredictable nature of litigation, assessing contingencies is highly subjective and requires judgments about future events. The amount of actual losses may differ from our current assessment. As a result of the costs and expenses of defending ourselves against lawsuits or claims, and risks and consequences of legal actions, regardless of merit, our results of operations and financial position could be adversely affected or cause variability in our results compared to expectations.
We are subject to various environmental and noise laws and regulations, which could have a material adverse effect on our business, results of operations, and financial condition.
We are subject to increasingly stringent federal, state, local, and foreign laws, regulations, and ordinances relating to the protection of the environment and noise, including those relating to emissions to the air, discharges (including storm water discharges) to surface and subsurface waters, safe drinking water, and the use, management, disposal, and release of, and exposure to, hazardous substances, oils, and waste materials. We are or may be subject to new or proposed laws and regulations that may have a direct effect (or indirect effect through our third-party specialists or airport facilities at which we operate) on our operations. In addition, U.S. airport authorities are exploring ways to limit de-icing fluid discharges. Any changes to existing laws and regulations or the adoption of new laws and regulations could have an adverse impact on our business, results of operations, and financial condition.
Similarly, we are subject to environmental laws and regulations that require us to investigate and remediate soil or groundwater to meet certain remediation standards. Under certain laws, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Liability under these laws may be strict, joint, and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of wastes directly attributable to us.

We may incur substantial maintenance costs as part of our leased aircraft return obligations.
Our aircraft lease agreements may contain provisions that require us to return aircraft airframes and engines to the lessor in a specified condition or pay an amount to the lessor based on the actual return condition of the equipment. These lease return costs are recorded in the period in which they are incurred. Our leased aircraft are maintained under maintenance contracts with relevant suppliers for the leased aircraft. Upon return of a leased aircraft, there is a risk that a maintenance issue will be identified that was not addressed under the applicable maintenance agreements. Any unexpected increase in maintenance return costs may negatively impact our financial position and results of operations.
Environmental regulation and liabilities, including new or developing laws and regulations, or our initiatives in response to pressure from our stakeholders may increase our costs of operations and adversely affect us.
In recent years, governments, customers, suppliers, employees, and other of our stakeholders have increasingly focused on climate change, carbon emissions, and energy use. Laws and regulations that curb the use of conventional energy or require the use of renewable fuels or renewable sources of energy, such as wind or solar power, could result in a reduction in demand for hydrocarbon-based fuels such as oil and natural gas. In addition, governments could pass laws, regulations, or taxes that increase the cost of such fuels, thereby decreasing demand for our services and also increasing the costs of our operations by our third-party aircraft operators. Other laws or pressure from our stakeholders may adversely affect our business and financial results by requiring, or otherwise causing, us to reduce our emissions, make capital investments to modernize certain aspects of our operations, purchase carbon offsets, or otherwise pay for our emissions. This activity may also impact us indirectly by increasing our operating costs. More stringent environmental laws, regulations, or enforcement policies, as well as motivation to maintain our reputation with our key stakeholders, could have a material adverse effect on our business, financial condition, and results of operations.
The issuance of operating restrictions applicable to one of the fleet types we operate could have a material adverse effect on our business, results of operations, and financial condition.
Our owned and leased fleet is comprised of a limited number of aircraft types, including primarily the HondaJet HA-420. The issuance of FAA or manufacturer directives restricting or prohibiting the use of any one or more of the aircraft types we operate will have a material adverse effect on our business, results of operations, and financial condition.
Risks Related to Our Contractual Obligations
Our obligations in connection with our contractual obligations, including long-term leases and debt financing obligations, could impair our liquidity and thereby harm our business, results of operations, and financial condition.
We have significant long-term lease and debt financing obligations, and we may incur additional obligations as we expand our aircraft fleet and operations. As of March 31, 2024, all of our aircraft are wholly or majority-owned by third parties and leased to us.
On October 5, 2022, we entered into a Pre-Delivery Payment Agreement (“PDP Agreement”) with a Shearwater Global Capital entity for the financing of PDP Agreement payments on four Gulfstream G280s under four separate purchase agreements executed in March 2022 (“G280 Purchase Agreements”). The PDP Agreement is secured by all of our rights in the G280 Purchase Agreements, all of the reserves under the PDP Agreement, each of the Aircraft, and all present or future additions, attachments, or accessories thereto and replacements thereof, all engines and avionics, all tools, manuals, service records, software, and similar information and materials related to each G280, all payments, amounts, refunds, rebates, and all other amounts of any kind whatsoever relating to any or all of the Purchase Agreements and/or any or all of the aircraft, and the products, proceeds, rents, and profits therefrom or thereof. The PDP Agreement provides for a Twelve and Half Percent (12.5%) interest rate on all PDP Agreement promissory notes (“PDP Notes”) issued by the lender for payments made under the PDP Agreement, for an aggregate principal balance of up to $40.5 million. On July 1, 2024, the Company amended and restated its outstanding PDP Notes to amend the interest rate so that, from and after July 1, 2024, the interest shall accrue on the outstanding principal amount of the PDP Notes at a fixed rate of 16% per annum up to and including the Maturity Date (as defined in the PDP Notes). As of March 31, 2024, there is a balance of $33.8 million in PDP Notes, with $1.8 million in letters of credit with Chase Bank that are secured with $1.8 million in restricted cash (interest-bearing).
The ability to timely pay our existing or future contractual obligations, including our long-term lease obligations and required payments under the PDP Notes, will depend on the results of our operations, cash flow, liquidity, and ability to secure additional financing, which will in turn depend on, among other things, the success of our current business strategy, U.S. and global economic and political conditions, the availability and cost of financing, and other factors that may be beyond our control. If our liquidity is materially diminished, our cash flow available to fund our working capital requirements, debt service obligations, capital expenditures, and strategic initiatives may be materially and adversely affected, or we may not be able to realize the benefits of, or otherwise maintain, certain relationships with our business partners. We cannot be assured that our operations will generate sufficient cash flow to make any required payments, or that we will be able to obtain financing to make expenditures in pursuit of our strategic initiatives. The amount of our contractual obligations and timing of required payments could have a material adverse effect on our business, results of operations, and financial condition.
Agreements governing our debt obligations include financial and other covenants that provide limitations on our business and operations under certain circumstances, and failure to comply with any of the covenants in such agreements could adversely impact us.
Our financing agreements, including those in connection with the PDP Notes and other financing agreements that we may enter into from time to time, contain certain affirmative, negative, and financial covenants, and other customary events of default. Certain covenants in our financing agreements are subject to important exceptions, qualifications, and cure rights, including, under limited circumstances, the requirement to provide additional collateral or prepay or redeem certain obligations. In addition, certain of our financing agreements are or may be cross-collateralized, such that an event of default or acceleration of indebtedness under one agreement could result in an event of default under other financing agreements. If we fail to comply with such covenants, if any other events of default occur for which no waiver or amendment is obtained, or if we are unable to timely refinance the debt obligations subject to such covenants or take other mitigating actions, the holders of our indebtedness could, among other things, declare outstanding amounts immediately due and payable and, subject to the terms of relevant financing agreements, repossess or foreclose on collateral, including certain of our aircraft or other assets used in our business. The acceleration of significant indebtedness or actions to repossess or foreclose on collateral may cause us to renegotiate, repay, or refinance the affected obligations, and there is no assurance that such efforts would be successful or on terms we deem attractive. In addition, any acceleration or actions to repossess or foreclose on collateral under our financing agreements could result in a downgrade of any credit ratings then applicable to us, which could result in additional events of default or limit our ability to obtain additional financing.
Risks Related to Ownership of Our Securities and Being a Public Company
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of the Common Stock.
We are required to maintain effective disclosure controls and procedures and internal control over financial reporting. As a newly public company, we continue to refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in filings with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers.
We will continue to refine our internal control over financial reporting. We will be required to make a formal assessment of the effectiveness of our internal control over financial reporting and once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we have been engaging, and will continue to engage, in a process to document and evaluate our internal control over financial reporting. This process is both costly and challenging, and requires us to dedicate significant internal resources. We may also engage outside consultants and hire new employees with the requisite skill set and experience. We have assessed and documented the adequacy of our internal control over financial reporting, validated through testing that controls are functioning as documented and implemented a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of the Common Stock. In addition, we could be subject to sanctions or investigations by the NYSE American, the SEC and other regulatory authorities.
Sales of Common Stock, or the perception of such sales, by us pursuant to this prospectus in the public market or otherwise, could cause the market price for our Common Stock to decline.
The sale of Common Stock in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Our Certificate of Incorporation designates specific courts as the exclusive forum for substantially all stockholder litigation matters, which could limit the ability of our Stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers or other employees for breach of fiduciary duty, any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our Certificate of Incorporation or Bylaws, any action asserting a claim governed by the internal affairs doctrine of the State of Delaware or any other action asserting an “internal corporate claim” (as defined in Section 115 of the DGCL), confer jurisdiction to the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware), unless we consent in writing to the selection of an alternative forum. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision may limit a Stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, Stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.
In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable. In March 2020, the Delaware Supreme Court issued a decision in Salzberg, et al. v. Sciabacucchi which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it. If a court were to find the exclusive forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, prospects, financial condition and operating results.
Our management team has limited experience managing a public company.
Although during the period prior to the Business Combination we expended a significant amount of time, money, and effort on preparing to be a public company, our management team has limited experience managing a publicly traded company, interacting with public company investors and research analysts, and complying with the increasingly complex laws and requirements pertaining to public companies, including those related to timely public disclosures, financial reporting, internal controls, and enterprise risk management. As a result, our management team may not efficiently manage our responsibilities as a public company. As a public company, we are subject to significant regulatory oversight, reporting obligations under U.S. securities laws, and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could result in less time being devoted to management and the achievement of our growth strategy and operational goals. Failure to adequately comply with the requirements of being a public company, including deficiencies in financial reporting or ineffective disclosure controls and procedures and internal control over financial reporting, could cause investors to lose confidence in our reported financial and other information and materially adversely affect our business, financial condition, and results of operation, as well as severely negatively affect the price of the Common Stock of Volato Group.
The requirements of being a public company may strain our resources, divert our management’s attention, and affect our ability to attract and retain qualified board members.
We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and any rules promulgated thereunder, as well as the rules of the NYSE American. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required and, as a result, our management’s attention may be diverted from other business concerns.
These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of our Board. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements can have a material adverse effect on our operations, business, financial condition, or results of operations.
If we are unable to comply with the continued listing requirements of the NYSE American, including satisfying the obligations set forth in the Deficiency Letter with respect to our stockholders’ equity being below the NYSE American’s minimum level, then our common stock will be delisted from the NYSE American.
Our common stock is currently listed on the NYSE American. If we are unable to comply with the continued listing requirements of the NYSE American, our common stock will be delisted from the NYSE American, which will limit investors’ ability to effect transactions in our common stock and subject us to additional trading restrictions. In order to maintain our listing, we must maintain a minimum amount of stockholders’ equity. In addition to this objective standard, NYSE American may delist the securities of any issuer for other reasons involving the judgment of NYSE American.
On June 18, 2024, the Company received a notice (the “notice”) from the NYSE American advising the Company that it is not in compliance with the NYSE American continued listing standards set forth in Section 1003(a)(i) of the NYSE American Company Guide (the “Company Guide”) requiring a company to have stockholders’ equity of at least $2.0 million if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years and Section 1003(a)(ii) of the Company Guide requiring a company to have stockholders’ equity of at least $4.0 million if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company submitted a plan (the “Compliance Plan”) on July 18, 2024 to the NYSE American outlining certain actions the Company has taken and will take to regain compliance with the continued listing standards by December 18, 2025, including cost savings measures which the Company initiated in Q2 2024, the Company’s follow-on offering under this registration statement which is expected to be completed in Q3 2024 and the resumption of plane deliveries in Q3 2024. If the Compliance Plan is not permitted or the Compliance Plan is not accepted, delisting proceedings will commence.
If our common stock is delisted from the NYSE American, then we could face significant and material adverse consequences as a result and our investors will experience limitations upon their ability to effect transactions in our common stock.
If the NYSE American delists our common stock from trading on its exchange, including if such delisting were to occur immediately without being able to submit a compliance plan or appeal such delisting, and we are not able to list our securities on another national securities exchange (though we expect the common stock would qualify to be quoted on an over-the-counter market), we could face significant material adverse consequences, including:
•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;
•	substantial impairment on our ability to raise additional funds;
•	result in a loss of institutional investor interest and a decreased ability to issue additional securities or obtain additional financing in the future;
•
a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and
•
potential breaches of representations or covenants of our agreements pursuant to which we made representations or covenants relating to our compliance with applicable listing requirements, which, regardless of merit, could result in costly litigation, significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our common stock is listed on the NYSE American, our common stock qualifies as a covered securities under such statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we were no longer listed on the NYSE American, our common stock would not be a covered security and we would be subject to regulation in each state in which we offer our common stock and other Company securities.
We may never realize the full value of our intangible assets or our long-lived assets, causing us to record impairments that may materially adversely affect our financial conditions and results of operations.
In accordance with applicable accounting standards, we are required to test our indefinite-lived intangible assets for impairment on an annual basis, or more frequently where there is an indication of impairment. In addition, we are required to test certain of our other assets for impairment where there is any indication that an asset may be impaired, such as our market capitalization being less than the book value of our equity.
We may be required to recognize losses in the future due to, among other factors, extreme fuel price volatility, tight credit markets, government regulatory changes, decline in the fair values of certain tangible or intangible assets, unfavorable trends in historical or forecasted results of operations and cash flows, and an uncertain economic environment, as well as other uncertainties.
We can provide no assurance that a material impairment loss of tangible or intangible assets will not occur in a future period. The value of our aircraft could also be impacted in future periods by changes in supply and demand for these aircraft. Such changes in supply and demand for certain aircraft types could result from the grounding of aircraft. An impairment loss could have a material adverse effect on our financial condition and results of operations.
We may be subject to securities litigation, which is expensive and could divert our management’s attention.
The per share price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of our management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject us to significant liabilities.
Because we became a publicly traded company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.
Because we became a publicly traded company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of our common stock, and, accordingly, our stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public security offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors, and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Although PACI performed a due diligence review and investigation of Volato in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in us because PACI’s due diligence review and investigation may not have uncovered facts that would be important to a potential investor that may have been uncovered by a third-party investigation.
If we became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that it “had, after reasonable investigation, reasonable grounds to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.”
The amount of due diligence conducted by PACI and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Volato. Accordingly, it is possible that defects in our business operations or problems with our management that would have been discovered if we had conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of our common stock.
In addition, because we did not become a publicly traded company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of us. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of us than they might otherwise be if we had become a publicly traded company by means of a traditional underwritten initial public offering because they may be less familiar with us as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for our common stock could have an adverse effect on our ability to develop a liquid market for our common stock. The lack of a liquid market for our common stock will adversely affect the stock price.
An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities.
The price of our securities may vary significantly due to factors specific to us as well as to general market or economic conditions. Furthermore, an active trading market for our securities may never develop, or if developed, it may not be sustained. We may be unable to sell our securities unless a market can be established and sustained.
If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our Common Stock, or if our operating results do not meet their expectations, our Common Stock price and trading volume could decline.
The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us and our businesses. If equity research analysts do not commence coverage of us, the trading price for our common stock could be negatively impacted. To the extent equity research analysts do provide research coverage of our Common Stock, we will not have any control over the content and opinions included in their reports. The trading price of our Common Stock could decline if one or more equity research analysts downgrade our securities or publish unfavorable research about our businesses, or if our operating results do not meet analyst expectations. If any equity research analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which could cause the price and trading volume of our Common Stock to decline.
Risks Related to This Offering
If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution.
The offering price of our common stock is substantially higher than the net tangible book value per share of our common stock, which on a pro forma basis was $(0.13) per share as of March 31, 2024. Based on an assumed public offering price of $0.55 per share, which is the last reported trading price of our common stock on the NYSE American on July 11, 2024, you will experience immediate dilution of $0.56 per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the assumed public offering price per share of common stock. This means that you will pay a higher price per share than the amount of our total tangible assets, less our total liabilities, divided by the number of shares of common stock outstanding. Furthermore, if our previously issued options and other rights to acquire common stock at prices below the public offering price are exercised, you will experience further dilution. In addition, you may also experience additional dilution if options or other rights to purchase our common stock that we may issue in the future are exercised or converted or we issue additional shares of our common stock at prices lower than our net tangible book value at such time. For more information, see “Dilution.”
We have broad discretion in the use of the net proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return on your investment.
Although we currently intend to use the net proceeds from this offering in the manner described in the section titled “Use of Proceeds” in this prospectus, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity to influence our decisions on how to use the net proceeds from this offering. The failure by our management to apply these funds effectively could result in financial losses that could harm our business, cause the price of our common stock to decline and otherwise impact the growth of our business. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
Because there are no current plans to pay cash dividends on the Common Stock for the foreseeable future, you may not receive any return on investment unless you sell the Common Stock at a price greater than what you paid for it.
We may retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made by the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness Volato Group or our subsidiaries incur. As a result, you may not receive any return on an investment in Common Stock unless you sell your shares of Common Stock for a price greater than that which you paid for it.
The market price of the Common Stock may be volatile, which could cause the value of your investment to decline.
The market price of the Common Stock has been and may continue to be volatile and subject to wide fluctuations depending on a number of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in the Common Stock. Factors affecting the trading price of the Common Stock may include:
•	market conditions in our industry or the broader stock market;
•	actual or anticipated fluctuations in our financial and operating results;
•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;
•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;
•	changes in financial estimates prepared by and recommendations provided by securities analysts concerning us or the market in general;
•	the perceived success of the Business Combination;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•	announced or completed acquisitions of businesses, commercial relationships, products, services or technologies by us or our competitors;
•	changes in laws and regulations affecting our business;

•	changes in accounting standards, policies, guidelines, interpretations or principles;
•	commencement of, or involvement in, litigation involving us;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	sales, or anticipated sales, of large blocks of the Common Stock;
•	any major change in the composition of the Board or our management;
•	general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), currency fluctuations and acts of war or terrorism; and
•	other risk factors listed under this “Risk Factors” section.
Broad market and industry factors may materially harm the market price of the Common Stock, regardless of our actual operating performance. The stock markets have, from time to time, experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the market price of the Common Stock or other reasons may in the future cause us to become the target of securities litigation or shareholder activism. Shareholder activism or securities litigation could give rise to perceived uncertainties regarding the future of our business and it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect relationships with suppliers and other parties.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $3.5 million after deducting the Placement Agent fee and estimated offering expenses payable by us and excluding the proceeds, if any, from the subsequent exercise of the Common Warrants.
We intend to use the net proceeds of this offering for working capital and general corporate purposes, which may include costs and expenses to advance our aircraft sales and ownership program, our aircraft management services, and our charter flights. We have not determined the amount of net proceeds to be used specifically for any of such purposes.
However, this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of the securities offered pursuant to this prospectus; and, as a result, we may receive significantly less in net proceeds in this offering. For example, if we sell only 10%, 25%, 50% or 75% of the maximum amount offered, our gross proceeds will be approximately $350 thousand, $875 thousand, $1.8 million or $2.6 million, respectively.
Pending the application of the net proceeds as described above or otherwise, we may invest the proceeds in short-term, investment-grade, interest-bearing securities or guaranteed obligations of the U.S. government or other securities.
MARKET FOR COMMON STOCK
The principal market on which our common stock is being traded is the NYSE American under the symbol “SOAR.” On July 22, 2024, the closing price as reported on the NYSE American of our common stock was $0.48 per share.
DIVIDEND POLICY
We have not paid any cash dividends on the Common Stock since inception. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Our ability to pay dividends on the Common Stock could be restricted by the terms of any agreement governing other indebtedness we may incur. Any future determination to declare cash dividends will be made at the discretion of the Board, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that the Board may deem relevant. Therefore, we cannot assure you that we will pay any cash dividends or other distributions to holders of our common stock, or as to the amount of any such cash dividends or other distributions.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2023 and March 31, 2024:
•	on an actual basis; and
•
On an as adjusted basis to give effect to the sale and issuance by us of 6,849,315 shares of our common stock in this offering at the public offering price of $0.55 per share, which is the last reported trading price of our common stock on the NYSE American on July 11, 2024, after deducting estimated placement agent fees and transaction expenses payable by us, but excluding proceeds from any exercise of the Common Warrants being offered in this offering.

Our capitalization following the closing of this offering will depend on the actual public offering price and other terms of this offering determined at pricing. Cash and cash equivalents are not components of our total capitalization. You should read this table together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.
	As of December 31, 2023		As of March 31, 2024
(in thousands, except share and per share data)	Actual	As Adjusted	Actual	As Adjusted
Cash and cash equivalents	$14,486	$17,989	$6,442	$9,945
Debt – credit facility and other loans	(29,670)	(29,670)	(35,033)	(35,033)
Stockholders’ equity:
Common stock, $0.0001 par value per share, 80,000,000 shares authorized; 29,251,629 and 28,043,449 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively, actual; shares issued and outstanding, as adjusted	3	4	3	4
Additional paid-in capital	78,410	81,913	82,743	86,246
Accumulated deficit	(63,662)	(63,662)	(81,052)	(81,052)
Total stockholders’ equity (deficit)	14,751	18,254	1,694	5,197
Total capitalization	$(14,919)	$(11,416)	$(33,339)	$(29,836)
A $1.00 increase (decrease) in the assumed public offering price of $0.55 per share, which is the last reported trading price of our common stock on the NYSE American on July 11, 2024, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by $6.6 million, assuming that 100% of the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated placement agent fees and transaction expenses. An increase (decrease) of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash, cash equivalents, and short-term investments, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by $0.5 million, assuming no change in the assumed public offering price per share and after deducting estimated placement agent fees and transaction expenses.
The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
The information set forth in the table above excludes each of the following:
•
2,369,169 and 2,289,159 shares of common stock issuable upon exercise of options issued under the Company’s 2021 Plan outstanding as of December 31, 2023 and March 31, 2024, respectively, with a weighted-average exercise price of $1.43 and $1.34 per share, respectively;

•	5,608,690 shares of common stock available for future issuance as of each of December 31, 2023 and March 31, 2024 under the Company's 2023 Plan;
•	13,800,000 shares of common stock issuable upon the exercise of public warrants as of each of December 31, 2023 and March 31, 2024; and

•	15,226,000 shares of common stock issuable upon the exercise of private warrants as of each of December 31, 2023 and March 31, 2024.
DILUTION
If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. As of March 31, 2024, our historical net tangible book value was $(3.7) million, or $(0.13) per share. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value divided by the 29,251,629 shares of our common stock outstanding as of March 31, 2024.
After giving effect to our issuance and sale of 6,849,315 shares of our common stock in this offering at an assumed public offering price of $0.55 per share, which is the last reported trading price of our common stock on the NYSE American on July 11, 2024, and after deducting estimated placement agent fees and estimated transaction expenses payable by us, our as adjusted net tangible book value as of March 31, 2024 would have been $(406) thousand, or $(0.01) per share. This represents an immediate increase in as adjusted net tangible book value per share of $0.12 to existing stockholders and immediate dilution of $0.56 in as adjusted net tangible book value per share to new investors purchasing common stock in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by new investors.
The following table illustrates this dilution on a per share basis:
Assumed public offering price per share		$0.55
Historical net tangible book value per share as of March 31, 2024	$(0.13)
Increase in as adjusted net tangible book value per share attributable to this offering	$0.12
As adjusted net tangible book value per share after giving effect to this offering		$(0.01)
Dilution in as adjusted net tangible book value per share to new investors in this offering		$0.56
The above table and discussion are based on 29,251,629 shares of our common stock outstanding as of March 31, 2024, and excludes:
•	2,289,159 shares of common stock issuable upon exercise of options issued under the Company’s 2021 Plan outstanding as of March 31, 2024, with a weighted-average exercise price of $1.34 per share;
•	5,608,690 shares of common stock available for future issuance as of March 31, 2024 under the Company’s 2023 Plan;
•	13,800,000 shares of common stock issuable upon the exercise of public warrants as of March 31, 2024; and
•	15,226,000 shares of common stock issuable upon the exercise of private warrants as of March 31, 2024.

BUSINESS
Overview
Our mission is to empower people to live their best lives while creating more time for the rest of their lives by providing convenient and high-quality travel services. Through our focus on the development of proprietary technology and evolution of aircraft ownership and use models, combined with our commitment to an exceptional customer experience using the “Right Aircraft for the Mission” approach we are able to achieve a more efficient private jet experience, without sacrificing luxury.
Our History
Volato Group, Inc. is a private aviation company founded in January 2021. That year, we entered the private jet charter and fractional ownership market with our Part 135 HondaJet ownership program, taking delivery of our first jet in August 2021 and completing our first Part 135 charter flight in October of 2021. The HondaJet is manufactured by Honda Aircraft Company (“Honda”). We took delivery of three HondaJets in 2021. In 2022, we continued to build our fleet of HondaJets. In March 2022, we acquired Gulf Coast Aviation, Inc., owner of G C Aviation, Inc., a Texas entity and Part 135 air carrier certificate holder. This acquisition added personnel and facilities to support managed aircraft, sales, maintenance, and other operational functions. Also in March 2022, we placed orders for four Gulfstream G280s for delivery in 2024 and 2025. In August of 2022, we launched the Volato Stretch jet card, a differentiated jet card product that provides flight credits for customer itinerary flexibility. In December of 2022, we signed a letter of intent for a multi-year fleet purchase of HondaJets with Honda. In January 2023, we launched our automated dynamic pricing tool for the general charter market. In March of 2023, we introduced the Insider Program, a deposit program for our charter services featuring HondaJet pricing caps in certain geographical areas. In May 2023, we executed a firm order with Honda for 23 HondaJets to be delivered from 2023 through 2025.
On December 1, 2023, Volato, Inc., a Georgia corporation (“Volato”), PROOF Acquisition Corp I, a Delaware corporation (“PACI”) and PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), consummated the previously announced Business Combination Agreement, dated August 1, 2023 (the “Business Combination Agreement”). Pursuant to the terms of the Business Combination Agreement, a business combination between PACI and Volato was effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of PACI (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”). In connection with the consummation of the Business Combination (the “Closing”), PACI changed its name to “Volato Group, Inc.”.
Our Core Values
We are creating a culture of service, not just limited to interactions with our customers. Our senior leadership team has implemented a structured management training program based on the Scaling Up framework and informed by our core values. Our culture focuses on five core values:
1.	Improve yourself and those around you. Embrace opportunities to teach and discover. Lead with encouragement and praise.
2.	Listen with intent. Be engaged and curious while seeking to understand others.
3.	Have positive interactions. Strengthen relationships by being humble and approachable.
4.	Be transparent. Foster an environment of trust and lasting relationships.
5.	Contribute and commit. Embrace the conflict of ideas. Participate and then fully support the decision.
The Private Aviation Industry: Our Opportunity
The private aviation industry is large, resilient and growing. In 2022, private aviation was a $29.0 billion-dollar market globally, and was forecasted to grow to $38.0 billion in 20294. Private aviation has traditionally served high net worth individuals and corporate customers, flying on a combination of owned and chartered aircraft. In the United States, the market for private aircraft sales and charter totaled $25.1 billion in 2021. However, aircraft sales and private charter services are distinct markets, and our programs are designed to address both. We sell aircraft to participants in our aircraft ownership program, and those aircraft are leased back to our air carrier subsidiary for providing charter services to both owners and the general charter market. In this way, we build our fleet, and owners enjoy charter access to that fleet, rather than just the owners’ individual aircraft. These are standard features of a functional aircraft program. Uniquely, our aircraft ownership program provides revenue share and guaranteed availability to owners, coupled with higher utilization and efficiency rates.
The following factors are driving growth across the private aviation industry:
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The number of high-net-worth potential customers is growing. This growth has resulted in an increased demand for exclusive and personalized travel experiences. According to the Global Wealth Report conducted by Credit Suisse, as of the end of 2021 there were 24.48 million U.S. millionaires. This number is expected to rise by 13% to 27.66 by 2026. According to Forbes, the number of U.S. billionaires rose from 724 in 2021[7] to 735 in 2023.

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The market of potential private flyers is under-penetrated. According to the New York Times, referencing a study from McKinsey & Company, there are 100,000 regular private jet fliers in the United States, out of some 1.5 million people who could afford to charter a plane. The private jet market remains under-penetrated. We believe factors like a superior owner and customer experience will add to the well-recognized benefits of increased productivity and convenience that private flying offers, in drawing new demand.

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Highly regulated industry creates barriers to entry. The private aviation market is complex and highly regulated, presenting barriers to scaling, therefore reducing competition, and decreasing price sensitivity. The industry is also subject to significant regulatory oversight by numerous federal agencies. However, Volato’s business model fits well within this regulatory environment.

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Commercial airline service is declining. North American passenger satisfaction with commercial aviation is in decline across all three segments—first/business, premium economy, and economy/basic economy—down more than 29 points from 2021 to 791 (on a 1,000-point scale). Passengers are responding negatively to increases in cost, flight crew performance, passenger loads, delays, and communication.

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The COVID-19 pandemic increased exposure to private aviation. This led to more people experimenting with private aviation, increasing engagement with the category. This was fueled by a lack of access to commercial travel, increased passenger sensitivity to traveling with unknown passengers, mask mandates, and general delays. We expect interest in private aviation to continue to grow, with changes in how people work and live in a post-COVID pandemic environment bolstering foundational demand.

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New business models are introducing more people to the benefits of flying private. Semi-private carriers are introducing a new category of fliers to the benefits of private travel. These carriers provide access to smaller airports, offer reduced travel time, avoid checkpoints, and enable a less stressful customer experience.

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Static industry with little innovation presents opportunities. A lack of innovation in the industry has contributed to low asset utilization, poor operational and commercial technology, high operational complexity, and antiquated commercial practices, all of which stifle efficiency and scalability. This leads to a lack of downward pressure on prices. Through Volato’s unique business model, Volato believes there are significant opportunities to take advantage of the growth in the market and its current lack of innovation, low customer satisfaction and underutilization. Volato believes it has the understanding, knowledge, experience, and capability to effectively address these market opportunities.

Our Solution
We are committed to prioritizing the satisfaction of our customers in an efficient and sustainable manner. We strive to achieve this by utilizing innovative business models and technology to deliver a service that maximizes fleet utilization and profitability and improves customer satisfaction.
Our private aviation offerings are designed with the goal of delivering exceptional value to our customers. We achieve this by employing a strategy with objective and measurable performance metrics.
One of our key strategies is the “Right Plane for Right Mission” approach. We have developed a core fleet of HondaJets that covers what management believes is the majority of private aviation missions in the markets in which we serve. These missions generally involve up to four passengers and distances of less than 1,000 nautical miles. We believe the HondaJet provides a best-in-class cabin experience, while also maintaining competitive operating costs. We also place great importance on developing strong, positive relationships with Honda.

The following are certain benefits of the HondaJet that we believe make it the ideal aircraft for our fleet:
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The HondaJet is a revolutionary aircraft that combines superior performance, comfort, and efficiency. Its innovative design features include a unique over-the-wing engine mount, natural laminar flow wing, and advanced flight deck technology.

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The HondaJet’s compact size and superior performance make it ideal for business and personal travel, with a range of up to 1,400 nautical miles and a top speed of 422 knots. Its spacious cabin comfortably seats up to six passengers and offers a range of amenities, including a fully enclosed lavatory and Wi-Fi connectivity.

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The HondaJet’s advanced safety features include an all-glass cockpit with state-of-the-art avionics, automatic stability augmentation system, and enhanced flight vision system, making it one of the safest and most advanced light jets on the market.

We believe in maintaining an alignment of economic interests with our aircraft owners. Through our program’s unique revenue sharing feature, we empower aircraft owners to share in eligible revenue generated from charter flights on their aircraft while maintaining preferred-rate access for their own flights on our fleet. This, together with our proprietary software, allows us the flexibility needed to maximize fleet utilization.
To further maximize fleet utilization, we have developed a suite of products that target underserved market segments. This commercial approach to fleet utilization allows us to offer a more comprehensive range of services to our customers, while also increasing our profitability.
Our business model has three main components: 1) our unique aircraft sales and ownership program, 2) our aircraft management services, and 3) our revenue from charter flights which includes owner flights, deposit product flights, and wholesale/retail charter flights. The aircraft ownership program is an asset-light model whereby we sell each fleet aircraft to a limited liability company. The LLC, owned by third-party owners, leases the aircraft back to us for management and charter operation on behalf of the LLC under 14 C.F.R. Part 135. Each program participant separately contracts with us for charter on our HondaJet fleet on preferred terms, generally including a set monthly management fee and preferred charter rates. For our second business model component, we provide aircraft management services to existing aircraft owners and help them monetize their aircraft through third-party charter activities. Finally, our commercial services generate demand for both the aircraft ownership program fleet and managed aircraft fleet through the operation of retail deposit programs and retail charter as well as wholesale charter through brokers.

Volato Aircraft Ownership Program – An Innovative Approach to Shared Aircraft Ownership
Traditional fractional private aviation programs have typically been operated under 14 C.F.R. Subpart 91K, where fractional owners receive a block of entitled hours relative to the size of their fractional interest in the aircraft. An industry standard assumes 800 occupied flight hours is equal to a full interest, meaning a 1/8th share would be recommended for an owner looking at 100 hours of annual usage.
We believe there are several disadvantages with this traditional model that can negatively impact the fractional owner:
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Does not provide the primary benefits of full aircraft ownership. Key benefits of owning an aircraft are the same basic “bundle of rights” that come along with ownership of any property, including the rights of possession, control, and enjoyment. In a traditional fractional model, the owner must sacrifice both control over how much it flies as well as enjoyment of revenue generated from the asset.

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Hard for customers to forecast flight usage needs across multi-year programs. Entitled hour programs require fractional owners to commit to an annual usage level for the length of the program. It is challenging for owners to forecast this accurately resulting in either owners overflying and requiring additional hours that may not be available or only available at substantially increased prices, or under flying and the program being more expensive than originally forecast.

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Depreciation is only applicable for a percentage of flights deemed business use. Many traditional fractional program owners who use their program for a mix of business and leisure travel are often disappointed to learn they may only be eligible for bonus depreciation on the percentage of their total usage that is deemed business use, and the leisure portion is not eligible. Additionally, if an aircraft owner’s use is primarily personal, no depreciation is available.

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Lack of transparency into aircraft flight operations. In the traditional program, fractional owners are often not provided detail into their aircraft’s flight operations, and it is generally not transparent how the aircraft is used or monetized outside of the fractional owner’s usage or if any of the owners benefit from that associated revenue generation.

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Fractional owners traditionally accept operational control of their flights and the liability and risk associated with operational control. Traditional fractional ownership programs require their owners to execute an acknowledgment of operational control, where the fractional owner agrees to accept liability and risk associated with their flights operated under 14 C.F.R. Part 91(K).

Our solution provides an innovative and more financially viable model. Our program is a more versatile and operationally efficient version of aircraft ownership that provides key benefits of full aircraft ownership to the program participants. The program was designed to be more financially efficient by focusing on maximizing aircraft flight utilization while better aligning our interests and that of the aircraft owners. The program participants are building our fleet, secured on a long-term basis at a lower cost of capital than leasing or acquiring aircraft, with lower risk, as we only pay revenue share based on usage rather than a flat monthly rate. Our revenue share payments to the LLCs that own the aircraft may reduce the pressure fractional owners often feel to fly a certain number of hours in a contract year. As a result, we may generate additional capacity on the fleet for non-owner flights.
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Fractional owners participate in aircraft revenue share. Our program participants enjoy a revenue share from eligible Volato revenue flights. The revenue share is a set contracted amount per eligible occupied revenue-generating flight hour and is calculated and remitted monthly to each aircraft holding SPE, which then distributes on a pro-rata basis to its members, the aircraft owners.

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Unlimited flight hours regardless of fractional size. By decoupling ownership and usage, and removing the concept of entitled hours, our HondaJet fractional owners can fly unlimited hours under the terms of the owner’s individual contracts with our air carrier subsidiary. A 1/16th owner can fly as much or as little as they wish and is not limited by the size of their share.

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Favorable tax treatment for owners. Due to the unique nature of our aircraft ownership structure, our owners may be eligible for depreciation of their aircraft asset through their respective Plane Co LLC interests.

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Our unique program benefits influence purchase decision. Traditional programs with entitled flight hours require customers to factor in anticipated flight hours into their fractional program purchase decisions. In contrast, we believe our owners are basing their purchase decisions based on anticipated flight usage and their personal financial situation. Our owners may buy a larger share based on their individual tax profile and depreciation benefits, or the larger revenue share they wish to receive as owners of larger shares enjoy preferential hourly rates and receive a larger revenue share based on the percentage of the owned aircraft.

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Transparency into Flight Operations. Our software innovations allow for more transparency into its flight operations by providing program participants detailed information on their aircraft’s commercial activities and maintenance status.

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Transfer of Operational Control and Management. Under 14 C.F.R. Part 135, we assume operational control of aircraft we operate by way of a lease, which transfers responsibility for aircraft management and liability arising from the operation of the aircraft by us. In contrast, under Part 91K fractional programs, the owners retain operational control of the aircraft and have potential liability exposure related to the aircraft operations.

Our Current Fleet
Together with the benefits of HondaJets, we are focused on bringing efficiencies to the private aviation market, eliminating unnecessary and expensive unused capacity from private flights.
The traditional route to cost reduction in private aviation has been either single-pilot operations or deploying turboprop aircraft instead of jets. These methods are logical; single-pilot operations save on personnel costs, and turboprop aircraft are cheaper to operate. However, both measures have inherent downsides. Single-pilot operations have safety implications due to increased pilot workload, while turboprops are generally slower and noisier than jet aircraft.
Recognizing the gap in the market for an economically efficient but uncompromised private jet experience, we have not adopted these conventional cost-cutting measures. Instead, we are focusing on building a fleet of jet aircraft that meets the needs of our customers and is properly gauged for the majority of private aviation flights in the markets we serve.
The above concepts were central when considering and selecting aircraft for our fleet and unique business model. Our fleet is primarily composed of the HondaJet HA-420, a jet in the Very Light Jet market segment, that is best suited for flights of four or fewer passengers and under three hours or 1,000 nautical miles. Compared to the Phenom 300, we believe the HondaJet offers multiple advantages:
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Superior Operating Efficiency. The HondaJet’s design and performance profile means it is not just less expensive to operate but also matches the fuel economy of a turboprop, maintaining the speed and quietness of a jet without incurring extra fuel costs. This efficient operation enables us to offer cost savings to customers while preserving the jet experience.

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Superior Cabin Experience. The over-the-wing engine mount design of the HondaJet decreases cabin noise, thus enhancing passenger comfort. Despite its smaller size, it provides a comfortable cabin and a larger luggage compartment compared to other jets in its category.

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No Compromise. While the HondaJet HA-420 is rated for single-pilot operations, all of our HondaJet commercial passenger flights are operated with two pilots. This staffing includes safety and service benefits for our customers, while offering a more cost-effective solution.

Aircraft Ownership Program Revenue Streams
Our Aircraft Ownership Program has 3 revenue streams that are long-term (5-year contract), recurring in nature and predictable, which together provide a high level of revenue visibility for the business.
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Aircraft Sales Revenue. We sell aircraft to the LLCs, and the aircraft are subject to a 5-year leaseback to us. We believe that if we deliver on our brand and product promise then we should see a substantial renewal rate by program participants when the lease expires.

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Monthly Management Fee. Program participants under our traditional pricing structure pay a set monthly management fee, which is subject to an annual increase. Holders of smaller sizes (i.e., 1/8th and 1/16th) pay a premium. Program participants under our low-use pricing structure do not pay a monthly management fee but pay a premium for their usage. This revenue is included in “aircraft management revenue” in our MD&A.

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Charter Flight Revenue. Program participants may book flights on the HondaJet fleet at preferential hourly rates. Repositioning fees are waived for owner flights departing within an estimated two-hour flight time from select our bases. Fuel is separately charged to the owner at our blended cost. The total flight charge is invoiced after the flight is completed and the revenue is included in “charter flight revenue” as in our MD&A.

Commercial Strategy – Optimizing Fleet Utilization
We are developing commercial capabilities in the light jet market segment with our HondaJet fleet through a multi-channel, segmented product and pricing approach.
Under our ownership program, owners have guaranteed availability to our aircraft on an unlimited basis. When owners are not flying, we have an opportunity to sell capacity that would otherwise remain unused as charter flights (“Charter”), which is a non-guaranteed availability offering. At all times, we maintain operational control over our aircraft (i.e., we assign aircraft to and accept flights at our discretion), without requiring any aircraft owner approval. This provides us with the ability to schedule flights efficiently.
We take advantage of this Charter opportunity with dynamic pricing offered through a variety of options available simultaneously to our flight deposit program and general retail and wholesale customers. We use a proprietary pricing tool to adjust pricing for any given flight based on factors such as forecasted demand, available aircraft, and booking dates. In contrast, it is typical in private aviation for pricing to be set at fixed hourly rates that do not vary.
Through inventory management and pricing practices, we can offer Charter customers access to our fleet, depending upon demand and other criteria we set. While we do not guarantee availability for any Charter customer at any time, we also do not require any long-term commitment or block access to our fleet during peak demand periods.
Revenue Streams from Fleet Optimization
All of the revenue described below in revenue streams from fleet optimization is included in “aircraft usage revenue” in Volato Group’s MD&A.
Deposit Products
We have created a complementary set of products with differentiable attributes beyond price. For the HondaJet floating fleet, our service network for all Charter services is presently focused on domestic operations with limited access to Mexico, Canada, and the Caribbean. Pricing for flight services on all Charter quotes, though determined dynamically, is fixed at the time of quoting.
Volato Insider
We introduced a deposit-based program in March 2023 to reduce the inefficiencies of booking and paying on a trip-by-trip basis while rewarding larger deposit customers with capped rates for HondaJet flights in certain geographical zones. Deposit customers pay the lower of the then-current general charter rate or the capped rate. Larger deposits in the program receive capped pricing in larger geographical zones. Insider deposit customers have preferred access for charter requests over general charter, and the program is fully refundable for any unused balances during the term of the agreement, but are not refundable after the term of the agreement, except any incentive credits customers may have received.
Volato Stretch Jet Card
Launched in 2022, the Volato Stretch jet card is designed for price-conscious customers with high schedule flexibility. We may make changes to itineraries under this program and compensate customers for eligible changes with non-cash credits towards future flights. Unused balances may be refunded during the term of the agreement, but are not refundable after the term of the agreement; incentive credits are not refundable.

Charter
Charter currently comprises approximately 40% of our revenue flight hours. However, our strategy is to build our deposit program customer base, and reduce general Charter. General Charter helps us increase our fleet utilization by filling in capacity remaining after the aircraft ownership program or deposit program customer flights. To improve our general Charter capabilities, we are working on proprietary software to improve our quoting, pricing, and scheduling processes. These capabilities are designed to improve the customer booking experience and increase the speed of transactions.
Volato Aircraft Management Services
Volato Aircraft Management Services (the “Volato AMS”) is a full-service management and charter operator line of business within Volato Group. Under Volato AMS, owner aircraft are managed by and leased to Volato Group for both owner flights and third-party charter flights under our FAA Air Carrier Certificate, or managed by us for the owner’s exclusive use. The benefits to the wider organization of the Volato AMS division include having additional aircraft which can be used by us for occasional charter capacity and for last-minute relief flights when our charter fleet planes become unavailable for scheduled flights. Some aircraft also provide additional capabilities such as larger cabins and range. By increasing the total aircraft available to us for Charter, Volato AMS also helps unlock economies of scale to the benefit of Volato Group and its aircraft ownership program participants.
The Volato AMS managed fleet includes a range of different aircraft that were primarily inherited as part of the Gulf Coast Aviation acquisition in March 2022. Going forward the key focus is airframes which are part of our core fleet, currently HondaJets.
Volato AMS currently manages six aircraft on the FAA Air Carrier Certificate and one airplane is managed solely for owner use and is not on the Certificate.
Revenue Streams for Volato AMS
The two sources of revenue are aircraft management fees and Charter revenue sharing. Aircraft management fees which are included in managed aircraft revenue in our MD&A are paid by aircraft owners to Volato AMS and include all operating expenses for the aircraft: maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft Charter marketing. Volato AMS typically receives 15% of the revenue per Charter trip and revenue from these charter trips are included in “charter flight revenue” in our MD&A.
Software Strategy
Following a thorough examination of off-the-shelf flight management systems, we identified that none could fully meet our current and projected needs. Consequently, in September 2022, we made the decision to develop a custom flight management and marketing platform to meet our specific requirements.
Our cloud-based software, Mission Control, is a modern, API-first solution for the management of our business. Mission Control provides a wide range of features, including Avinode data integration and synchronization, an internal/external-facing Charter pricing tool, and a Broker Rewards program, a voluntary program through which we pay a commission to third-party individual Charter brokers for eligible flights purchased through the brokers. Our software also offers an Empty Leg Marketing module, which provides daily deals to customers, increasing their opportunities to save on Charter flights.
Mission Control's reporting dashboards provide real-time insights into daily Charter sales, fleet performance, and select key performance indicators (“KPIs”). The platform's crew and aircraft scheduling tools enable the management of aircraft ownership, monthly flight hours, and owner flight activity. The fleet map feature provides an interactive display of our entire fleet, allowing us to track aircraft locations in real-time via an ADS-B data provider.
Our Aircraft Owner Database feature includes a customer relations management tool, meet and greet alerts, an auto-generated weekly email newsletter, and automated billing and invoicing functionality. The platform's Customer Flight Reviews feature, which includes Net Promotor Score metrics, allows us to collect valuable feedback from customers and make informed business decisions.
Our software solution improves transparency, operational efficiency, scalability, and customer satisfaction. Additionally, it enhances our financial performance, by streamlining our flight management processes and reducing manual workloads.

Real-time updates to KPI dashboards and alert notifications, delivered over multiple communication channels and through multiple visualizations enable swift decision-making and greater oversight across our operations.

Figure: Flight reviews are output to a Microsoft Teams channel that is open to the entire company.	Figure: Aggregate NPS scores displayed in our proprietary Volato MissionControl application.
One of our core aims is to improve customer satisfaction by enabling real-time interactions across our entire enterprise. Our platform enables greater transparency and visibility for our customers with the opportunity to follow their journey and receive updates at every stage. This enables us to reduce customer complaints, boost retention rates, and enhance our reputation in the market.

Figure: Enhancing transparency by sending an automated weekly email to aircraft ownership program participants about their asset’s performance over time.

Figure: Volato Mission Control Aircraft Dashboard
Additionally, our proprietary software solutions enhance marketing capabilities by exposing features of the platform to potential customers, including charter brokers and retail customers which we believe will increase charter sales and create greater brand exposure.

flights.flyvolato.com/pricing#charter
Volato
HondaJet Floating Fleet Price Request
CUSTOM CHARTER
DAILY DEALS
VOLATO GO!
Pricing is for domestic network flights on 4-passenger / 2-pilot HondaJets with a non-stop range of up to 2.5 hours.
One Way
Round Trip
Multi-City
Leaving From
Going To
Depart Date
Depart Time
KIAD : Dulles Intl.
KMCO : Orlando I
2023-03-29
9:00 am
steve.drucker@flyvolato.com
Price: $10,537.92
REVIEW QUOTE
CALENDAR
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Note: Price shown does not include applicable taxes and fees, e.g., 7.5% federal excise tax.
Other terms and conditions apply, and they are provided in full in the quote.
Instructions
Step 1: Enter your flight details and e-mail address in the form. Our current, firm price will be shown.
Step 2: Review a formal quote by clicking "Review Quote".
Step 3: A new window displaying the quote will open. E-sign the quote to submit it to us for confirmation of availability.
Step 4: We will provide a confirmation of availability as soon as possible. If availability can be confirmed, you will be sent a Paynode payment request to complete the booking process. Pre-payment is required for all trips.
Step 5: We will send written confirmation that your flight has been scheduled.

flights.flyvolato.com/contract/1720b53c1-6e82-4ad9-9205-ae4ec9dd34bc
Volato Contract Signature
SIGN
Volato
Charter Quote #1667
Quote Prepared For:
Steven Drucker
steve.drucker@flyvolato.com
2024156483
Quote Prepared By:
G C Aviation, Inc. d/b/a Volato
FAA Air Carrier Certificate #GZXA746L
1954 Airport Road, Suite 124
Chamblee GA 30341
Phone: (844) 399-9221
www.flyvolato.com
Aircraft: HondaJet or other accommodating 4 PAX
Itinerary
Date
Flight Leg
Distance
Departure
Flight Time
Arrive
03/29/2023 WASHINGTON DC (KIAD) to ORLANDO FL (KMCO)
758 mi
9:00 am
2h 14m
11:14 am
Total Price: $10,537.92
(Price excludes FET, which will be added to Charter Quote if Customer is not eligible for an FET exemption.)
Name:

Figure: Our proprietary instant-pricing system and e-signature platform reduces overhead while providing customers with improved service.

Currently, our reservation/flight operation team enters flight reservations, schedules, invoices, and quotes into a third-party system. This data is, in turn, imported into Volato Mission Control in near-real time.

Figure: Mission Control Flight Scheduling
With Mission Control, we have access to a sophisticated tool for managing our business, providing real-time access to essential data, streamlining operations, and enhancing the customer experience. Our software is designed to drive our productivity, resulting in reduced costs, and increased operational efficiency and revenue.
Social Impact Initiatives
As a growing company, we have an opportunity to build an aviation company for tomorrow. Our business model, fleet, people, and culture have all been influenced by our awareness of our social impact and place as a good corporate citizen in our community.
We prioritize environmental responsibility and operate a fleet of efficient aircraft. Lower fuel burn and operating costs are key selection criterion in evaluating prospective airframes for our fleet. Aircraft that match these criteria, in addition to being financially efficient, reduce the carbon footprint. We believe that sustainability is a critical aspect of our business and offset 100% of the CO2 generated by our HondaJet core fleet’s flight operations (which excludes any HondaJets that are managed by us) through our participation in the 4AIR offset program by purchasing carbon offsets for all fuel used by the fleet; however, we cannot provide assurance that such 4AIR offset program will achieve its stated goal. Although we do not perform any independent monitoring, 4AIR’s carbon offset program is quantified and verified by several leading carbon offset registries which issue serial numbers to us for each retirement of the carbon offset. Through this offset program, we are actively taking steps to reduce our impact on the environment.
We also strongly believe in creating a diverse, equitable, and inclusive workplace that values and celebrates all employees. We recognize the importance of promoting diversity in the aviation industry, and as of April 15, 2023, we actively support organizations such as Women in Aviation, the Organization of Black Aerospace Professionals, National Gay Pilot Association, Latino Pilots Association, Professional Asian Pilots Association, and the U.S. Military.
We invest in our employees and provide a range of competitive benefits. We offer comprehensive healthcare including dental and vision, a matching 401k program, paid time off, life insurance, and short-term disability. We invest in our team through training and mentorship.

Our commitment to sustainability and diversity is just one aspect of our overall mission to provide the best possible experience for our customers. By prioritizing the needs of our employees, we are able to create a positive and welcoming environment that translates into an exceptional aviation experience for all our clients. We are dedicated to setting high standards and providing our customers with a truly exceptional experience.
Flight Operations
Within our organization, we have a dedicated Flight Operations team that is responsible for the safety and efficiency of our aviation operations. This team is comprised of various sub-teams, including our Safety team, Operations Control Center (OCC), Experience Concierge (EC), maintenance team, aircraft management team, and training team.
Our safety team is tasked with implementing and maintaining our safety standards in all aspects of our operations. They continuously monitor and evaluate our safety protocols, with an emphasis on applying industry best practices and regulatory compliance.
The Operations Control Center (OCC) team is responsible for overseeing and managing our daily operations. They monitor flights, manage schedules, and make real-time decisions to support flight operations.
Our Experience Concierge (EC) team focuses on providing our aircraft ownership program, jet card, and charter deposit program customers with a first-class travel experience. They work closely with these customers to understand their needs and preferences, and EC’s goal is to deliver seamless and enjoyable travel experiences. Volato’s hospitality-oriented Experience Concierge account management team is central to our focus on Customer Experience (CX). This is the reason why our HondaJet fleet aircraft have the tail signifier of “CX”.
The maintenance team is responsible for maintaining the airworthiness of our aircraft. They conduct regular inspections, repairs, and maintenance to keep our aircraft in condition and meeting required safety standards. They also work with our maintenance program vendors to schedule third-party maintenance.
Our aircraft management team is responsible for overseeing the overall management and operations of our aircraft fleet. They work closely with our maintenance team to keep our aircraft ready to operate on schedule.
Finally, our training team is responsible for training our pilots and other staff members. They also continuously monitor and evaluate our training programs.
Our Flight Operations staff is located in numerous states in the U.S., including locations in all continental time zones. While many of our employees work remote-first, we have concentrated groups of personnel in the Houston, Texas and Saint Augustine, Florida areas. Our pilots are not “home-based” like traditional airlines/fractional jet operators, allowing them to work from any U.S. state and travel to their assigned aircraft at the start of their scheduled work rotation. This approach provides significant advantages over legacy physical operations centers, as it allows us to operate more efficiently and effectively and increase recruiting opportunities, while also reducing our environmental footprint.
Air Carrier Operations
We provide our passenger air carrier services through G C Aviation, Inc. d/b/a Volato, a wholly-owned subsidiary and Part 135 certificate entity. G C Aviation is our exclusive Part 135 operator and provides flight services, aircraft management, private aircraft charter services, and maintenance support.
Safety
At Volato Group, we pride ourselves on our commitment to safety. We believe that safety is not only a fundamental aspect of our organizational culture, but also a cornerstone of the aviation industry. As such, we view compliance with FAA regulations as merely the baseline for our safety commitment.
To further reinforce our dedication to safety, we have gone above and beyond the minimum FAA requirements by establishing higher safety standards across a range of critical areas such as pilot experience, certification, training, and safety programs. We have implemented Safety Management Systems (SMS) for our air carrier subsidiary that surpasses the FAA regulatory requirements.
Our SMS is a valuable tool for identifying potential hazards, assessing and mitigating risks associated with those hazards, collecting safety data and, most importantly, acting on that data to improve operations. The SMS is managed by our Director of Safety.

One of the key components of our SMS is the Flight Risk Assessment Tool (FRAT), which is used on every flight operated by Volato Group to quantify the flight’s level of risk. Every flight has some level of risk, so the FRAT is important to help distinguish, in advance, between a lower-risk flight and a higher-risk flight. Once identified, higher-risk flights can be assessed for potential mitigation.
Aside from our internal safety management efforts, we are also proud voluntary participants in audits from various third-party safety organizations, including ARGUS and IS-BAO. These audits provide us with an opportunity to have external experts review and enhance the continuous improvement of our SMS.
We believe that our commitment to safety is the cornerstone of our organizational culture. Through our Safety Management Systems and voluntary participation in third-party safety audits, we remain committed to all aspects of safety across our operation.
Volato’s Pilots
All of our commercial passenger flights are operated with two trained and qualified pilots. Our pilot requirements exceed the FAA’s requirements and training criteria outlined in the Federal Aviation Regulations. Each of our pilots is required to hold an appropriate FAA-required FAA pilot certificate and FAA medical certificate, as well as the necessary type rating for the aircraft they will be flying.
In addition to meeting these essential requirements, our pilot selection process also includes a comprehensive screening process that considers a candidate's professional background, customer service skills, and safety record. This process includes both technical and customer service interviews, allowing us to identify candidates who possess the necessary skills and traits to provide our customers with a superior travel experience.
Once selected, our pilots undergo mandatory advanced aircraft ground and flight training in a full-motion simulator, as well as recurrent training on the relevant aircraft. Through this comprehensive training regimen, our pilots are prepared to handle a challenging situation that may arise during a flight.
Aircraft Maintenance and Repairs
As an aviation company, safety is our utmost priority. We have established a maintenance program that covers all types of maintenance and repairs that occur on different schedules. This includes line maintenance, which involves scheduled maintenance inspections, routine repairs, and unscheduled items as needed. Additionally, we perform scheduled airframe maintenance inspections and engine overhauls at appropriate intervals for any given airframe or engine. Our fleet maintenance is scheduled to prioritize the least disruption and downtime, ending mission proximity to a service center, and compliance with maintenance program requirements. We also conduct unscheduled and “airplane on ground” (“AOG”) repairs as necessary, and as soon as possible, to return the aircraft to service in a timely fashion.
We have a maintenance facility in Houston, TX. We use third-party maintenance providers to perform substantially all scheduled maintenance work.
Key Vendors
We have contracts with airframe manufacturers to provide parts and maintenance labor for our aircraft at pre-negotiated pricing and rates. Additionally, we have agreements with select airframe and engine manufacturers whereby they provide maintenance services for various aircraft on our certificate. These services are primarily focused on scheduled airframe maintenance inspections, engine inspections, and engine overhauls, in exchange for an hourly rate per flight hour or engine cycle charge.
Furthermore, we have pricing agreements with various fuel providers across the United States, which provide us with pre-negotiated pricing for fuel, as well as handling and facility fees at each location.
We have entered into agreements with a well-known third-party supplier for factory-authorized pilot training, which includes fixed price training slots throughout the year for both initial and recurrent pilot training.
Government Regulation
Primary Domestic Regulators
The subsequent paragraphs provide a brief overview of the roles of some of the most notable domestic regulators relevant to our business operations. It is important to note that this summary is not intended to be comprehensive, as it does not encompass every regulator or rule governed by these regulators.

DOT serves as the primary regulator of economic matters within the aviation industry. Specifically, with respect to our business operations, DOT oversees our subsidiary that operates as an air taxi under Part 298 (14 C.F.R. Part 298, referred to herein as “Part 298”). This includes the economic authority to conduct business as a type of air carrier, as well as consumer protection and insurance requirements applicable to such business.
Furthermore, DOT regulates our advertising and service offering under Part 295 (14 C.F.R. Part 295, referred to herein as “Part 295”). As a statutorily-defined “ticket agent” and “air charter broker” under Part 295, we are subject to DOT jurisdiction in offering and selling our charter programs and in arranging flights on behalf of our customers. In all aspects of our business operations that fall under DOT's purview, we are obligated to comply with its statutory and regulatory authorities to prevent and redress “unfair” or “deceptive” practices. We are also subject to DOT's consumer protection regulations, which cover various areas, such as data reporting, recordkeeping, advertising, ticket sales, and ensuring equal access to air transportation for disabled passengers.
Additionally, DOT enforces U.S. laws governing the citizenship of air carriers. This includes requirements that air carriers be under the actual control of U.S. citizens and satisfy certain other criteria, including having a U.S. citizen as our president/chief executive officer and at least two-thirds of our Board, and other managing officers must be U.S. citizens, and that at least seventy-five percent of our voting stock must be owned and controlled, directly and indirectly, by U.S. citizens. The amount of non-voting stock that may be owned or controlled by non-U.S. citizens is limited as well.
The FAA is the primary governing body responsible for overseeing safety matters in the aviation industry. Its regulatory framework encompasses various facets of civil aviation, including the design and manufacture of aircraft and their components, inspection, maintenance, repair and registration of aircraft, as well as the training, licensing, and performance of duties by pilots, flight attendants, and maintenance technicians. The FAA also regulates safety-sensitive personnel for prohibited drug use or alcohol consumption, and oversees the design, construction, and maintenance of runways and airport facilities. Furthermore, the FAA is tasked with managing air traffic control systems and the complex air traffic at busy airport facilities. It certifies and monitors air carriers, establishes Safety Management Systems, promotes voluntary data disclosure systems that aid in enhancing safety, and oversees and controls the operations of air carriers by their accountable managers, directors of operations, and directors of maintenance, among other key personnel.
The FAA's regulatory framework is comprised of several parts found in Title 14 of the U.S. Code of Federal Regulations. For instance, Part 91 contains the general rules for flight safety, while Part 135 contains additional rules that apply to commercial on-demand operations. In the event of a security threat, environmental risk, or other emergency, the FAA holds the power to shut down segments of airspace or even the entire U.S. airspace to civilian use, as demonstrated on September 11, 2001.
As an agency of the Department of Homeland Security (“DHS”), the TSA is the primary regulatory body responsible for security matters in the aviation industry. The TSA's oversight extends to standard security programs in use by U.S. airports and air carriers, which cover areas such as flight crew training, passenger identity and screening, security watchlists, and cooperation in threat assessments and responses.
U.S. Customs and Border Protection (“CBP”), also an agency of DHS, plays a crucial role as the primary regulator of customs, immigration, and public health matters affecting the aviation industry. Whenever our air carrier operations involve international flight segments, we are required to provide CBP with advanced disclosure of passenger information, facilitate the inspection of baggage, including prohibited substances or invasive species of plants or animals, and ensure proper disposal of any foreign-originating refuse on the aircraft.
The Environmental Protection Agency (“EPA”) is the primary federal environmental regulator, responsible for promulgating new rules relating to greenhouse emissions from carbon fuels used in aircraft engines in January 2021. These rules are expected to bring about changes in future aircraft engine designs and approvals, leading to a turnover in which engines may remain in use in the coming years. However, this area of regulation remains subject to change based on domestic and international pressures to address the perceived needs of our global environment, making it difficult to predict how these developments might impact our business in the future.
The vast majority of airports where we operate are owned and operated by state and local government entities, which have the right to impose safety, security, and other regulations as long as they do not conflict with federal law.

Airport authorities also have extensive property rights, enabling them to impose conditions on leasing and using airport facilities. The terms on which an airport authority might lease or allow use of its property may be less favorable than customary for real estate transactions outside of an airport environment.
These regulatory authorities possess the power to suspend or revoke our certifications or authorizations, impose monetary fines and other civil penalties, and refer cases for criminal prosecution, which could halt our business and flight operations. These actions may occur with or without an opportunity for us to present our defense before action is taken by the regulator. Even if our position is potentially reasonable, we may not prevail in an appeal because of the regulators' significant discretion and the deference given to their interpretation of the facts and law during the appeal process.
The National Transportation Safety Board (“NTSB”) is an independent agency that is responsible for oversight of aircraft accident investigations. NTSB regulations that govern accident notification are contained in 14 CFR Part 830. NTSB has the authority to issue subpoenas in conjunction with accident investigations. NTSB may elect to delegate accident investigation duties to the FAA.
Privacy and Data Protection
Compliance with laws governing the collection, use, transfer, security, storage, destruction, and other processing of personally identifiable information and other data relating to individuals is important for our business. As our technology platform is an integral part of our operations, adherence to federal, state, local, municipal, and foreign laws and regulations, as well as industry standards, is necessary to enhance the user experience of our mobile application and marketing site relevant to our business.
We receive, collect, store, process, transmit, share, and use personal information, and other customer data, including health information. We also rely on third parties to manage certain aspects of these operations and to receive, collect, store, process, transmit, share, and use such personal information, including payment information. The collection, storage, processing, sharing, use, retention, and security of this information are governed by various laws and regulations.
The California Consumer Privacy Act (“CCPA”) establishes a privacy framework for covered businesses regarding data privacy rights for California residents. Compliance with the CCPA is necessary for businesses to provide certain disclosures to California residents, respond to their requests for disclosures regarding their personal information, and offer them the right to opt out of sales of personal information. The CCPA also provides for severe statutory damages for noncompliance and private rights of action for certain breaches of personal information resulting from a covered business's failure to implement reasonable security procedures and practices. Furthermore, the California Privacy Rights Act, which took effect on January 1, 2023, expands California residents' rights under the CCPA.
Given that we collect personal information from California residents through the air transportation services we have offered in California in the past and direct marketing to California residents for those services, as well as our plans to offer future services in California, we believe that we are subject to compliance with California's privacy laws.
Employees
Our employees are central to our and our customers’ success. As of July 11, 2024, we have 241 employees, including 123 pilots and no part-time employees. In addition, we engage a number of contractors and consultants to supplement our workforce. All full-time employees are located within the United States and fulfill a range of roles, including non-exempt and exempt positions in corporate functions, pilots, and maintenance personnel.
To date, Volato Group and our affiliates have not experienced any work stoppages. Furthermore, none of our employees are currently represented by a labor organization or subject to collective bargaining agreements. Our human capital objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees and consultants through the granting of stock-based compensation awards.
Facilities
We are a remote-first company, founded during the COVID-19 pandemic. Our physical operations are located primarily at three locations: St. Augustine, Florida; Houston, Texas; and Atlanta, Georgia. All our facilities are located on land that is leased from third parties. We believe that these facilities meet our current and future anticipated needs. In addition, primarily for aircraft ownership program participants’ flight pricing, we designate a few other physical locations as operational bases, which may or may not have personnel or facilities, but which our owners are not charged repositioning fees to fly from.
Due to operating a floating fleet, our core fleet of charter aircraft do not return to our facilities or a designated airport each night, but instead remain over-night throughout the country based on their flight schedule. Our managed aircraft, which are operated primarily for the benefit of the aircraft owners, typically return to a single, “home” airport, but will occasionally overnight at other airports.
Intellectual Property
Safeguarding our proprietary technology and other intellectual property is important for our business. We employ a combination of strategies, including trademarks, contractual commitments and security procedures to protect our intellectual property. We require our employees and relevant consultants to sign confidentiality agreements and certain third parties to sign nondisclosure agreements. We routinely evaluate our technology development initiatives and branding strategy to identify potential new intellectual property. We have pending U.S. and certain foreign trademark applications, including the “Volato” word mark and Dragonfly design mark.
Presently, we own the Internet domain “flyvolato.com.” The regulation of domain names in the United States is subject to change, and regulatory authorities may create additional top-level domains, appoint additional domain name registrars, or change the prerequisites for holding domain names. As a result, we may not be able to acquire or maintain all domain names that incorporate the name “Volato” or are otherwise relevant to or descriptive of our business.
Although software can be protected by copyright law, we have chosen to rely primarily on trade secret law to protect our proprietary software and have chosen not to register any copyrights in these works. In the United States, copyright law requires registration to bring a claim for infringement and to obtain certain types of remedies. However, even if we decide to register a copyright in our software to bring an infringement action, the remedies and damages available to us for unauthorized use of our software may be limited.
It is important to note that intellectual property laws, contractual commitments, and security procedures provide only limited protection, and our intellectual property rights may be challenged, invalidated, circumvented, infringed upon, or misappropriated. Furthermore, trade secrets, know-how, and other proprietary materials may be independently developed by our competitors or revealed to the public or our competitors, and may no longer provide protection for the related intellectual property.
Additionally, intellectual property laws vary from country to country, and we have not sought trademark registrations in every foreign jurisdiction in which we have or may operate. As a result, we may be unable to protect certain aspects of our brands or other intellectual property in other jurisdictions.
Legal Proceedings
From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “Risk Factors” starting on page 11 and elsewhere in this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Volato Group, Inc.
Overview of Our Business
Our mission is to provide our JetShare owners and other customers more time for the rest of their lives by providing convenient and high-quality travel by using the right aircraft for the mission and by developing proprietary technology designed to make the travel experience more seamless.
Our revenue is generated through our aircraft ownership program, a focused commercial strategy which includes deposit products, charter flights and aircraft management services. Our aircraft ownership program is an asset-light model whereby we sell LLC membership interests to third-party owners and then sell each fleet aircraft to a limited liability company (LLC). The LLC then leases the aircraft back to us for management and charter operation on behalf of the LLC under 14 C.F.R. Part 135. In turn, program participants (JetShare owners) invest in those special purpose entities to fund the aircraft purchase. We operate the aircraft on behalf of the special purpose entity and enters into charter agreements with the individual JetShare owners to provide preferential access and charter pricing for our HondaJet fleet.
Additionally, our commercial services generate demand for our fleet through the operation of retail deposit programs and charter as well as wholesale charter through brokers. We offer these programs on a fleet of 24 HondaJets and a managed fleet of 6 aircraft. For additional details about these revenue streams, please see the section above titled “Aircraft Ownership Program Revenue Streams”. Finally, we provide aircraft management services to existing owners of aircraft and help them monetize their aircraft through charter services.
Since inception, we have been focused on making the necessary investments in people, focused acquisitions, aircraft and technology to build an industry leading aviation company that uses capital efficiently.
Financial highlights for the three months ended March 31, 2024 include:
•
We generated total revenue of $13.2 million a decrease of $2.5 million, or 16%, compared to the three months ended March 31, 2023. Revenue from aircraft usage increased by $4.8 million, or 72%, while revenue from plane sales decreased by $5.7 million, during the three months ended March 31, 2024, related to lower plane sales;

•	We had 2,926 total flight hours for the three months ended March 31, 2024, representing 39% year-over-year growth;
•
We incurred a net loss of $17.4 million for the three months ended March 31, 2024, representing a $9.9 million increase in loss over the prior year primarily related to lower plane sales, as described above, and increased advertising and marketing spend as well as increased costs related to being a publicly traded company and a rapidly scaling business; and

•	Adjusted negative EBITDA[2] was $13.1 million for the three months ended March 31, 2024 compared to adjusted negative EBITDA of $6.7 million for the same period last year.
Financial highlights for the year ended December 31, 2023 include:
•
We generated total revenue of $73.3 million a decrease of $23.4 million, or 24%, compared to the year ended December 31, 2022. Revenue from aircraft usage increased by $23.4 million, or 162%, while revenue from plane sales decreased by $46.3 million, or 68%, during the year ended December 31, 2023, primarily related to lower plane sales;

[2]	Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables and related notes below for a reconciliation of Adjusted EBITDA to its most comparable GAAP measure.

•	We had 11,273 total flight hours for the year ended December 31, 2023, representing 124% year-over-year growth;
•
We incurred a net loss of $52.8 million for the year ended December 31, 2023, representing a $43.5 million increase in loss over the prior year primarily related to lower plane sales, as described above, and increased costs related to being a publicly traded company and a rapidly scaling business; and

•
Adjusted negative EBITDA was $32.1 million for the year ended December 31, 2023 compared to adjusted negative EBITDA of $9.0 million for the prior year. The change in adjusted EBITDA was the result of increased costs of being a publicly traded company and a rapidly scaling business, as well as lower plane sales.

Key Factors Affecting Results of Operations
We believe that the following factors have affected our financial condition and results of operations and are expected to continue to have a significant effect:
Market Competition
We compete for market share in the highly fragmented private aviation industry. The top 10 largest operators control approximately 25% of the total flight hours operated in the United States. For example, there are over 400 light jet operators (excludes air ambulance) offering Part 135 charter services in our primary network service area, flying approximately 293,000 flight hours. The breadth of operators and the product options (fractional, deposit/card programs, charter) makes the industry highly competitive.
Costs and Expense Management
In 2022 and 2023, we invested in the core business systems, processes and people required to safely operate a rapidly growing, publicly traded private aviation company. We will continue to invest in the technology and systems required to increase our fleet availability and utilization. The Company currently enrolls our fleet of HondaJet aircraft, and most of our managed aircraft, in OEM maintenance programs. These programs provide known hourly maintenance rates for our airplanes based on utilization levels and enable our maintenance expenses to be predictable. There is an opportunity to move to different tiers of these programs and increase the amount of maintenance we perform in-house to potentially increase aircraft availability. Substantial increases to the scope of Volato-performed maintenance would likely require material investments in personnel, equipment, facilities, and training. We will continue to evaluate these opportunities to improve our cost structure going forward.
We believe that pricing and data analytics are critical to our long-term ability to deliver high utilization rates on our aircraft. We plan to continue to develop new and unique products designed to leverage our yield management expertise. These new products have and will continue to require new technology systems and the resulting investment. We believe these investments will lead to increased financial performance by increasing the total contribution margin from flight operations.
Economic Conditions
The private aviation industry is volatile and affected by economic cycles and trends. Our financial performance is susceptible to economically driven changes in demand particularly for our discretionary charter and deposit products. Our cost structure and private aviation demand levels can be greatly impacted by the price of jet fuel, pilot salaries and availability, changes in government regulations, consumer confidence, safety concerns, and other factors. Our experience operating light jets leads us to believe that operating the most efficient fleet in each class of airplanes (i.e., light, mid, super mid, large cabin), will prove beneficial in an economic downturn.
Pilot Availability and Attrition
The competition for pilots has intensified in recent years. We have relied on increasing pilot pay and benefits to continue to attract qualified applicants including equity compensation. While we have been able to attract and retain the appropriate number of pilots to date, there is no guarantee that we will be able to continue to do so without further increasing our cost structure.

Results of Operations
Comparison of three months ended March 31, 2024 and March 31, 2023
The following table sets forth our results of operations for the three months ended March 31, 2024 and 2023, (in thousands, except percentages):
	For the Three Months Ended March 31,		Change In
	2024	2023	$	%
Revenue	$13,211	$15,665	$(2,454)	(16)%

Costs and expenses:
Cost of revenue	17,492	17,363	129	1%
Selling, general and administrative	11,742	6,215	5,527	89%
Total costs and expenses	29,234	23,578	5,656	24%
Loss from operations	(16,023)	(7,913)	(8,110)	102%
Other income (expenses):
Gain from sale of consolidated entity	—	387	(387)	NM
Gain from sale of equity-method investment	—	863	(863)	NM
Other income	4	42	(38)	NM
Loss from change in fair value forward purchase agreement	(227)	—	(227)	NM
Interest expense, net	(1,138)	(894)	(244)	27%
Other expenses	(1,361)	398	(1,759)	NM

Loss before provision for income taxes	(17,384)	(7,515)	(9,869)	131%
Provision for incomes taxes	6	—	6	NM
Net Loss	$(17,390)	$(7,515)	$(9,875)	131%
Revenue
Revenue decreased by $2.5 million, or 16%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. Revenue consists of the following (in thousands, except percentages):
	Three Months Ended March 31,		Change In
	2024	2023	$	%
Aircraft sales	$—	$5,710	$(5,710)	(100)%
Aircraft usage	11,516	6,684	4,832	72%
Managed aircraft	1,695	3,271	(1,576)	(48)%
Total	$13,211	$15,665	$(2,454)	(16)%
The decrease in revenue was the result of a decline in revenue from aircraft sales of $5.7 million and lower revenue from managed aircraft, partially offset by an increase in revenue from plane usage of $4.8 million, during the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The decrease in revenue from aircraft sales was primarily the result of delays in aircraft deliveries in the first quarter of 2024. Honda released the new HondaJet Elite II model in the fourth quarter of 2022 with Volato taking delivery of its first two Elite II model aircraft in fourth quarter 2022. We have orders for 22 additional HondaJet Elite IIs and expect delivery of eight to ten throughout 2024 and the remaining in 2025. In addition, we have orders for four Gulfstream G280 jets and expect delivery of two to four in 2024 and the remaining in 2025. We believe the expected aircraft deliveries will result in higher aircraft sales revenue.
The increase in aircraft usage revenue is the result of an increase in our floating fleet to 26 as of March 31, 2024 from 15 as of March 31, 2023 as well as an increase in our blended yield per hour to $5,313 during the three months ended March 31, 2024 from $4,927 per hour for the three months ended March 31, 2023. Our aircraft usage revenue is dependent on the (i) number of jets in our floating fleet driving total flight hours, (ii) mix of demand between owner, program and ad hoc impacting blended yield, and (iii) empty percentage. As our floating fleet grows, we expect both flight hours and blended yield to increase resulting in higher aircraft usage revenue.
Cost of Revenue
Cost of revenue comprises expenses tied to the associated revenue streams: aircraft sales, aircraft usage, and managed aircraft. Aircraft sales cost of revenue is our purchase price of the aircraft. Aircraft usage cost of revenue includes all of the costs related to operations of our HondaJet floating fleet including flight crew salary and benefits, fuel, maintenance, owner revenue share, lease costs, and landing and other airport fees. The managed aircraft cost of revenue includes all costs incurred in our managed aircraft including the cost of flight crews, fuel, maintenance, and landing and other airport fees.
Cost of revenue increased by $129 thousand, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. Cost of revenue consists of the following (in thousands, except percentages):
	Three Months Ended March 31,		Change In
	2024	2023	$	%
Aircraft sales	$—	$5,440	$(5,440)	(100)%
Aircraft usage	15,982	9,064	6,918	76%
Managed aircraft	1,510	2,859	(1,349)	(47)%
Total	$17,492	$17,363	$129	1%
The increase in cost of revenue was the result of a decrease in cost of revenue from aircraft sales of $5.4 million and lower cost of revenue from managed aircraft of $1.3 million, partially offset by an increase in cost of revenue from plane usage of $6.9 million, during the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The decrease in cost of revenue from aircraft sales was primarily the result of delays in aircraft deliveries in the first quarter of 2024.
Selling, general and administrative
Selling, general and administrative expenses increased by $5.5 million, or 89%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The increase in selling, general and administrative is primarily related to higher advertising and marketing expense of $2.0 million, higher salaries of $1.2 million to support the growth in the company, and professional fees and other expenses associated with becoming a public company. In May 2024, we implemented a cost savings initiative to support our path to profitability. On a proforma basis, assuming these cost savings had been implemented at the beginning of January, our selling, general and administrative expenses would have been $9.0 million for the three months ended March 31, 2024.
Gain from sale of consolidated entity
Gain on sale of consolidated entity consists of the gain on the sale of Fly Dreams LLC during 2023.
Gain from sale of equity method investment
Gain on sale of equity method investment consists of the sale of the remaining interest in Volato 239, LLC and re-sold fractions in Volato 149, LLC and Volato 234, LLC.
Loss on change in value of forward purchase agreement
As part of the Business Combination, we entered into an agreement for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”). We recorded a fair value adjustment on the Forward Purchase Agreement resulting in a loss of $227 thousand loss on the change in fair value for the three months ended March 31, 2024.
Interest Expense
Interest expense primarily consists of interest related to our credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $244 thousand, in the three months ended March 31, 2024 as compared to the three months ended March 31, 2023 primarily as a result of an increase in the Shearwater debt facility.

Comparison of twelve months ended December 31, 2023 and December 31, 2022
	Year Ended December 31,		Change In
	2023	2022	$	%
Revenue	$73,338	$96,706	$(23,368)	(24)%

Costs and expenses:
Cost of revenue	82,025	94,280	(12,255)	(13)%
Selling, general and administrative	28,822	11,611	17,211	148%
Total costs and expenses	110,847	105,891	4,956	5%
Loss from operation	(37,509)	(9,185)	(28,324)	308%
Other income (expense):
Gain from deconsolidation of investments	—	581	(581)	(100)%
Gain from sale of consolidated entity	387	—	387	N/M
Gain from sale of equity-method investment	883	—	883	N/M
Other income	180	15	165	N/M
Loss from change in value of forward purchase agreement	(13,403)	—	(13,403)	N/M
Interest expense, net	(3,358)	(866)	(2,492)	288%
Total other income (expense)	(15,311)	(270)	(15,041)	N/M

Net loss before income taxes	(52,820)	(9,455)	(43,365)	459%

Provision for income tax expense (benefit)	2	(55)	57	(104)%

Net loss before non-controlling interest	(52,822)	(9,400)	(43,422)	462%
Net income attributable to non-controlling interest	—	(33)	33	(100)%
Net Loss	$(52,822)	$(9,367)	$(43,455)	464%
Revenue
Revenue decreased by $23.4 million, or 24%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease in revenue was primarily attributable to the following changes in charter flight revenue, aircraft management revenue and aircraft sales revenue (in thousands, except percentages):
	Year Ended December 31,		Change In
	2023	2022	$	%
Aircraft sales	$21,443	$67,695	$(46,252)	(68)%
Aircraft usage	37,787	14,417	23,370	162%
Managed aircraft	14,108	14,594	(486)	(3)%
Total	$73,338	$96,706	$(23,368)	(24)%
The decrease in revenue was the result of a decline in revenue from aircraft sales of $46.3 million, or 68%, partially offset by an increase in revenue from plane usage of $23.4 million, or 162% during the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease in aircraft sales primarily the result of lower aircraft delivery in 2023 compared to 2022. Honda released the new HondaJet Elite II model in the fourth quarter of 2022 with Volato taking delivery of its first two Elite II model aircraft in fourth quarter 2022. We have orders for 22 additional HondaJet Elite IIs and expect delivery of eight to ten throughout 2024 and the remaining in 2025. In addition, we have orders for four Gulfstream G280 jets and expect delivery of one to two in 2024 and the remaining in 2025. We believe the expected aircraft deliveries will result in higher aircraft sales revenue.

The increase in aircraft usage revenue is the result of an increase in our floating fleet to 24 as of December 31, 2023. Our aircraft usage revenue is dependent on the (i) number of jets in our floating fleet driving total flight hours, (ii) mix of demand between owner, program and ad hoc impacting blended yield, and (iii) empty percentage. As our floating fleet grows, we expect both flight hours and blended yield to increase resulting in higher aircraft usage revenue.
Cost of Revenue
Cost of revenue comprises expenses tied to the associated revenue streams: aircraft sales, aircraft usage, and managed aircraft. Aircraft sales cost of revenue is our purchase price of the aircraft. Aircraft usage cost of revenue includes all of the costs related to operations of our HondaJet floating fleet including flight crew salary and benefits, fuel, maintenance, owner revenue share, lease costs, and landing and other airport fees. The managed aircraft cost of revenue includes all costs incurred in our managed aircraft including the cost of flight crews, fuel, maintenance, and landing and other airport fees.
Cost of revenue decreased by $12.3 million, or 13%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease in cost of revenue was primarily attributable to the following changes in charter flight revenue, aircraft management revenue and aircraft sales revenue (in thousands, except percentages):
	Year Ended December 31,		Change In
	2023	2022	$	%
Aircraft sales	$17,322	$58,910	$(41,588)	(71)%
Aircraft usage	51,803	21,986	29,817	136%
Managed aircraft	12,900	13,384	(484)	(4)%
Total	$82,025	$94,280	$(12,255)	(13)%
Selling, general and administrative
Selling, general and administrative expenses increased by $17.2 million, or 148%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase in selling, general and administrative is primarily related to higher salaries of $8.6 million to support the growth in the company, higher marketing spend of $2 million and professional fees and other costs associated with the growth of the Company and becoming a public company.
Gain from sale of consolidated entity
Gain on sale of consolidated entity consists of the gain on the sale of Fly Dreams LLC during 2023.
Gain from sale of equity method investment
Gain on sale of equity method investment consists of the sale of the remaining interest in Volato 239, LLC and re-sold fractions in Volato 149, LLC and Volato 234, LLC.
Loss on change in value of forward purchase agreement
As part of the Business Combination, we entered into an agreement for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”). We recorded a fair value adjustment on the Forward Purchase Agreement resulting in a $13.4 million loss on the change in fair value.
Interest Expense
Interest expense primarily consists of interest related to our credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $2.5 million, or 288%, during the year ended December 31, 2023 as compared to the year ended December 31, 2022 primarily as a result of an increase in the Shearwater debt facility.
Non-GAAP Financial Measures
Non-GAAP financial measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP. We believe that these non-GAAP financial measures of financial results provide useful supplemental information to investors, about Volato. However, there are a number of limitations related to the use of these non-GAAP financial measures and their nearest GAAP equivalents, including that they exclude significant expenses that are required by GAAP to be recorded in Volato’s financial measures. In addition, other companies may calculate non-GAAP financial measures differently, or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies.
Adjusted EBITDA
We calculate Adjusted EBITDA as net loss adjusted for (i) interest expense, net, (ii) provision for income taxes (benefit) (iii) depreciation and amortization, (iv) equity-based compensation expense, (v) acquisition, integration, and capital raise related expenses, and (v) other items not indicative of our ongoing operating performance. We include Adjusted EBITDA as a supplemental measure for assessing operating performance.
The following tables reconcile Adjusted EBITDA to net loss, which is the most directly comparable GAAP measure (in thousands):
	Three Months Ended March 31,
Adjusted EBITDA	2024	2023
Net loss	$(17,390)	$(7,515)
Interest expense, net	1,138	894
Provision for income tax expense	6	—
Loss from change in fair value of forward purchase agreement	227	—
Depreciation and amortization	80	45
Equity-based compensation expense	83	8
Gain from sale of consolidated entity	—	(387)
Gain from sale of equity-method investment	—	(863)
Other income	(4)	(42)
Other items not indicative of our ongoing operating performance(1)	2,765	1,174
Adjusted EBITDA	$(13,095)	$(6,686)
(1)	Represents cost incurred related to the cost savings initiative and business realignment.
	Year Ended December 31,
Adjusted EBITDA	2023	2022
Net loss	$(52,822)	$(9,367)
Interest expense, net	3,358	866
Provision for income tax expense (benefit)	2	(55)
Loss from change in fair value of forward purchase agreement	13,403	—
Depreciation and amortization	200	162
Equity-based compensation expense	82	17
Net loss attributable to non-controlling interest	—	(33)
Gain from deconsolidation of investments	—	(581)
Gain from sale of consolidated entity	(387)	—
Gain from sale of equity-method investment	(883)	—
Other income	(180)	(15)
Acquisition, integration, and capital raise related expenses(1)	167	21
Other items not indicative of our ongoing operating performance(2)	4,918	—
Adjusted EBITDA	$(32,142)	$(8,985)
(1)	Represents non-capitalizable Business Combination expenses in 2023 and acquisition expenses associated with Gulf Coast Aviation in 2022.
(2)	Represents cost incurred related to business realignment.

Liquidity and Capital Resources
Overview
Our principal sources of liquidity have historically consisted of financing activities, including proceeds from the issuance of stock, borrowings under our credit facilities, and capital raises from convertible debt and preferred stock. We additionally manage liquidity through the aircraft sales which provides up front deposits from our customers and aircraft usage. As of March 31, 2024, we had $8.3 million of cash and cash equivalents and restricted cash. During the year ended December 31, 2023, we converted our line of credit from a related party into convertible notes, and therefore have no credit facilities for future borrowings.
Our primary needs for liquidity are to fund working capital, acquisitions, debt service requirements, and for general corporate purposes.
We believe factors that could affect our liquidity include the ability of our OEM partners to meet our delivery schedule and our ability to sell those aircraft, the growth rate of our charter and deposit program flying, changes in demand for our services, competitive pricing pressures, the timing and extent of spending on software development and other growth initiatives, our ability to improve the efficiency of our network flying, and overall economic conditions. To the extent that our current liquidity is insufficient to fund future activities, we will need to raise additional funds. We may attempt to raise additional capital through the sale of equity securities, through debt financing arrangements, or both. Raising additional funds by issuing equity securities will dilute, the ownership of existing shareholders. The occurrence of additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations. In the event that additional funds are required from outside sources, we may not be able to raise it on terms acceptable to us or at all.
We have incurred negative cash flows from operating activities and significant losses from operations historically and plan to raise additional capital to fund our future operations. We believe our cash on hand, our planned capital raise, and our results of operations including our planned sale of aircraft during the year ending December 31, 2024, will be sufficient to meet our projected working capital and capital expenditure requirements for a period of at least 12 months from the date of this report. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected. These factors raise substantial doubt regarding our ability to continue as a going concern.
Cash Flows
The following tables summarize our cash flows for each of the three months ended March 31, 2024 and 2023 and the years ended December 31, 2023 and 2022 (in thousands):
	Three Months Ended March 31,
	2024	2023
Net cash used in operating activities	$(7,696)	$(7,608)
Net cash provided by (used in) investing activities	(56)	1,970
Net cash provided by (used in) financing activities	(684)	5,468
Net decrease In Cash and Restricted Cash	$(8,436)	$(170)
	Year Ended December 31,
	2023	2022
Net cash used in operating activities	$(30,394)	$(21,432)
Net cash provided by investing activities	1,776	5,145
Net cash provided by financing activities	37,461	22,558
Net Increase In Cash and Cash Equivalents and Restricted Cash	$8,843	$6,271
Cash Flow from Operating Activities
Net cash used in operating activities for the three months ended March 31, 2024 was $7.7 million. The cash outflow from operating activities consisted of our net loss of $17.4 million, non-cash items of $0.5 million, and a change in net operating assets and liabilities of $9.2 million. The change in net operating assets and liabilities was primarily as a result of an increase in customer deposits and deferred revenue of $6.2 million and an increase in accounts payable and accrued liabilities of $2.3 million.
Net cash used in operating activities for the three months ended March 31, 2023 was $7.6 million. The cash outflow from operating activities consisted of our net loss of $7.5 million, non-cash items of $1.1 million, and a change in net operating assets and liabilities of $1.0 million. The change in net operating assets and liabilities was primarily a result of an increase in accounts payable and accrued liabilities of $1.0 million, a decrease in prepaid and other current assets of $0.9 million, and a decrease in accounts receivable of $0.5 million, offset by a change in deposits of $1.3 million.
Net cash used in operating activities for the year ended December 31, 2023 was $30.4 million. The cash outflow from operating activities consisted of our net loss of $52.8 million, non-cash items of $13.0 million, and a change in net operating assets and liabilities of $9.5 million. The increase in net operating assets and liabilities was primarily as a result of an increase in customer deposits and deferred revenue of $10.7 million and an increase in accounts payable and accrued liabilities of $5.7 million. This was offset by a decrease in deposits of $3.9 million, a decrease in prepaid and other current assets of $1.6 million, and a decrease in accounts receivable, net of $1.1 million.
Net cash used in operating activities for the year ended December 31, 2022 was $21.4 million. The cash outflow from operating activities consisted of our net loss of $9.4 million, non-cash items of $0.3 million, and a change in net operating assets and liabilities of $11.7 million. The decrease in net operating assets and liabilities was primarily as a result of a decrease in deposits of $11.4 million, a decrease in accounts receivable of $2.2 million and a decrease in prepaid expenses and other current assets of $1.6 million. This was offset by an increase in accounts payable and accrued liabilities of $2.2 million and an increase in customer deposits and deferred revenue of $1.3 million.
Cash Flow from Investing Activities
Net cash used in investing activities for the three months ended March 31, 2024 was $56 thousand related to the purchase of property and equipment.
Net cash provided by investing activities for the three months ended March 31, 2023 was $2.0 million. Cash flow from investing activities was primarily attributable to $1.9 million from the net sale of equity method investment.
Net cash provided by investing activities for the year ended December 31, 2023 was $1.8 million. The cash flow from investing activities consisted of $4.2 million in proceeds from the sale of an equity method investment, offset somewhat by $2.3 million in payment for the purchase of an equity method investment.
Net cash provided by investing activities for the year ended December 31, 2022 was $5.1 million. In 2022, the cash inflow from investing activities was primarily attributable to $6.6 million from the sale of equity method investments net of $1.9 million paid for the acquisition of GCA. In addition, we used $300,000 for capital expenditures.
Cash Flow from Financing Activities
Net cash used in financing activities for the three months ended March 31, 2024 was $684 thousand. Cash flow from financing activities consisted of repayment on loans.
Net cash provided by financing activities for the three months ended March 31, 2023 was $5.5 million. Cash flow from financing activities was primarily attributable proceeds from the issuance of convertible notes of $4.8 million and proceeds from line of credit of $1 million.
Net cash from financing activities for the year ended December 31, 2023 was $37.5 million. Cash flow from financing activities consisted proceeds of $24.2 million from the sale of preferred stock, $16.7 million from the Business Combination, net of closing costs, $12.7 million from the issuance of convertible notes, $2.5 million in proceeds from the forward purchase agreement and $1 million from our line of credit. This was offset by the payment for a forward purchase agreement of $18.9 and $0.8 million for the payment of a loan.
Net cash provided in financing activities for December 31, 2022 was $22.6 million. In 2022, the cash inflow from financing activities was primarily attributable to $18.9 million of proceeds related to the issuance of convertible notes and $3.7 million of proceeds, net of repayments related to long-term debt.

Sources of Liquidity
To date, we have financed our operations primarily through issuance of preferred interests, cash from operations, borrowings of long-term debt, loans and convertible notes.
On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8 million which was set to mature on January 1, 2023 (“December 2021 note”). The Company was required to make monthly payments of interest at a fixed rate of 4.0% per annum. In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company.
During the year ended December 31, 2022, the Company did not remit its interest payments in connection with the December 2021 note to this related party, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments. The agreement stipulated that in the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurred and remained uncured beyond the applicable grace period, then the entire unpaid principal balance would bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500,000, indebtedness cross default, or bankruptcy proceedings.
On March 15, 2023, the outstanding balance of the December 2021 note and accrued interest was converted into a convertible note with a principal balance of $6.0 million bearing interest at 4%, maturing on March 31, 2024.
On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1.0 million, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties. This note has been repaid as of April 1, 2024.
During the year ended December 31, 2022 and year ended December 31, 2023, we issued a series of convertible notes (“Series CN-001”) with various investors for an aggregate principal amount of $19.1 million. The notes were due and payable at any time on or after December 31, 2023 upon the written demand of the majority holders, which could be extended at the sole election of the Company to December 31, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carried a five percent (5%) interest per annum. The Company could not prepay the convertible notes prior to maturity without the written consent of a majority of the holders. During the year ended December 31, 2023, the Company issued a series of convertible notes (“Series CN-002”) in an aggregate principal amount of $16.4 million, of which $10.4 million was funded and $6.0 million was issued pursuant to the conversion of the line of credit with a related party (see above). The notes (principal and interest) were due and payable at any time on or after March 31, 2024, upon the written demand of the majority holders, which can be extended at the sole election of the Company to September 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carried a four percent (4%) coupon per annum effective July 1, 2023. The Company could not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024 and 2025, of which $39 million were funded and paid through December 31, 2023, through a credit facility from SAC leasing G 280 for $28.5 million and $10.5 million through cash deposits. The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40.5 million of the original $79.0 million due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is $12 million.
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.

On July 21, 2023, Volato entered into a Series A Preferred Stock Purchase Agreement by and among (i) Volato, (ii) the PROOF.vc SPV, (iii) Proof Acquisition Sponsor I, LLC (“PASI” or the “Sponsor”), and (iv) the holders of then-outstanding Series CN-001 and Series CN-0002 convertible promissory notes (the “Convertible Notes”), whereby (a) Volato may issue and sell up to a maximum aggregate of $60.0 million of Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”) at a price of $10 per share, with $10.0 million of Series A-1 Preferred Stock issued and sold at an initial closing to the PROOF Investors, and (b) the Convertible Notes were converted into the amount of Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) or Series A-3 Preferred Stock (the “Series A-3 Preferred Stock” and together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Series A Preferred Stock”) at a conversion price of, in the case of the Series A-2 Preferred Stock, $5.9820 per share and in the case of the Series A-3 Preferred Stock, $9.00 per share (collectively, the “Private Financing”, such agreement, the “Series A Preferred Stock Purchase Agreement”).
During the year ended December 31, 2023 the Company issued Series A-1 Preferred Stock and raised $24.2 million in cash from the issuance of Series A-1 Preferred Stock and converted $38.4 million of convertible promissory notes. During 2023, PROOF Acquisition Sponsor I, LLC purchased 1,308,398 shares of Series A-1 Preferred Stock (equal to 1,328,132 shares of Common Stock) and the PROOF.vc SPV purchased 1,102,689 shares of Series A-1 Preferred Stock (equal to 1,119,321 shares of Common Stock, respectively), at a purchase price of $10 per share.
For further information on the credit facilities and promissory notes, see Note 7 “Revolving Loan and Promissory Note – Related Party”, Note 8 “Unsecured Convertible Notes”, and Note 9 “Long Term Note Payable and Credit Facility” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this Annual Report.
Contractual Obligations and Commitments
Our principal commitments consist of contractual cash obligations under our credit facilities, operating leases for certain controlled aircraft and the Notes. We have committed to acquire four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024 and 2025, of which $45 million was funded and paid through March 31, 2024. Additionally, we have committed to acquire an additional 23 Honda HA-420 aircraft for a total consideration of $161.1 million, with expected deliveries between the second quarter of 2023 and first quarter of 2026, of which $1.5 million was funded and paid through March 31, 2024.
Our obligations under our credit facilities and the Notes are described in “—Sources of Liquidity” above. For further information on leases see Note 15 “Commitments and Contingencies” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this Annual Report.
Agreement with Vellar
On November 28, 2023, the Company and Vellar entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”).
Pursuant to the terms of the Forward Purchase Agreement, Vellar purchased 1.7 million shares of the Company’s Class A common stock (the “Number of Shares”) prior to the closing of the Business Combination from third parties through a broker in the open market.
Pursuant to the Forward Purchase Agreement, Vellar was paid $18.9 million by the Company in connection with its purchase of shares of the Company’s Class A common stock on December 1, 2023.
From time to time and on any date following the Business Combination (any such date, an “OET Date”), Vellar may, in its absolute discretion, terminate the Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty (the “OET Notice”) that specifies the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”). The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Company shall be entitled to an amount from Vellar, and Vellar shall pay to the Company an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price (as that term is defined in the Forward Purchase Agreement) in respect of such OET Date. The Reset Price is equal to $10.81, but is subject to reduction upon a Dilutive Offering Reset (as that term is defined in the Forward Purchase Agreement).

Vellar delivered an OET Notice on December 29, 2023, reducing the Number of Shares by 233,646. The Company received a payment of $2.5 million on December 29, 2023 in connection with its delivery of the OET Notice.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with GAAP. Certain amounts included in or affecting the consolidated financial statements presented in this Annual Report and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.
Revenue Recognition
We determine revenue recognition pursuant to ASC 606, Revenue from Contracts with Customers, through the following steps:
1.	Identification of the contract, or contracts, with a customer.
2.	Identification of the performance obligation(s) in the contract.
3.	Determination of the transaction price.
4.	Allocation of the transaction to the performance obligation(s) in the contract.
5.	Recognition of revenue when, or as the Company satisfies a performance obligation.
We generate revenue primarily through three sources (i) selling aircraft, (ii) commercial strategy which includes revenue from flights of deposit product customers and charter flights, and (iii) aircraft management services.
Volato also generates revenues from deposit products and charter flights. Domestic products are complementary set of products available to retail charter customers whereby, the customer pays deposits in exchange for certain charter product offerings of Volato to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. Revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated.
Volato aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to Volato and all operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services.
Intangible Assets
We record our intangible assets acquired in a business combination at cost in accordance with ASC 350, Intangibles – Goodwill and Other. Following initial recognition, intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows. We periodically reassess the useful lives of our definite-lived intangible assets when events or circumstances indicate that useful lives have significantly changed from the previous estimate.
We review the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the carrying amount of a long-lived asset or asset group is determined not to be recoverable, an impairment loss is recognized and a write-down to fair value is recorded.
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in a business combination. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. We test for goodwill impairment annually during its fourth quarter on October 1.
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reflected in the consolidated statement of operations. The Company periodically reviews the investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.
Revenue is recognized when control of the promised service is transferred to our member or the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.
The aircraft ownership program consists of facilitating the formation of limited liability companies owned by third-party members and subsequently selling an aircraft to the limited liability company. Under the aircraft ownership program, a customer can purchase an ownership share in a limited liability company which permits the owner to participate in the aircraft revenue share.
Each Plane Co is managed by Volato, Inc. a wholly-owned subsidiary of the Company, through an operating agreement. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds a minority ownership in each PlaneCo.
Stock-Based Compensation
The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. The Company recognizes the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of equity awards. This cost is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. Any forfeitures of stock-based compensation are recorded as they occur.
The Company utilizes the Black Scholes valuation model to value the issuance of stock-based compensation. See Note 12, “Shareholders’ Equity (Deficit)” of the accompanying Notes to Consolidated Financial Statements.

Recent Accounting Pronouncements
For further information on recent accounting pronouncements, see Note 2 “Summary of Significant Accounting Policies” of the accompanying consolidated financial statements included elsewhere in this Annual Report.
Emerging Growth Company and Smaller Reporting Company Status
We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on- frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our common equity held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of our Class A common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of the shares of our Class A common stock held by non-affiliates exceeds $700 million as of the prior June 30.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Amended and Restated Registration Rights and Stockholder Rights Agreement
On December 1, 2023, PACI and certain funds and accounts related to Blackrock, Inc. entered into the Amended and Restated Registration Rights and Stockholder Rights Agreement (the “Registration Rights Agreement”), which became effective on the Closing Date. Pursuant to the Registration Rights Agreement, we agreed to use commercially reasonable efforts to file a registration statement under the Securities Act to permit the resale of shares of Common Stock held by the other parties to the Registration Rights Agreement within 45 days of the Closing Date and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof. This Registration Statement was filed to satisfy that obligation.
Lock-Up Agreements
On the Closing Date, in connection with the Closing, Volato Group entered into Company Stockholder Lock-Up Agreements with each of Volato Group and each of PACI, Michael W. Zarlenga, Lisa Suennen, Steven P. Mullins, John C. Backus, Jr., Coleman Andrews, Thanasis Delistathis, Mark D. Lerdal, Argand Group, Athollo Rocket Holdings, LLC, Bruddy, LLC, Dega Family Holding, LLC, Hoop Capital LLC, Liotta Family Office, LLC, PDK Capital, LLC, and The Bailey Financial Group, LLC (the “Stockholder Parties” and the “Lock-Up Agreements”). Under the terms of the Lock-Up Agreements, the Stockholder Parties agreed, subject to certain customary exceptions, that during the period that is the earlier of (i) the date that is 180 days following the Closing Date and (ii) the date specified in a written waiver of the provisions of the Lock-Up Agreements duly executed by PASI and Volato Group, not to dispose of, directly or indirectly, any shares of Common Stock subject to their respective Lock-Up Agreement, or take other related actions with respect to such shares. The shares of Common Stock subject to the Lock-Up Agreements include all such shares held by the Stockholder Parties.
Pre-Business Combination Related Party Transactions of Volato
In addition to the director and executive officer compensation arrangements discussed below under “Executive Officer and Director Compensation,” the following is a description of transactions since January 1, 2022, including currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Founder Shares
On February 20, 2021, Argand Group, LLC (“Argand”) and Hoop Capital, LLC (“Hoop”), owned by Matthew Liotta and Nicholas Cooper, respectively, each purchased 3,932,500 shares of Volato’s common stock for an aggregate purchase price of $30,000, or approximately $0.0038 per share, pursuant to a Founders’ Stock Purchase Agreement. On November 15, 2022, Volato effected a two-for-one stock split for each outstanding share of its capital stock, resulting in an increase in the total number of shares of common stock held by each of Argand and Hoop from 3,932,500 to 7,865,000. On July 21, 2023, in connection with the issuance of Series A-1 Preferred Stock at a purchase price of $10.00 per share, Volato effected a reverse stock split pursuant to which each outstanding share of its common stock was reclassified as 0.434159 shares, in order to bring the price per share to a valuation comparable to the Series A-1 Preferred Stock, resulting in each of Argand and Hoop holding 3,414,660 shares of Common Stock.
Convertible Notes and Conversion into Preferred Stock
In April 2022, Volato’s Board authorized an offering of convertible notes designated Series CN-001, up to an aggregate principal amount of $20.0 million (the “CN-001 Notes”), bearing interest at a rate of 5% per annum, with all principal and interest payable in kind at maturity or upon an earlier equity financing of not less than $10.0 million (a “Qualified Financing”) or other conversion event described in the CN-001 Notes. In a conversion pursuant to a Qualified Financing, the CN-001 Notes provide for a 15% conversion price discount and $80.0M conversion valuation cap.
In February 2023, Volato’s Board authorized a Series CN-002 convertible note offering up to an aggregate principal amount of $25.0 million (the “CN-002 Notes”), bearing interest at a rate of 4% per annum commencing

July 1, 2023, with all principal and interest due at maturity or payable in kind upon an earlier Qualified Financing or other conversion event described in the CN-002 Notes. In a conversion pursuant to a Qualified Financing, the CN-002 Notes provide for a 10% conversion price discount.
On July 21, 2023, Volato consummated a Qualified Financing (the Series A Preferred Stock offering described elsewhere herein), pursuant to which the CN-001 Notes converted into Series A-2 Preferred Stock at a conversion price of $5.982 per share and the CN-002 Notes converted into Series A-3 Preferred Stock at a conversion price of $9.00 per share.
Below are details of convertible notes issued to related persons in the Series CN-001 and CN-002 convertible note offerings, along with details of their conversion:
•
$3.0 million CN-001 Note issued to Liotta Family Office, LLC, which is 60% owned by Dennis Liotta (Matthew Liotta’s father), 20% owned by John Liotta (Matthew Liotta’s brother), and 20% owned by Matthew Liotta. The note accrued $165,616 in interest and converted into 529,190 shares of Series A-2 Preferred Stock, which is equal to 537,170 shares of Common Stock.

•
$1.0 million CN-001 Note issued to the Matthew D. Liotta 2021 Trust dated January 21st, 2021. The note accrued $27,397 in interest and converted into 171,748 shares of Series A-2 Preferred Stock, which is equal to 174,338 shares of Common Stock.

•
$6,001,407.00 CN-002 Note issued to Dennis Liotta, pursuant to the conversion of the Revolving Line of Credit described under “Working Capital Loans.” The note accrued $11,181 in interest and converted into 678,139 shares of Series A-3 Preferred Stock.

Working Capital Loans
Revolving Line of Credit
In December 2021, Dennis Liotta (Matthew Liotta’s father) extended a revolving line of credit providing Volato up to $8.0 million in financing pursuant to a loan agreement and promissory note (the “Liotta 2021 Note”) secured by all of Volato’s assets. The highest principal balance owed under the Liotta 2021 Note was $6.0 million in 2021, with $42,945 interest paid in 2021 and $15,111 interest payable in 2021. In 2022, the highest principal balance was $5.15 million with $490,650 of interest payable.
The Liotta 2021 Note matured by its terms on January 1, 2023. On March 15, 2023, the parties agreed to exchange the $5,321,406.75 in principal and interest then outstanding under the Liotta 2021 Note, plus a default satisfaction fee in the amount of $680,000, for a CN-002 Note in the principal amount of $6,001,407 on terms equal to other investors in the CN-002 Note offering.
Term Loan
In March 2023, in connection with the Liotta 2021 Note satisfaction negotiations, Dennis Liotta loaned Volato an additional $1.0 million pursuant to an unsecured term note bearing ten percent (10%) annual interest and maturing on March 31, 2024. This note has been repaid as of April 1, 2024.
Volato separately paid Dennis Liotta’s legal fees related to the Term Loan and satisfaction of the Liotta 2021 Note, in the amount of $31,887.
Employment of Immediate Family Members
Ms. Jennifer Liotta is the spouse of Matthew Liotta, our Chief Executive Officer and Chair, and is employed as the Company’s General Counsel. Ms Liotta received total compensation of $160,000 in 2023. Ms. Liotta’ compensation was established by the Company in accordance with its compensation practices and without the involvement of Matthew Liotta.
Mr. John Liotta is the brother of Matthew Liotta, our Chief Executive Officer and Chair, and is employed as the Company’s Executive Vice President of Corporate Development. Mr John Liotta received total compensation of $122,500 in 2023. Mr. John Liotta’s compensation was established by the Company in accordance with its compensation practices and without the involvement of Matthew Liotta.

Leases and Commercial Agreements
Aircraft Lease and Charter Services
As part of Volato’s aircraft ownership program, G C Aviation leases a HondaJet HA-420 aircraft from Volato 158, LLC (“V158”), which is 25% owned by DCL H&I, LLC (“DCL”). Dennis Liotta (Matthew Liotta’s father) and his spouse own 100% of DCL. Under the terms of an aircraft dry lease, V158 pays G C Aviation a monthly management fee of $38,000, and GC Aviation pays V158 an hourly rental rate of $1,000 per revenue flight hour. The lease expires on August 20, 2026.
In connection with the V158 lease, G C Aviation provides Charter services to DCL on its fleet of HondaJets, pursuant to a services agreement. The agreement was in the normal course of business and terms were similar to those of Volato’s other customers who are members of V158 as of 2021.
Hangar Sublease and Personnel Services
Volato leased hangar and office space from Modern Aero, LLC (“Modern Aero”), a Florida limited liability company that operates a flight school at the Northeast Florida Regional Airport in St. Augustine, Florida. Matthew and Jennifer Liotta hold a majority interest in Modern Aero. Volato paid $3,800 per month in rent under a month-to-month lease arrangement. This relationship has been terminated as of July 31, 2023.
During 2022 and until July 31, 2023, Volato provided payroll and benefits for several Modern Aero flight instructors and maintenance personnel, for which Modern Aero agreed to reimburse Volato at cost. In January 2024, Volato waived reimbursement of these costs in exchange for the assignment of the hangar lease.
Pre-Business Combination Related Party Transactions of PACI
Founder Shares
On March 31, 2021, the Sponsor received 5,750,000 of Founder Shares for a payment of $25,000 made on May 4, 2021. On November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares. Immediately prior to the Business Combination, there was 6,900,000 shares of Class B Common Stock issued and outstanding, of which 6,591,800 are held by our Sponsor and the PROOF.vc SPV, and the remaining 308,200 are held by BlackRock. In connection with the Business Combination, the Sponsor agreed to forfeit 26,421 shares of Class B Common Stock and, effective as of the Business Combination, all shares of Class B Common Stock were converted into shares of Class A Common Stock.
Private Placement Warrants
Simultaneously with the closing of the IPO, we consummated the Private Placement of 15,226,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor and Blackrock, generating proceeds of $15,226,000.
Each Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the IPO held in the Company’s prior trust account which was liquidated as of the Business Combination.
Director and Officer Exculpation and Indemnification
The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended Charter includes a provision that eliminates the personal liability of directors or officers for monetary damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted under the DGCL (including to the extent that the DGCL may subsequently be amended to further expand the scope of permissible exculpation of directors or officers under Delaware Law).
Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer, of corporation against expenses

(including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper. Under Section 145(c) of the DGCL, present and former directors, and certain present and former officers, that have been successful on the merits or otherwise in defense of any action, suit or proceeding referenced in Section 145(a) or 145(b) of the DGCL, or in defense of any claim, issue or matter therein, are entitled to mandatory indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
The Amended Bylaws provide that the Company generally must indemnify the Company’s directors and officers to the fullest extent authorized by the DGCL (except that the Company is only obligated to indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Company’s Board) and advance expense to the Company’s directors and officers in the defense of actions, suits, or proceedings arising by reason of the fact of their corporate status. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Company directors, officers, and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Amended Charter and Amended Bylaws may discourage stockholders from bringing lawsuits against directors and officers for any alleged breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative or other litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and/or its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of the legal and other expenses of, and settlement and damage awards against directors and officer pursuant to these indemnification advancement provisions or to the extent that any current or former director or officer is exculpated from liability under these provisions.
There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers, or employees for which indemnification is sought.
Policies and Procedures for Related Party Transactions
Our audit committee reviews and approves all reimbursements and payments made to any initial stockholder or member of our management team, or our or their respective affiliates, and any reimbursements and payments made to members of our audit committee will be reviewed and approved by our Board, with any interested director abstaining from such review and approval.
No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our initial stockholders, officers or directors who owned our shares of common stock prior to this offering, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).
All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.
Our code of ethics, which we have adopted, requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by our Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 in any calendar year or 2% of our total assets averaged across the last two most recently completed fiscal years; (2) we or any of our subsidiaries are a participant; and (3) any (a) executive officer, director or nominee for election as a director, (b) beneficial owner greater than 5% of our common stock or any other class or series of our securities, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform their work objectively and effectively. Conflicts of interest may also arise if a person, or a member of their family, receives improper personal benefits as a result of their position.
Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us on the one hand, and any of our officers and directors or their respective affiliates on the other hand, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not approve any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors and officers questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

DIRECTORS AND MANAGEMENT
The following table lists the names and ages, as of July 22, 2024, and positions of the individuals who serve as executive officers and directors of Volato Group.
Name	Age	Position
Executive Officers
Matthew Liotta	46	Chair, Chief Executive Officer and President
Nicholas Cooper	39	Chief Commercial Officer and Director
Michael Prachar	55	Chief Operating Officer
Steven Drucker	54	Chief Technology Officer
Mark Heinen	54	Chief Financial Officer
Non-Employee Directors
Christopher Burger	48	Director
Michael Nichols	53	Director
Executive Officers
Matthew Liotta. Mr. Liotta co-founded Volato and has served as a Director and Chief Executive Officer since its inception. Prior to co-founding Volato, in 2016, Mr. Liotta founded Agrify (NASDAQ: AGFY), an agricultural technology company where he served as President until 2019 and Chief Technology Officer from to 2019 to 2020. Prior to that, Mr. Liotta worked for several Silicon Valley venture capital backed portfolio companies, including gMoney Corporation, Yipes, TeamToolz, and DevX. Mr. Liotta has also held positions at Hudson Global, Pharmasset, and One Ring Networks. In 2019, Mr. Liotta also co-founded CEADS, a non-profit organization for the advancement of Controlled Environment Agriculture and served as its President until 2022. He currently serves as a Director for Fintainium, a cloud-based financial technology company that provides secure remote and mobile access for financial services. Volato Group believes Mr. Liotta is qualified to serve on the Board because of his significant operational and senior management experience.
Nicholas Cooper, CFA. Mr. Cooper co-founded Volato and has served as a Director and in various executive officer roles since its inception, including most recently as Chief Commercial Officer. Prior to co-founding Volato, in 2016, Mr. Cooper founded TriGrow Systems, a venture backed technology services company where he served as Chief Executive Officer until the company was acquired by Agrify (NASDAQ: AGFY) in 2020. Prior to that, in 2015, Mr. Cooper founded Apptuto, a 500 Startups accelerator portfolio company focused on mobile-first consumer edtech, where he served as Chief Executive Officer until 2017. Before starting his entrepreneurial career, Mr. Cooper gained experience in investment banking serving as Investment Manager at Al Nahdha Investment and Abu Dhabi Capital Group, a prominent family office in Abu Dhabi, UAE, where he was responsible for managing the Private Equity and Venture Capital portfolios from 2010 to 2015. From 2003 to 2009, Mr. Cooper was a Senior Associate at Macquarie Bank, operating out of the London and Sydney offices. Mr. Cooper holds a Bachelor of Commerce Degree from the University of Sydney Australia, where he was a resident of St. Johns College and Ellwood Scholarship recipient. Mr. Cooper is a CFA® charterholder, CFA Institute, and is a former Chartered Accountant and lapsed member of the Institute of Chartered Accountants England and Wales. Volato Group believes Mr. Cooper is qualified to serve on the Board because of his significant investor relations and executive officer experience.
Michael Prachar. Mr. Prachar has served as Volato’s Chief Operating Officer since February 1, 2022. Prior to joining Volato, Mr. Prachar served as Chief Operating Officer of Big Green IT, an information technology and Microsoft cloud consulting business from 2015 to 2022. Prior to joining Big Green IT, Mr. Prachar built a 20-year operations career serving in a number of operations executive roles in the telecommunications and technology services industries, including Chief Operating Officer of LinkSource Technologies® from 2010 to 2015, President and Chief Operating Officer of Rapid Link, Inc. from 2006 to 2010, Vice President and Chief Operating Officer of Telenational Communications from 2001 to 2006 and Director of Operations for Intercontinental Exchange from 1995 to 1998. Mr. Prachar holds an Engineering Degree from the College for Recording Arts in San Francisco.
Steven Drucker. Mr. Drucker has served as Volato’s Chief Technology Officer since September 5, 2022. Prior to joining Volato, Mr. Drucker held several software executive roles for TriGrow Systems and, following an acquisition, Agrify (NASDAQ: AGFY), starting in July 2018 and rising to the position of Chief Information Officer in early 2022. Prior to that, Mr. Drucker founded Fig Leaf Software in 1995 and served as its President until 2018, leading the company which focuses on web development consulting and training for Fortune 100 companies. Steve has a Bachelor of Science in Computer Science from the University of Maryland, College Park.
Mark Heinen. Mr. Heinen has served as Volato’s Chief Financial Officer since November 28, 2023. Bringing over 25 years of finance and accounting experience, Mr. Heinen previously served as Chief Financial Officer of Better Therapeutics, Inc (NASDAQ: BTTX). Prior to that, he served as the SVP, Global Corporate Controller, and interim Chief Financial Officer at Trintech, Inc. He has served in leadership positions in both publicly traded and private technology companies. Mr. Heinen's career began in public accounting at PricewaterhouseCoopers. He holds a B.B.A. in accounting and an M.B.A from the University of Oklahoma and is a certified public accountant.
Family Relationships
There are no family relationships among any of our directors or executive officers.
BOARD OF DIRECTORS
Our business and affairs are managed under the direction of the Board of Directors (the “Board”). Mr. Liotta is the Chairman of the Board. Subject to the terms of our Certificate of Incorporation, the Board may fix, by one or more resolutions adopted from time to time by the Board, the number of directors on the Board. The Board consists of five members. In accordance with our Certificate of Incorporation, the Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The following sets forth the classification of the Board and term of each class member:
•	Class I, whose term will expire at the annual meeting of stockholders to be held in 2027;
•	Class II, whose term will expire at the annual meeting of stockholders to be held in 2025; and
•	Class III, whose term will expire at the annual meeting of stockholders to be held in 2026.
Currently, Class I consists of Directors Cooper and Liotta, Class II currently consists of no directors, and Class III consists of Directors Burger and Nichols. On June 4, 2024, Director Fred Colen informed the Board of his intention to resign as a director of the Board, effective immediately. Mr. Colen’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies, or practices of the Company.
Non-Employee Directors
Christopher Burger. Mr. Burger has served as a Director of Volato Group since April 23, 2024, and served as a Senior Advisor from 2022 to 2024. Since 2020, Mr. Burger has served as Founder & Managing Director of Transform, a business consulting firm. From July 2018 to April 2020, he served as the Vice President of Global Technology and Global Chief Information Officer Chief of Staff at IHG Hotels & Resorts (NYSE: IHG), and as a strategic advisor to the company’s Chief Information Officer. Prior to joining IHG Hotels & Resorts, Mr. Burger served as the Group Head of Technology & Innovation and Group Chief Information Technology Officer Chief of Staff at Etihad Aviation Group in Abu Dhabi, United Arab Emirates from 2015 to 2018. Prior to joining Etihad Aviation Group, Mr. Burger built a career serving in a number of operations and consulting roles in the aviation and technology services industries. Mr. Burger holds a Bachelor of Business Administration with a distinction in Marketing from Emory University’s Goizueta Business School. Mr. Burger is qualified to serve on the Board because of his organizational experience and expertise in technology, innovation, and business consulting across aviation and hospitality industries.
Michael Nichols. Mr. Nichols has served as a Director of Volato since August 19, 2021 and as the Chief Executive Officer of the Piper M-Class Owners & Pilots Association (PMOPA) since September 2022. In September 2021, Mr. Nichols founded Flieger Strategies, LLC, an aviation and business strategy consultancy, where he continues to serve as President. Previously, Mr. Nichols was a senior executive with the National Business Aviation Association (NBAA), where he served in several executive roles over the course of an 18-year tenure from 2003 to 2021, most recently as its Senior Vice President of Strategy & Innovation. He continues to serve as a director on the NBAA’s Certified Aviation Manager Governing Board. In addition to a Bachelor of Science in Business Administration from Kutztown University of Pennsylvania, Mr. Nichols has earned Certified Aviation Manager

(CAM), Certified Association Executive (CAE) and Institute for Organizational Management (IOM) credentials. Mr. Nichols is qualified to serve on the Board because of his extensive experience as an aviation association executive.
Director Independence
Because the Common Stock is listed on the NYSE American, we are required to comply with the applicable rules of such exchange in determining whether a director is independent. The Board has determined, based on information provided by each director concerning his or her background, employment and affiliations, that each of Mr. Burger and Mr. Nichols qualifies as independent as defined under the applicable NYSE American and SEC rules. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership or our Common Stock held by each non-employee director.
Board Committees
The Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. The standing committees are the audit committee (the “Audit Committee”), the compensation committee (the “Compensation Committee”) and the nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). In addition, each committee reviews and assesses the adequacy of its charter and submits its charter to the board of directors for approval. Copies of each committee’s charter are posted on our website at https://ir.flyvolato.com/corporate-governance/board-committees under the “Investor Relations” section. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider such information to be part of this prospectus.
Audit Committee
The Audit Committee of our Board is composed of Directors Burger and Nichols, each of whom is an independent director under the NYSE American listing standards and applicable SEC rules. Director Nichols serves as the chairman of the Audit Committee. Each member of the Audit Committee is financially literate, and our Board has determined that Director Nichols qualifies as an “audit committee financial expert” as defined in applicable SEC rules. None of the Audit Committee members serves on the audit committee of more than three public companies.
The Audit Committee will:
•	select, retain, compensate, evaluate, oversee, and where appropriate, terminate the independent registered public accounting firm to audit our financial statements;
•	help to ensure the independence and performance of the independent registered public accounting firm;
•	approve audit and non-audit services and fees;
•
review financial statements and discuss with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	prepare the audit committee report that the SEC requires to be included in our annual proxy statement;
•	review reports and communications from the independent registered public accounting firm;
•	review the adequacy and effectiveness of our internal controls and disclosure controls and procedure;
•	review our policies on risk assessment and risk management;
•	review and monitor conflicts of interest situations, and approve or prohibit any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;
•
review the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs and reports regarding compliance with applicable laws, regulations and internal compliance programs;

•	review related party transactions; and

•
establish and oversee procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of our Board is composed of Directors Burger and Nichols, each of whom is an independent director, and Director Burger serves as the chairperson of the Nominating and Corporate Governance Committee.
The primary function of the Nominating and Corporate Governance Committee include:
•	reviewing the qualifications of, and recommending to the Board, proposed nominees for election to the Board and its committees, consistent with criteria approved by the Board;
•	developing, evaluating, and recommending to the Board corporate governance practices applicable to the Company; and
•	facilitating the annual performance review of the Board and its committees.
Guidelines for Selecting Director Nominees. The guidelines for selecting nominees, which are specified in the committee charter, provide that persons to be nominated:
•	professional ethics and integrity;
•	judgment, business acumen, proven achievement and competence in one’s field;
•	the ability to exercise sound business judgment;
•	tenure on the Board and skills that are complementary to the Board;
•	an understanding of the Company’s business;
•	an understanding of the responsibilities required of a Board member;
•	other time commitments, diversity with respect to professional background; and
•	the current composition, organization, and governance of the Board and its committees.
Compensation Committee
The Compensation Committee of our Board is composed of Directors Burger and Nichols, each of whom is an independent director, while Director Nichols serves as the chairman of the Compensation Committee. We have adopted a compensation committee charter, which details the principal functions of the Compensation Committee, including:
•	oversight of our overall compensation philosophy and compensation policies, plans and benefit programs;
•	review and recommendation for approval to the Board the compensation for our executive officers and directors;
•	preparation of the compensation committee report that the SEC requires to be included in our annual proxy statement, if required; and
•	administration our equity compensation plans.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.
Compensation Committee Interlocks and Insider Participation
No person who has served as a member of the Compensation Committee during the last completed fiscal year (i) was, during that fiscal year, an officer or employee of Volato Group, (ii) was formerly an officer of Volato Group or (iii) had any relationship requiring disclosure by Volato Group under any paragraph of Item 404 of Regulation S-K.

No executive officer of Volato Group served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of Volato Group.
No executive officer of Volato Group served as a director of another entity, one of whose executive officers served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of Volato Group.
No executive officer of Volato Group served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Volato Group.
Corporate Governance Guidelines
The Corporate Governance Guidelines adopted by the Board, which include guidelines for determining director independence, are published on the Volato Group’s website at http://ir.flyvolato.com, in the “Governance-Governance Documents” section, and are available in print to any stockholder upon request. That section of the website makes available the Volato Group’s corporate governance materials, including Board committee charters. Those materials are also available in print to any stockholder upon request.
Code of Ethics
All directors, officers and employees of the Volato Group are expected to act ethically at all times and in accordance with the policies comprising our Code of Ethics and Business Conduct (the “Code”) which is available on our website at http://ir.flyvolato.com, in the “Governance-Governance Documents” section, and is available in print to any stockholder upon request. Any waiver or any implicit waiver from a provision of the Code applicable to our chief executive officer, chief financial officer, chief accounting officer, or any amendment to the Code must be approved by the Board. We will disclose on our website amendments to, and, if any are granted, any such waiver of, the Code. Our Audit Committee is responsible for applying the Code to specific situations in which questions are presented to it and has the authority to interpret the Code in any particular situation. If, after investigating any potential breach of the Code reported to it, the Audit Committee determines (by majority decision) that a breach has occurred, it will inform the Board of Directors. Upon being notified that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and/or the Volato Group’s General Counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.
Involvement in Certain Legal Proceedings
During the past ten years, we are not aware of any events that have occurred that are material to an evaluation of the ability or integrity of any executive officer, key employee or director of the Company, other than as follows.
Mr. Liotta was the Chief Executive Officer and a member of the board of directors of PodPonics, Inc. in May 2016 when that company made a voluntary filing for bankruptcy under Chapter 7.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
We are an “emerging growth company” as defined in the JOBS Act and a “smaller reporting company” as defined in the rules promulgated under the Securities Act. As such, we have opted to comply with the executive compensation disclosure rules applicable to such companies. By doing so, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, exemptions from certain narrative and tabular disclosure obligations regarding executive and director compensation in connection with our obligations under this Registration Statement, including the requirement to include a Compensation Discussion and Analysis, scaled financial reporting, as well as exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and obtain stockholder approval of any golden parachute payments not previously approved.
Consistent with the scaled disclosure available to emerging growth companies, the following table sets forth information about the compensation paid to Volato’s principal executive officer, and its two other most highly compensated executive officers, for services rendered for the year ended December 31, 2022 (i.e., pre-Business Combination). These executives are referred to as the “named executive officers.”
Summary Compensation Table
Name and principal position	Year	Salary ($)	Option Awards ($)(1)	Other(2)	Total ($)
Matthew Liotta Chair and Chief Executive Officer	2023	215,208	—	5,041	220,249
	2022	148,333(3)	7,381	4,098	159,812
Keith Rabin President(4)	2023	252,604	104,448	13,720	370,772
	2022	154,688(5)	12,192	6,272	173,152
Nicholas Cooper Chief Commercial Officer(6)	2023	207,847	—	10,392	218,239
	2022	153,333	—	4,292	157,625
(1)
Represents the aggregate grant date fair value of option awards granted under the Volato, Inc. 2021 Equity Incentive Stock Plan, calculated in accordance with Financial Accounting Standards Board ASC Topic 718-Stock Compensation and using the assumptions contained in Note 12 to the financial statements included elsewhere herein.

(2)	Represents amounts received through the Company’s 401(k) matching policy and life insurance premiums.
(3)	Mr. Liotta’s annualized salary increased from $120,000 to $160,000 on April 16, 2022, and increased to $310,000 on August 18, 2023.
(4)	Mr. Rabin was promoted to President of Volato as of May 1, 2023 and previously served as Chief Financial Officer until November 28, 2023.
(5)	Mr. Rabin commenced employment with Volato on April 25, 2022. His annualized salary amount was $225,000 and increased to $300,000 on August 18, 2023.
(6)
Mr. Cooper’s annualized salary was $120,000 from January 11, 2022 (hire date) to April 15, 2022, $160,000 starting on April 16, 2022 and increased to $290,000 as of August 18, 2023. Mr. Cooper did not serve as a named executive officer in 2022.

Narrative Disclosure to Summary Compensation Table
Compensation Philosophy
Volato’s executive compensation philosophy is rooted in our company values, which emphasize transparency. Therefore, we seek to establish a compensation structure that is easily understood and applied. Our successful compensation structure rewards performance for living and demonstrating Volato’s values, achieving challenging objectives that propel the company forward, and driving shareholder value, while ensuring the sustainability and long-term viability and value of the company. Compensation not only rewards performance, it is an essential tool that can be deployed to attract and retain top talent that will deliver results for shareholders.
The compensation plan, as with all other business plans, will be reviewed and adjusted at regular intervals consistent with the market, business achievements, pay equity, experience, and individual negotiations. Volato engaged an independent compensation consultant to help advise on the executive compensation program. Base pay adjustments reflect job duties, responsibilities, and macroeconomic drivers. Short-term and long-term incentive compensation (i.e., bonus and equity) reward performance towards objectives and enhancing shareholder value.

Employment Agreements
Volato Group has entered into employment agreements with each of the named executive officers, in order to promote retention and service following the Closing, to incentivize the executives to continue to grow the company and its market position, and to better reflect each executive’s value to Volato Group and its stakeholders. These agreements became effective on December 1, 2023.
Positions and Base Salary
Matthew Liotta. Mr. Liotta’s employment agreement provides for him to serve as Chief Executive Officer of Volato Group at an annual base salary of $310,000.
Keith Rabin. Mr. Rabin’s employment agreement provides for him to serve as President of Volato Group at an annual base salary of $300,000.
Nicholas Cooper. Mr. Cooper’s employment agreement provides for him to serve as Chief Commercial Officer of Volato Group at an annual base salary of $290,000.
Annual Incentive Bonuses
Pursuant to the employment agreements, for each calendar year of the term, each named executive officer will be eligible to receive an annual target bonus in an amount equal to one hundred percent (100%) of the executive’s base salary (each, an “annual bonus”), with an opportunity to receive a maximum bonus of 200% of the executive’s base salary, based on the achievement of such performance factors and such other terms and conditions as may be established by the Board and/or the Compensation Committee, The employment agreements also provide that, depending on results, the executive’s actual bonus may be higher or lower than the target bonus amount. The decision to award any annual bonus and the amount and terms of any annual bonus will be in the sole discretion of the Board or the Compensation Committee. Due to their respective employment agreements becoming effective on December 1, 2023, the named executive officers were not eligible to receive an annual bonus related to the calendar year ended December 31, 2023.
Long-Term Equity Incentives
The employment agreements provide that each executive would be granted an equity award (the “initial award”) for such number of shares of the common stock as may be determined by the Board and/or the Committee. The initial award includes a performance-based vesting condition, pursuant to which (i) thirty percent (30%) of the number of shares of common stock subject to the initial award shall vest and, if applicable, become exercisable upon the market price of the common stock (as determined based on trading on an applicable stock exchange) being equal to or exceeding $12.50 per share for thirty (30) consecutive trading days, and the remaining seventy percent (70%) of the number of shares of common stock subject to the initial award shall vest and, if applicable, become exercisable upon the market price of the common stock being equal to or exceeding $15.00 per share for thirty (30) consecutive trading days. As of the date hereof, the Board has not yet granted the initial award to the named executive officers. When granted, each initial award will be subject to the Company’s 2023 Stock Incentive Plan (such plan, as it may be amended and/or restated, the “2023 Plan”) and an applicable award agreement which shall contain such terms and conditions as may be determined by the Board and/or the Committee. Following the grant of the initial award, during the employment agreement term, each executive will be eligible to participate in the 2023 Plan on such terms and conditions as may be determined by the Board and/or the Committee in its or their discretion.
Benefits
The named executive officers are entitled to participate in employee benefit plans of Volato and Volato Group provided for all employees of the two companies, such as a 401(k) plan, life insurance, group health insurance and disability insurance. Volato currently pays for 100% of health insurance premiums for employees and 75% for dependents. All benefit plans are subject to change at the company’s discretion.
Term, Termination and Severance
Each employment agreement has a one-year term commencing upon the Closing of the Business Combination, with automatic renewal for an additional six months, unless either party provides 30 days’ notice not to renew. In the event employment is terminated by Volato or Volato Group without “Cause” or by the named executive officer for

“Good Reason,” Volato or Volato Group, as applicable, will pay the following severance payments and benefits: (i) for each named executive officer, an amount equal to one (1) times the sum of such officer’s then-current base salary, payable on the regular payroll dates of Volato or Volato Group, as applicable, over a period of 12 months following termination, (ii) reimbursement for the cost of COBRA premiums or other health insurance that the named executive officer may elect for such officer and eligible dependents for up to 12 months. All such payments and benefits are conditioned upon the named executive officer’s compliance with the Covenants Agreement, and execution and non-revocation of a release of claims in the favor of Volato or Volato Group, as applicable, within 60 days following termination of employment.
For purposes of the employment agreements, the term “Cause” means the occurrence of any of the following by the named executive officer, which is not cured (if capable of cure) within 10 days after receipt of written notice from Volato or Volato Group, as applicable: (i) willful or material failure to perform duties (other than a failure resulting from incapacity due to physical or mental illness); (ii) willful failure to comply with any valid and legal directive of the Board or CEO; (iii) dishonesty, illegal conduct or other misconduct, which is, in each case, materially injurious to Volato or Volato Group, as applicable, or their affiliates; (iv) embezzlement, misappropriation or fraud, whether or not related to employment; (v) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) material violation of the written policies or codes of conduct of Volato or Volato Group; (vii) material breach of any written agreement with Volato or Volato Group; (viii) conduct that brings or is reasonably likely to bring the Companies negative publicity or into public disgrace, embarrassment or disrepute; or (ix) the knowing misstatement of the financial records of Volato or Volato Group or complicit actions in respect thereof, or knowing failure to disclose material financial or other information to the Board.
In addition, the term “Good Reason” means, without the named executive officer’s consent, the occurrence of any of the following, which is not cured by Volato or Volato Group, as applicable, within 30 days after its receipt of written notice provided within 15 days of the existence of any such event: (i) a material reduction in base salary (other than a reduction that affects all similarly situated executives in substantially the same proportions); (ii) a material and adverse breach by Volato or Volato Group, as applicable, of any material provision of the employment agreement; (iii) a material and adverse change in title, authority, duties, reporting relationships or responsibilities (other than temporarily while the named executive officer is physically or mentally incapacitated). If employment is not terminated for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then the named executive officer will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.
If the named executive officer’s employment is terminated due to “Disability,” Volato or Volato Group, as applicable, will pay, in addition to any other accrued or vested payments or benefits, (i) a severance payment equal to 1 times the sum of such officer’s then-current base salary, payable on the regular payroll dates of Volato or Volato Group, as applicable, over a period of 12 months beginning with the first regular payroll payment date that occurs on or after sixty (60) days following termination. Under the employment agreements, the term “Disability” means the inability to perform the essential duties of the position, with or without any reasonable accommodations, because of mental or physical illness, injury, impairment or incapacity for a period in excess of ninety (90) consecutive days in any calendar year.
Outstanding equity awards at 2023 Fiscal Year End
The following table summarizes the outstanding equity awards held by our named executive officers (our “NEOs”) as of December 31, 2023.
	Option Awards
Name	Number of securities underlying unexercised options (#) Exercisable(1)	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Matthew Liotta	146,901	—	$0.16	03/10/2027
Keith Rabin	—	31,442	$8.40	11/26/2033
	242,657	—	$0.14	11/15/2032
	239,053(1)	—	$0.14	05/18/2032
Nicholas Cooper	—	—	—	—
(1)	This grant was subsequently cancelled without any exercises and was replaced by the option for 242,657 shares.

Compensation of Directors
Other than with respect to Matthew Liotta, our Chair and CEO, and Nicholas Cooper, our Chief Commercial Officer, each of whose compensation as such is reflected on the Summary Compensation Table above, the table below details the compensation paid to our directors for their service as a director during the fiscal year ended December 31, 2023. Commencing in 2024, the Board adopted a director compensation policy applicable to Volato Group directors. Under the policy, the Company will pay each non-employee director $57,500 in cash for his or her service for 2024. Also, the Chair of the Board or, if the Chair is an employee, the Lead Independent Director, will receive an additional annual retainer of $50,000. The chairs of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive an annual committee chair's fee of $20,000, $14,500 and $10,000, respectively, payable in cash, and each non-chair member of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive an annual committee member’s fee of $10,000, $6,125 and $5,000, respectively, payable in cash. The cash compensation generally is payable in quarterly installments, and adjusted on a pro rata basis in the event that service as a director, Board committee member, Board committee chair, Board chair or lead independent director commences or terminates during the course of a calendar year. As described below, the non-employee directors received cash fees for their service on the post-Business Combination Volato board of directors during the fiscal year ended December 31, 2023. Mr. Liotta and Mr. Cooper do not receive fees for service on the Board.
Name	Cash Fees ($)	Option awards ($)(1)	Total ($)
Joan Sullivan Garrett(2)	8,958	—	8,958
Michael D. Nichols(3)	6,972	—	6,972
Peter Mirabello(4)	6,042	—	6,042
Dana Born(5)	7,292	—	7,292
Katherine Arris Wilson(6)	7,385	—	7,385
Robert George(7)	—	156,700	156,700
(1)
Represents the aggregate grant date fair value of option awards granted under the Volato 2021 Equity Incentive Stock Plan during the 2023 fiscal year, calculated in accordance with Financial Accounting Standards Board ASC Topic 718-Stock Compensation and using the assumptions contained in Note 12 to the financial statements included elsewhere herein.

(2)	As of December 31, 2023, Ms. Garret held options to purchase 16,608 shares of our common stock. Ms. Garrett’s service to the board ended on April 17, 2024.
(3)	As of December 31, 2023 Mr. Nichols held options to purchase 44,069 shares of our common stock.
(4)	Mr. Mirabello’s service to the board began on December 1, 2023 and ended on April 17, 2024.
(5)	Dr. Born’s service to the board began on December 1, 2023. Dr. Born’s service to the board ended on April 18, 2024.
(6)	Ms. Arris-Wilson’s service to the board began on December 1, 2023. Ms. Arris-Wilson’s service to the board ended on April 18, 2024.
(7)
Mr. George’s board service was to pre-Business Combination Volato, Inc. and ended upon the Closing of the Business Combination. Mr. George was awarded options with an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of $156,700 on June 8, 2023; these options expired by their terms without any exercise thereof.

Additionally, other than Matthew Liotta, our Chair and CEO, and Nicholas Cooper, our Chief Commercial Officer, each of whose compensation is reflected on the Summary Compensation Table above, the directors of pre-Business Combination Volato, Inc. included independent directors Joan Sullivan Garrett, Michael D. Nichols, and Robert George (whose Board service ended upon the Closing of the Business Combination). These directors earned cash compensation for their service as a director during the fiscal year ended December 31, 2023 in the following annualized amounts, calculated on a pro-rated basis from April 1, 2023 (or later start of service date) to December 31, 2023 or earlier end of service and to be paid in one lump sum no later than April 30, 2024: $57,500 for his or her Volato, Inc. board service; an additional $50,000 for service as Chair of the board starting on July 1, 2023; an additional $14,500 for service as chair of the Compensation Working Group Committee, a committee appointed by the board to evaluate director and executive officer compensation; and an additional $6,125 for service as a member of the Compensation Working Group Committee. Ms. Garrett received $68,125 for services as (i) a board member from April 1, 2023 through December 31, 2024, (ii) chairperson from July 1, 2023 through December 31, 2023, and (iii) a member of the compensation working group from April 1, 2023 through December 31, 2023. Director Nichols served as (i) a board member from April 1, 2023 through December 31, 2024, and (ii) Chairperson and member of the Compensation Working Group Committee from July 1, 2023 through December 31, 2023, earning $58,594; and Mr. George joined on July 1, 2023 and served as a member of the Compensation Working Group Committee from

July 1, 2023 through December 2, 2023, earning $26,510. Amounts paid to Mr. Nichols and Ms. Garrett for services in December of 2023 are inclusive of and in lieu of any payments to be made to them for services as directors of the Volato Group, Inc. board for that month.
Summary of the 2021 Plan
The 2021 Plan was assumed by PACI prior to Closing and was previously the sole equity compensation plan for Volato.
Following Closing, the 2021 Plan continued on its own terms, except that following the effective time:
•	Stock covered by awards granted under the 2021 Plan became shares of Volato Class A common stock;
•
All references in the 2021 Plan to a number of shares of Volato, Inc. common stock were amended to refer instead to that number of shares of Common Stock as adjusted by the Exchange Ratio, as defined in the Business Combination Agreement;

•	Employees and consultants of Volato (or any other affiliate of Volato) became eligible to receive awards under the 2021 Plan;
•	The Compensation Committee became the administrator of the 2021 Plan; and
•	Certain other minor technical revisions were made.
Purpose and Eligibility. The 2021 Plan’s purposes are carried out by the granting of awards to selected eligible individuals. Awards under the 2021 Plan may be granted to selected employees, directors, and consultants of the Company or its affiliates in the discretion of the Administrator. Only employees are eligible to receive incentive stock options.
The 2021 Plan became effective on August 13, 2021 and will remain in effect until August 12, 2031 unless terminated earlier by the Board (although, once the 2023 Plan was approved by the stockholders, no further grants were made under the 2021 Plan). The 2021 Plan was amended and restated in connection with the assumption by PACI to reflect the effect of the Business Combination Agreement by modifying eligibility as described above, to reflect PACI’s assumption of the 2021 Plan, to clarify that Common Stock will be issued under the 2021 Plan, and to adjust the number of shares issuable under the 2021 Plan by the exchange ratio of 1.01508 (the “Exchange Ratio”), and to make other minor technical revisions.
No awards were granted, or will be granted under the 2021 Plan after the 2023 Plan Effective Date. Awards granted under the 2021 Plan that will be outstanding on the 2023 Plan Effective Date will be accelerated or continued in accordance with their terms subject to vesting schedules pursuant to the applicable restricted stock award agreement or option agreement; provided that, in each case, the participant continues to be employed or in service with Volato or an affiliate through each applicable vesting date.
Administration; Amendment and Termination. Following the Business Combination, the Compensation Committee, subject to PACI Board oversight, became the Administrator of the 2021 Plan. To the extent required under Rule 16b-3 of the Exchange Act, the Compensation Committee consists solely of two or more “non-employee” directors as that term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3.
The 2021 Plan and awards made under the 2021 Plan may be amended, suspended, or terminated at any time by the Administrator, with respect to awards, subject to the following: (a) stockholder approval of any 2021 Plan amendment if required by applicable laws, rules, or regulations, and (b) except as otherwise provided in the 2021 Plan, an amendment or termination of an award may not materially adversely affect the rights of the recipient of the award without the recipient’s consent.
Share Limitations. The 2021 Plan authorizes the issuance of 2,724,347 shares (subject to adjustment for anti-dilution purposes), all of which may be issued under the 2021 Plan pursuant to incentive stock options. As described above, as a result of the Business Combination Agreement, this limit was adjusted by the Exchange Ratio. As of the date of the Business Combination Agreement on December 1, 2023, 2,350,960 shares were subject to outstanding awards, and no shares remained available for the grant of awards.
Types of Awards. The types of awards authorized under the 2021 Plan are described below and include: stock options in the form of nonqualified options and incentive stock options and restricted stock awards. Subject to the terms of the 2021 Plan, the Administrator has broad authority to determine the terms and conditions of awards.

Options. Options granted under the 2021 Plan may be incentive options or nonqualified options. Incentive options may be granted only to our employees, not to consultants or non-employee directors. The Administrator will determine the exercise price for options. The exercise price may be no less than 100% of the fair market value per share of Volato Class A common stock on the date the option is granted, or 110% of the fair market value for incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock. The preceding exercise price restrictions do not apply to certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations. The option period may not exceed 10 years (or five years with respect to an incentive stock option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Volato or a parent, subsidiary, as provided in the 2021 Plan). Options are exercisable after termination of employment only to the extent specified by the Administrator in grants of individual awards.
Restricted Stock Awards. Under the terms of the 2021 Plan, the Administrator may grant restricted stock awards to participants in such numbers, upon such terms and at such times as the Administrator determines. Restricted stock awards are transfers of shares of Volato Class A common stock subject to vesting conditions established by the Administrator. Until the transferee satisfies the vesting conditions or forfeits the shares, the share certificates are held in escrow or secured in another manner satisfactory to the Administrator. If and when the vesting conditions are satisfied, the shares are released to the transferee. Forfeited shares become eligible for reissuance under the Plan.
2023 Plan
Key Plan Provisions
Awards may be granted under the 2023 Plan until December 1, 2033, unless earlier terminated by the Board or the Compensation Committee, but no incentive stock options may be granted after November 28, 2033.
•
The 2023 Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options) stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other stock- and cash-based awards.

•	We have reserved a pool of shares of Common Stock for issuance pursuant to awards under the 2023 Plan equal to 5,608,690 shares.
•	The 2023 Plan is administered by the Board or, upon delegation by the Board, the Compensation Committee or such committee as permitted by the 2023 Plan.
Summary of the 2023 Plan
The following paragraphs provide a summary of principal features of the 2023 Plan and its operation. However, this summary is not a complete description of all provisions of the 2023 Plan and is qualified in its entirety by the specific language of the 2023 Plan.
The 2023 Plan includes several features that our Board believes reflect responsible compensation and governance practices and promote the interests of our stockholders, including the following “best practices:”
•
Prudent Share Request and Efficient Use of Equity. Under the terms of the 2023 Plan, no more than 20% of the issued and outstanding shares of our Class A Common Stock as of the date of Closing will be authorized for issuance under the plan (subject to adjustment for anti-dilution purposes). We are committed to the efficient use of equity awards and are mindful to ensure that our equity compensation program does not overly dilute our existing stockholders. To that end, the Compensation Committee will consider potential stockholder dilution, including burn rate and overhang, in the design and administration of equity awards.

•
Independent Committee. The 2023 Plan will be administered by the Compensation Committee. All members of the Compensation Committee are intended to qualify as “independent” under the NYSE listing standards and as “non-employee directors” under Rule 16b-3 adopted under the Exchange Act.

•
No Discounted Stock Options or SARs and Limit on Option and SAR Terms. Stock options and stock appreciation rights, or SARs, must have an exercise price or base price, as applicable, equal to or greater than the fair market value (which is generally defined to be the closing sale price on the trading day immediately preceding the date of grant) of our Class A Common Stock on the date of grant. In addition, the term of an option or SAR cannot exceed 10 years.

•
No Stock Option or SAR Repricings Without Stockholder Approval. The 2023 Plan prohibits the repricing of stock options or SARs without the approval of stockholders. This 2023 Plan provision applies to (i) direct repricings (lowering the exercise price of an option or the base price of an SAR), (ii) indirect repricings (exchanging an outstanding option or SAR that is under water for cash, for options or SARs with an option price or base price less than that applicable to the original option or SAR, or for another equity award) and (iii) any other action that would be treated as a repricing under applicable stock exchange rules (subject to anti-dilution adjustments).

•
Robust Minimum Vesting Requirements for stock-based awards. The 2023 Plan generally imposes a minimum vesting period of one year for Stock Options, SARs and other stock-based awards other than in the cases of death, disability, retirement or a change in control. The Administrator may provide for the grant of awards with shorter or no vesting periods but only with respect to awards covering no more than five percent of the shares authorized for issuance under the 2023 Plan and in certain other limited circumstances. We believe that our vesting and award practices are responsible and further our incentive and retention objectives.

•
No Automatic “Single Trigger” Vesting Upon Change of Control. The 2023 Plan provides for double trigger treatment of awards upon a Change of Control and does not provide for automatic “single trigger” change of control vesting. Specifically, awards will vest upon a change of control only if (i) awards are not assumed, substituted or continued, or (ii) when such awards are assumed, substituted or continued, only if a participant’s employment is terminated beginning six months before and ending one year after the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable after the change of control) and only if such termination of employment or service is without cause or for good reason. Notwithstanding the prior sentence, unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or plan or similar agreement, plan or arrangement with us, the participant will be entitled to the greater of the benefits provided upon a change of control under the 2023 Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a change of control as defined in the 2023 Plan.

•
Prudent Change of Control Provisions. The 2023 Plan includes prudent “change of control” triggers such as requiring a change in beneficial ownership of more than 50% of our voting stock or other voting securities or consummation (rather than stockholder approval) of a merger or other transaction in which the holders of our common stock or other voting securities immediately prior to the transaction have voting control over less than 50% of the voting securities of the surviving corporation immediately after such transaction in order for a “change of control” to be deemed to have occurred.

•
Prohibition of Certain Share Recycling, or “Liberal Share Counting”, Practices for Options and SARs. The 2023 Plan imposes conservative counting and share recycling provisions for awards. For instance, shares subject to awards that are tendered or withheld to satisfy tax withholding requirements, or payment of an option or SAR exercise price or in connection with net settlement of an award will not be added back for reuse under the 2023 Plan, nor will any shares repurchased on the open market with the portion of the proceeds of an option exercise that represents payment of the exercise price.

•	No Grants of “Reload” Awards. The 2023 Plan does not provide for “reload” awards (the automatic substitution of a new award of like kind and amount upon the exercise of a previously granted award).
•
Forfeiture and Clawback. The 2023 Plan authorizes the Administrator to require forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

•
No Dividends or Dividend Equivalents on Unearned Awards. Dividends and dividend equivalents on awards issued under the 2023 Plan may only be paid if and to the extent the award has vested or been earned, and no dividends may be paid on shares that are subject to options or SARs.

•	Limits on Transferability of Awards. Unless permitted by the Administrator, the 2023 Plan does not permit awards to be transferred for value or other consideration.
Duration of the Plan
The 2023 Plan became effective upon the 2023 Plan Effective Date and will remain in effect until the tenth anniversary minus one day of the 2023 Plan Effective Date unless terminated earlier by our Board.
Shares Reserved for Issuance Under the 2023 Plan
The maximum aggregate number of shares that we may issue pursuant to awards granted under the 2023 Plan may not exceed 20% of the issued and outstanding shares of our Class A Common Stock as of the date of Closing. Of the amount described in the preceding sentence, no more than 20% of the post-Closing total shares of our Class A Common Stock may be issued under the 2023 Plan pursuant to the grant of incentive stock options (subject to adjustment for anti-dilution purposes as described below).
If an award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited shares subject to the award will again be available for issuance pursuant to awards granted under the 2023 Plan. The following also are not included in calculating the 2023 Plan share limitations described above: (a) awards which are settled in cash and (b) dividends, including dividends paid in shares, or dividend equivalents paid in connection with outstanding awards. If the full number of shares subject to an award is not issued for by reason of the failure to achieve maximum performance factors or other criteria, only the number of shares issued and delivered will be considered for purposes of determining the number of shares remaining available for issuance pursuant to awards granted under the 2023 Plan.
In addition, (i) shares issued under the 2023 Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving our acquisition of another entity will not reduce the maximum number of shares available for delivery under the 2023 Plan, and (ii) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2023 Plan and will not reduce the maximum number of shares available under the 2023 Plan, subject, in the case of both (i) and (ii), to applicable stock exchange listing requirements, if any.
The following shares may not again be made available for issuance as awards under the 2023 Plan: any shares (a) withheld or delivered to satisfy the tax withholding requirements for an award or withheld or delivered to pay the exercise price related to an option or SAR, (b) not issued or delivered as a result of the net settlement of an award or (c) repurchased on the open market with the portion of the proceeds of the exercise of an option that does not exceed the exercise price.
The number of shares reserved for issuance under the 2023 Plan and the terms of outstanding awards may be adjusted in the event of an adjustment in the capital structure of Volato Group (such as adjustments due to a merger, stock split, stock dividend or similar event), as provided in the 2023 Plan.
Administration
The 2023 Plan will be administered by our Compensation Committee subject to the oversight of our Board. Each member of our Compensation Committee is intended to be independent under applicable US Securities and Exchange Commission Rule 16b-3 and the NYSE American company guide. Our Board and Compensation Committee are also referred to in this discussion collectively as the “Administrator.” Our Board may delegate powers of the Administrator to one or more officers who are not subject to Section 16 of the Exchange Act, subject to applicable law and limitations set by the PACI Board.
Subject to the terms of the 2023 Plan, the Administrator’s authority includes but is not limited to the authority to: (a) determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of our Class A Common Stock, if any, subject to an award, the vesting conditions applicable to an award, and the other terms, conditions, restrictions and limitations of an award; (b) prescribe the form or forms of agreements evidencing awards granted under the 2023 Plan; (c) establish, amend and rescind rules and regulations for the administration of the 2023 Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in the 2023 Plan or in any award or award agreement, including unilateral authority to amend the Plan to comply with applicable law; and (e) construe and interpret the 2023 Plan, awards and award agreements made under the 2023 Plan, interpret rules and regulations for administering the 2023 Plan and make all other determinations deemed necessary or advisable for administering the 2023 Plan. Vesting conditions may vary among individuals and may include attainment of performance objectives, continued service or employment for a specified period, or other provisions related to the purpose of the compensation and may provide for acceleration of vesting upon retirement, disability, death or other conditions specified by the Administrator. Performance measures may vary among individuals and will be based upon such performance factors or criteria as the Administrator determines.
The Administrator also has the authority (a) to accelerate the date on which awards become exercisable, vest or are considered to be earned, to adjust or modify performance factors or criteria and (c) to adjust the terms or conditions of awards in response to or in anticipation of extraordinary items, transactions, events or developments impacting us or our financial statements, or changes in applicable law.
Amendment and Termination
The 2023 Plan and awards made under the 2023 Plan may be amended, suspended or terminated at any time by our Board (or the Administrator, with respect to awards). However, stockholder approval of any 2023 Plan amendment is required if required by applicable laws, rules or regulations, and, except as otherwise provided in the 2023 Plan, an amendment or termination of an award may not materially adversely affect the rights of the recipient of the award without the recipient’s consent; provided, however, that recipient consent is not required when such change is necessary to comply with applicable law or changes to applicable law. In addition, and except for adjustments made pursuant to a change in our Class A Common Stock pursuant to a merger, consolidation, recapitalization or reorganization, or if our Board declares a stock dividend, stock split distributable in shares of our Class A Common Stock, reverse stock split, other distribution (other than an ordinary or regular cash dividend) or combination or reclassification of our Class A Common Stock, or if there is a similar change in our capital stock structure affecting our common stock (excluding conversion of convertible securities and/or the exercise of warrants by their holders, or in connection with a change of control), stockholder approval is required to take any action with respect to an option or SAR “repricing,” that is, (i) amending the terms of outstanding options or SARs to reduce the exercise price, (ii) exchanging outstanding options or SARs for cash, options or SARs with an exercise price that is less than the exercise price of the original option or SAR or for other equity awards at a time when the original option or SAR has an exercise price above the fair market value of our common stock or (iii) other action that would be treated as a repricing under any applicable stock exchange rules (other than adjustments for anti-dilution purposes).
Types of Awards
The types of awards authorized under the 2023 Plan are described below and include: restricted stock awards; restricted stock units; incentive stock options; nonqualified stock options; SARs, which may be granted to the holder of an option with respect to all or a portion of the shares of our Class A Common Stock subject to the option or may be granted separately to an eligible individual; performance awards, which may be either performance shares or performance units; phantom stock awards; other cash-based and stock-based awards; and dividend equivalent awards. Subject to the terms of the 2023 Plan, the Administrator has broad authority to determine the terms and conditions of awards. All awards that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code must comply with the restrictions imposed by that section.
Options. Options granted under the 2023 Plan may be incentive options or nonqualified options. Incentive options may be granted only to our employees, not to independent contractors or non-employee directors. The Administrator will determine the exercise price for options. The exercise price may be no less than 100% of the fair market value per share of our Class A Common Stock on the date the option is granted, or 110% of the fair market value for incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock. The preceding exercise price restrictions do not apply to certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.
Pursuant to Section 422 of the Code and the terms of the 2023 Plan, in no event may there first become exercisable by a participant in any one calendar year incentive options granted by us with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent that an incentive option granted under the 2023 Plan exceeds this limitation, the excess will be treated as a nonqualified option.

The exercise price is payable in cash or cash equivalent, or, except where prohibited by the Administrator or applicable law, by delivery of shares of our common stock owned by the participant, withholding of shares upon exercise of the option, delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to us the amount of sale or loan proceeds to pay the exercise price or by such other payment methods as may be approved by the Administrator and which are acceptable under applicable law (or any combination of these methods).
The Administrator will determine the terms and conditions of an option, the period or periods during which an individual may exercise an option and any conditions on the ability of an individual to exercise an option. The option period may not exceed 10 years (or five years with respect to an incentive stock option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Volato Group or a parent, subsidiary, as provided in the 2023 Plan). Options are exercisable after termination of employment only to the extent specified by the Administrator in grants of individual awards. The Administrator may, consistent with the terms of the Plan and Section 409A of the Code, accelerate the date on which options become vested or exercisable.
Restricted Stock Awards. Under the 2023 Plan, the Administrator may grant restricted awards to participants in such numbers, upon terms and at such times as the Administrator determines. Restricted awards may be in the form of restricted stock awards or restricted stock units (“RSUs”) that are subject to certain conditions, which conditions must be met in order for such award to vest or be earned, in whole or in part, and no longer subject to forfeiture. Restricted stock awards are payable in shares of common stock. RSUs may be payable in cash or shares of common stock, or partly in cash and partly in shares of common stock, in accordance with the terms of the 2023 Plan and the discretion of the Administrator.
Performance Awards. Performance awards may be in the form of performance shares or performance units. Performance shares are granted with reference to a specified number of shares of our common stock and afford the holder the contingent right to receive shares of our Class A Common Stock, a cash payment or a combination of common stock and cash (as determined by the Administrator) with a value equal to the value of the reference shares as of the date on which the performance objectives are achieved. An award of a performance unit is a grant in an amount determined by the Administrator that gives the holder the contingent right to receive shares of our Class A Common Stock, a cash payment or combination of our Class A Common Stock and cash (as determined by the Administrator) equal in value to the amount of the award.
The Administrator will determine, subject to the terms of the 2023 Plan, the performance objectives and other conditions applicable to each performance award. Unless otherwise specified by the Administrator, the recipient of performance units will forfeit upon separation from service any units whose objectives have not been attained at that time. Performance measures may vary between individuals and be based upon such performance factors or criteria as the Administrator determines. The Administrator may, in its sole discretion, accelerate the date that performance units granted to any recipient are deemed to have been earned in whole or in part.
Stock Appreciation Rights. Stock appreciation rights may be granted in the form of either “related SARs” or “freestanding SARs”. A related SAR is granted to the holder of an option with respect to all or a portion of the shares of our Class A Common Stock subject to the related option, and a “freestanding SAR” is an SAR that is granted separately to an eligible individual.
Upon exercise, the holder of a SAR is entitled to receive consideration equal to the number of shares with respect to which the SAR is exercised multiplied by the excess, if any, of the fair market value of a share of our Class A Common Stock on the date of exercise of the SAR over the base price. The base price of a related SAR equals the exercise price of its related option. The base price of a freestanding SAR equals the fair market value of our Class A Common Stock on the date of grant of the SAR. The preceding exercise price restrictions do not apply to certain SARs assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.
Payment to the SAR holder may be made in cash, shares of Class A Common Stock (valued at fair market value on the date of the SAR exercise) or a combination of cash and shares of Class A Common Stock, as determined by the Administrator.

Related SARs are exercisable only when their related options are exercisable. A SAR may be granted in tandem with a nonqualified option at any time before the option is completely exercised, terminated, expired or canceled. A SAR may be granted in tandem with an incentive option only at the time of the grant of the option. The exercise of a related SAR precludes the exercise of the related option, and vice versa.
SARs are exercisable according to the terms established by the Administrator and stated in the applicable award agreement. They may not be exercised more than 10 years after the date of grant, or such shorter period as may apply to the related options in the case of related SARs or as may be specified by the award agreement.
Phantom Stock Awards. Phantom stock awards are awards of a number of hypothetical share units, each with a value equal to the fair market value of one share of Class A Common Stock.
Upon vesting, the holder of phantom share units is entitled to receive consideration equal to the number of units multiplied by the fair market value of a share of our Class A Common Stock on the date of exercise. Payment may be made, in the discretion of the Administrator, in cash or in shares of our common stock valued at fair market value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. Payments may be made in a lump sum or upon such other terms consistent with the 2023 Plan and Section 409A of the Code as may be established by the Administrator.
The Administrator will determine the vesting conditions and other terms of each grant, subject to the terms of the 2023 Plan.
Other Cash-Based Awards and/or Stock-Based Awards. The Administrator has the authority to grant other cash-based and/or stock-based awards to eligible individuals. Other stock-based awards may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Class A Common Stock or awards for shares of our Class A Common Stock, including but not limited to other stock-based awards granted in lieu of bonus, salary or other compensation, other stock-based awards granted with vesting or performance conditions, and/or other stock-based awards granted without being subject to vesting or performance conditions (subject to the terms of the 2023 Plan). Subject to the provisions of the 2023 Plan, the Administrator will determine the number of shares of our Class A Common Stock, if any, to be awarded to an individual under (or otherwise related to) such other stock-based awards; whether such other stock-based awards will be settled in cash, shares of our Class A Common Stock or a combination of cash and shares of our Class A Common Stock; and the other terms and conditions of such awards. Other cash-based awards will be valued and settled in cash may be granted in lieu of bonus, salary or other compensation, may be granted with vesting or performance conditions and/or may be granted without being subject to vesting or performance conditions. Other cash-based awards will be subject to such other terms and conditions as may be established by the Administrator.
Dividends and Dividend Equivalent Rights. The Administrator may, in its sole discretion, provide that awards, other than Options and SARs, earn dividends or dividend equivalent rights (“dividend equivalents”); provided, however, that dividends and dividend equivalents on unearned or unvested awards will not be paid (even if accrued) unless and until the underlying award (or portion thereof) has been earned or vested. Such dividends or dividend equivalents may be paid currently or may be credited to an individual’s account. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of our common stock or share equivalents.
Change of Control
Under the terms of the 2023 Plan, the following provisions apply in the event of a change of control (except as otherwise required under Section 409A of the Code or provided in an award agreement):
To the extent that the successor or surviving company in the change of control event does not assume or substitute for an award (or in which we are the ultimate parent corporation and do not continue the award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator) as awards outstanding under the 2023 Plan immediately prior to the change of control event, (A) all outstanding options and SARs will become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (B) any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at the greater of actual or target.
In addition, if an award is substituted, assumed or continued as provided in the 2023 Plan, the award will become vested (and, in the case of options and SARs, exercisable) and any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at the greater of actual or target, if the employment or service of the participant is terminated beginning six months before and ending one year after the date of the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable), but only if such termination of employment or service (A) is by the Company not for cause or (B) is by the participant for good reason. If the termination of employment or service precedes the change of control, the award will be settled as of the date of the change.
Further, and notwithstanding any other provision of the 2023 Plan to the contrary, and unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or plan or similar agreement, plan or arrangement with the Company, the participant will be entitled to the greater of the benefits provided upon a change of control of the Company under the 2023 Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a Change of Control as defined in the 2023 Plan.
Transferability
Incentive options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with Code Section 422 and related regulations. Nonqualified options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with the registration provisions of the Securities Act of 1933, as amended. Restricted awards, SARs, performance awards, phantom stock awards and other cash-based and stock-based awards generally are not transferable other than transfers by will or the laws of intestate succession, and participants may not sell, transfer, assign, pledge or otherwise encumber shares subject to an award until the award has vested and all other conditions established by the Administrator have been met.
Forfeiture and Recoupment
As noted above, the 2023 Plan authorizes the Administrator to require forfeiture and recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.
Certain United States Federal Income Tax Consequences
The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the 2023 Plan as they were in effect on the date of this prospectus. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to Volato Group. The provisions of the Code and related regulations concerning these matters are complicated and their impact in any one case may depend upon the particular circumstances. Tax laws are subject to change.
Incentive Options. Incentive options granted under the 2023 Plan are intended to qualify as incentive stock options under Code Section 422. Pursuant to Code Section 422, the grant and exercise of an incentive option generally will not result in taxable income to the participant (with the possible exception of alternative minimum tax liability) if the participant (a) does not dispose of shares received upon exercise of such option within the period ending at the later of one year after the date of exercise or two years after the date of grant, and (b) has continuously been our employee from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). However, the excess of the fair market value of the shares received upon exercise of the incentive option over the exercise price for such shares generally will constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may experience an increase in their federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the Code. We generally will not be entitled to a deduction for income tax purposes in connection with the exercise of an incentive option.

If the holding period requirements for incentive option treatment described above are met, upon the disposition of shares acquired upon exercise of an incentive option, the participant will be taxed on the amount by which the amount realized upon such disposition exceeds the exercise price, and such amount will be treated as long-term capital gain or loss.
If the holding period requirements for incentive option treatment described above are not met, the participant will be taxed as if he or she received compensation in the year of the disposition. The participant must treat gain realized in the disqualifying disposition as ordinary income to the extent of the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition of the stock minus the exercise price. Any gain in excess of these amounts may be treated as long-term or short-term capital gain, depending upon the participant’s holding period. In the year of disposition, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
Nonqualified Options. For federal income tax purposes, the grant of a nonqualified option on the terms specified by the 2023 Plan should not result in taxable income to a participant or a tax deduction to us. The difference between the fair market value of the stock on the date of exercise and the exercise price will constitute taxable ordinary income to the participant on the date of exercise. We generally will be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting. The participant’s basis in shares of common stock acquired upon exercise of an option will equal the exercise price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the participant will be taxed as a capital gain or loss to the participant and will be long-term capital gain or loss if the participant has held the stock for more than one year at the time of sale.
Stock Appreciation Rights. For federal income tax purposes, the grant of a SAR on the terms specified by the 2023 Plan should not result in taxable income to a participant or a tax deduction to us. Upon exercise, the amount of cash and fair market value of shares received by the participant, less cash or other consideration paid (if any), is taxed to the participant as ordinary income, and we will generally be entitled to a corresponding income tax deduction to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
Restricted Stock Awards. The grant of a restricted stock award will not result in taxable income to the participant or a tax deduction to us for federal income tax purposes, unless the restrictions on the stock do not present a substantial risk of forfeiture or the award is transferable, as defined under Code Section 83. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture or the award becomes transferable, the fair market value of such shares at such date and any cash amount awarded, less cash or other consideration paid (if any), will be included in the participant’s ordinary income as compensation, except that the participant may elect, within 30 days after the transfer of the shares and in accordance with the requirements of Section 83(b) of the Code, to include in his or her ordinary income as compensation at the time the restricted stock is awarded the fair market value of such shares at such time, less any amount paid for the shares. We generally will be entitled to an income tax deduction at time when the participant recognizes income and in the same amount, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
Restricted Stock Units, Performance Awards, Phantom Stock Awards, Other Cash-Based and Stock-Based Awards and Dividend Equivalents. The grant of a restricted stock unit, performance award, phantom stock award, other cash-based and stock-based awards or a dividend equivalent award on the terms specified by the 2023 Plan should not result in taxable income to the participant or a tax deduction to us for federal income tax purposes. Upon the settlement of the award, the participant will recognize taxable income equal to any cash and the fair market value of any stock received in settlement of the award. We generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
Code Section 409A. Awards granted under the 2023 Plan may be subject to Code Section 409A and related regulations and other guidance. Code Section 409A imposes certain requirements on unfunded, nonqualified deferred compensation plans. If Code Section 409A applies to the 2023 Plan or any award, and the 2023 Plan and the award do not, when considered together, satisfy the requirements of Code Section 409A during a taxable year, the participant will have ordinary income in the year of noncompliance in the amount of all deferrals subject to Code Section 409A to the extent that the award is not subject to a substantial risk of forfeiture. In subsequent years, the participant will have ordinary income equal to any increase in the value of the award to the extent that the award is then vested. In addition to ordinary income tax, the participant will be subject to an additional income tax of 20% on all amounts includable in income and may also be subject to interest charges under Code Section 409A. We do not undertake to have any responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.
Tax Withholding
Generally, a participant will be required to pay us in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by us to such authority for the account of the recipient. Alternatively, the Administrator may in its discretion establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to an award, by electing to deliver to Volato Group shares of common stock held by the participant that are fully vested and not subject to any pledge or other security interest or to have Volato Group withhold shares of our Class A Common Stock from the shares to which the recipient is otherwise entitled. Under the 2023 Plan, the number of shares to be withheld or delivered will have a fair market value (as determined pursuant to the 2023 Plan) as of the date that the amount of tax to be withheld is determined as nearly as equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with applicable laws, rules and regulations and applicable accounting principles), the amount of such obligations being satisfied.
Plan Benefits
The selection of individuals who will receive awards under the 2023 Plan and the amount of any such awards is not yet determinable due to vesting, performance and other requirements. Therefore, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of participants. In 2022, Volato granted awards under its existing 2021 Plan to our named executive officers, non-employee directors and other eligible employees. These awards are described under the section titled “Executive Officer and Director Compensation” in this prospectus.
Equity Compensation Plan Information
No shares of Common Stock were covered by awards outstanding under the 2023 Plan as of the date of this prospectus.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of the Common Stock is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Certificate of Incorporation and Bylaws in their entirety for a complete description of the rights and preferences of the Common Stock.
Authorized and Outstanding Capital Stock
Our Certificate of Incorporation authorizes the issuance of 81,000,000 shares, consisting of 80,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of July 11, 2024, there were 29,517,731 shares of Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.
Common Stock
Voting Power
Except as otherwise required by law, our Certificate of Incorporation or as otherwise provided in any certificate of designation for any series of preferred stock, Stockholders possess all voting power for the election of directors and all other matters requiring stockholder action. Except as otherwise provided in our Certificate of Incorporation or expressly required by law, Stockholders are entitled to one (1) vote per share on matters to be voted on by Stockholders. Our common stockholders will not be entitled to cumulative voting in the election of directors.
Except as otherwise required by law, Stockholders, as such, are not entitled to vote on any amendment that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant our Certificate of Incorporation or pursuant to the DGCL.
Dividends
Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, Stockholders, as such, are entitled to the payment of dividends on the Common Stock when, as and if declared by the Board in accordance with applicable law.
Liquidation, Dissolution and Winding Up
Upon Volato Group’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of Volato Group’s Preferred Stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata Volato Group’s remaining assets available for distribution.
Preemptive or Other Rights
Holders of Common Stock will not be entitled to preemptive rights, and Common Stock is not subject to conversion, redemption or sinking fund provisions.
Election and Removal of Directors
Directors will be elected by a plurality of the votes cast at each annual meeting of stockholders held for the election of such class of directors. Each director will hold office until the next succeeding annual meeting for the election of the applicable class of directors and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Because the Board would be classified into three terms, the directors are generally elected to serve three years. In compliance with applicable U.S. aviation laws, at least two-thirds of the directors in office at any time must be comprised of individuals who meet the definition of “a citizen of the United States” under applicable law.
Directors may only be removed for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Preferred Stock
Our Certificate of Incorporation provides that shares of Volato Group Preferred Stock (“Preferred Stock”) may be issued from time to time in one or more series. The Board is authorized to establish the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series, in each case without further vote or action by the stockholders. The Board will be able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Volato Group or the removal of existing management. This may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.
Warrants
As of the date of this Report, there were 29,026,000 warrants to purchase Common Stock outstanding, consisting of 13,800,000 public warrants (the “Public Warrants”) and 15,226,000 private warrants.
Each public warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time following the Closing. However, no public warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the public warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the public warrants is not effective within 120 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when the Volato Group shall have failed to maintain an effective registration statement, exercise public warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The public warrants will expire five years from the Closing at 5:00 p.m., Eastern Time.
Each private warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share, and (ii) such private warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by the Volato Group, in each case so long as they are still held by PASI or its affiliates.
Listing of Securities
The Common Stock commenced trading on the NYSE American under the symbol “SOAR” on December 4, 2023.
Transfer Agent and Registrar
The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company (“Continental”). Continental’s telephone number and address is (212) 509-4000 and 1 State Street, 30th Floor, New York, NY. 10004, We have agreed to indemnify Continental in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Anti-Takeover Effects of Provisions of the Charter and Delaware Law
Certain provisions of the Charter and laws of the State of Delaware could make it more difficult to acquire Volato Group by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Volato Group to first negotiate with the Board. Volato Group believes that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value.

However, these provisions may delay, deter or prevent a merger or acquisition of Volato Group that a stockholder might consider is in their best interest or in Volato Group’s best interests, including transactions that might result in a premium over the prevailing market price of Common Stock.
Authorized but Unissued Shares
The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of Volato Group by means of a proxy contest, tender offer, merger or otherwise.
Classified Board; Removal of Directors
The Board is classified into three terms, such that directors would generally be elected to serve three years. In compliance with applicable U.S. aviation laws, at least two-thirds of the directors in office at any time must be comprised of individuals who meet the definition of “a citizen of the United States” under applicable law. Under the Charter, directors may only be removed for cause and only may by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
These provisions may make it more difficult for stockholders to change the composition of the Board or delay their ability to do so.
Stockholder Action; Special Meetings of Stockholders
The Charter provides that, subject to the rights of any series of preferred stock, stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling at least two-thirds of Common Stock would not be able to amend the bylaws without holding a meeting of stockholders called in accordance with the bylaws. Further, the Charter provides that only the Chairperson of the Company Board, the chief executive officer of the Company, or the Board may call special meetings of stockholders, thus prohibiting a holder of Common Stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Volato Group to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to the Secretary of Volato Group at its principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. In the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (subject to certain exceptions for the first annual meeting following the consummation of the Business Combination), to be timely, a stockholder’s notice must be so delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such annual meeting was first made by Volato Group. The Bylaws also specify certain requirements as to the form and content of a stockholders’ notice.
Supermajority Requirements for the Amendment of the Charter
The bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of Volato Group entitled to vote in the election of directors, voting as one class. In addition, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of Volato Group entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Charter, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of preferred stock.

Board Vacancies and Newly Created Directorships; Board Size
The Charter provides that, subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy or newly created directorship on the Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director chosen to fill a vacancy or newly created directorship will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the whole Board is permitted to be set only by a resolution of the Board. These provisions prevent a stockholder from increasing the size of the Board and then gaining control of the board by filling the resulting newly created directorships with its own nominees. This makes it more difficult to change the composition of the Board, but promotes continuity of management.
Exclusive Forum Selection
The Charter requires, unless Volato Group consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of) will be the sole and exclusive forum to bring: (i) any derivative action or proceeding brought on behalf of Volato Group; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of Volato Group or any stockholder to Volato Group or the Volato Group stockholders; (iii) any action or proceeding asserting a claim as such arising out of provision of the DGCL, the Charter or the Bylaws (as the same may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act. The Charter will also provide that, unless Volato Group consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Charter provides that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the Charter provides that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act.
The Charter provides that any person or entity purchasing or otherwise acquiring any interest in shares of Volato Group’s capital stock shall be deemed to have notice of and consented to the forum selection provisions in the Charter.
The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Volato Group or its directors, officers, or other employees, which may discourage such lawsuits against Volato Group and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the Charter to be inapplicable or unenforceable in an action, Volato Group may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.
Section 203 of the Delaware General Corporation Law
Volato Group will be, subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested is approved in a prescribed manner as summarized below or another exception or exemption applies. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of several specific exceptions and exemptions, which include but are not limited to situations where:
•
before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder; or

•
the business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in Section 203 did not apply because the corporation’s certificate of incorporation opted out of Section 203.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring Volato Group to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
The Bylaws provide that Volato Group’s directors and officers will be indemnified and advanced expenses by Volato Group to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended, subject to exceptions, including without limitation that the rights of such persons to indemnification under the Bylaws does not generally include proceedings or parts thereto initiated by the indemnitee without authorization from the Board. In addition, the Charter provides that Volato Group’s directors and officers will not be personally liable to Volato Group or its stockholders for monetary damages for breaches of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL (including as the DGCL may potentially be amended in the future to permit further exculpation of directors or officers).
The Bylaws also permit Volato Group to purchase and maintain insurance on behalf of any officer, director, employee or agent of Volato Group for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.
These provisions may discourage stockholders from bringing a lawsuit against Volato Group directors or officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative or other litigation against directors and officers, even though such an action, if successful, might otherwise benefit Volato Group and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Volato Group pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancement provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Volato Group directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock for at least six months would be entitled to sell such shares provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
•	1% of the total number of shares of such securities then-outstanding; or
•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, it is likely that pursuant to Rule 144, our insiders will be able to sell their shares of Common Stock freely without registration one year after the Closing Date assuming they are not an affiliate of ours at that time.
Listing of Securities
The Common Stock is currently listed on the NYSE American under the symbols “SOAR.”

DESCRIPTION OF SECURITIES WE ARE OFFERING
We are offering up to 6,849,315 shares of our Common Stock and/or pre-funded warrants to purchase shares of Common Stock. The shares of Common Stock and pre-funded warrants will be issued separately. Our shares of Common Stock and/or pre-funded warrants are being offered together with common warrants up to 6,849,315 purchase shares of Common Stock. We are also registering up to 13,698,630 shares of Common Stock issuable from time to time upon exercise of the pre-funded warrants and common warrants offered hereby.
Common Stock
The material terms and provisions of our Common Stock and each other class of our securities which qualifies or limits our Common Stock are described under the caption “Description of Capital Stock” in this prospectus.
Common Warrants
Duration and Exercise Price
Each Common Warrant offered hereby will have an initial exercise price equal to the public offering price of shares of Common Stock in this offering, which as of the date of this prospectus was $0.55 per share. The Common Warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock and the exercise price.
Exercisability
The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period with respect to the shares of Common Stock as in effect on the date of delivery of the notice of exercise thereafter, payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Common Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with any such persons, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of ordinary shares outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with a Beneficial Ownership Limitation of 4.99%, upon notice to us and effective 61 days after the date such notice is delivered to us, may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of ordinary shares outstanding immediately after exercise.
Cashless Exercise
If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Common Warrants under the Securities Act of 1933, as amended (the “Securities Act”)is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Common Warrants, which generally provides for a number of shares of Common Stock equal to (A) (1) the volume weighted average price on (x) the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered on a day that is not a trading day or prior to the opening of “regular trading hours” on a trading day or (y) the trading day of the notice of exercise, if the notice of exercise is executed and delivered after the close of “regular trading hours” on such trading day, or (2) the bid price on the day of the notice of exercise, if the notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter, less (B)the exercise price, multiplied by (C) the number of shares of Common Stock the Common Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.
Fractional Shares
No fractional shares of Common Stock will be issued upon the exercise of the Common Warrants. Rather, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Transferability
Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.
Trading Market
There is no trading market available for the Common Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system. The shares of Common Stock issuable upon exercise of the Common Warrants are currently listed on The Nasdaq Capital Market under the symbol “ONCS.”
Rights as a Shareholder
Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of the underlying shares of Common Stock, the holders of the Common Warrants do not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until they exercise their Common Warrants.
Fundamental Transaction
In the event of a fundamental transaction, as described in the Common Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction. Additionally, in the event of a fundamental transaction, we or any successor entity will, at the option of the holder of a Common Warrant exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction (or, if later, the date of the public announcement thereof), purchase the Common Warrant from the holder by paying to the holder an amount of consideration equal to the value of the remaining unexercised portion of such Common Warrant on the date of consummation of the fundamental transaction based on the Black-Scholes option pricing model, determined pursuant to a formula set forth in the Common Warrants. The consideration paid to the holder will be the same type or form of consideration that was offered and paid to the holders of ordinary shares in connection with the fundamental transaction; provided that if no such consideration was offered or paid, the holders of ordinary shares will be deemed to have received ordinary shares of the successor entity in such fundamental transaction for purposes of this provision of the Common Warrants.
Pre-funded Warrants
The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.
Duration and Exercise Price
Each Pre-Funded Warrant offered hereby will have an initial exercise price equal to $0.0001 per share of Common Stock. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock and the exercise price.
Exercisability
The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period with respect to the shares of Common Stock as in effect on the date of delivery of the notice of exercise thereafter, payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder, together with its affiliates and any other persons acting as group together with any such persons, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Common Stock outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with Beneficial Ownership Limitation of 4.99%, upon notice to use and effective 61 days after the date such notice is delivered to us may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of ordinary shares outstanding immediately after exercise.
Cashless Exercise
The Pre-Funded Warrants may also be exercised, in whole or in part, at such time by means of “cashless exercise” in which the holder shall be entitled to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants, which generally provides for a number of shares of Common Stock equal to (A)(1) the volume weighted average price on (x) the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered on d ay that is not a trading day or prior to the opening of “regular trading hours” on a trading day or (y) the trading day of the notice of exercise, if the notice of exercise is executed and delivered after the close of “regular trading hours” on such trading day, or (2) the bid price on the day of the notice of exercise, if the notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter, less (B) the exercise price, multiplied by (C) the number of shares of Common Stock the Pre-Funded Warrant was exercisable into, with such product then divided by the number determined under clause (A) in the this sentence.
Fractional Shares
No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole shares of Common Stock.
Transferability
Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.
Trading Market
There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are currently listed on The Nasdaq Capital Market under the symbol “ONCS.”
Rights as a Shareholder
Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of the underlying shares of Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our ordinary shares represented by shares of Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.
Fundamental Transaction
In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to Volato Group regarding the beneficial ownership of common stock upon the Closing by:
•	each person who is the beneficial owner of more than 5% of the outstanding shares of common stock;
•	each of Volato Group’s named executive officers and directors; and
•	all of Volato Group’s named executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and rights that are currently exercisable or exercisable within 60 days. Except as otherwise indicated in the footnotes to the following table, to our knowledge all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.
The beneficial ownership of common stock is based on 29,517,731 shares of common stock issued and outstanding as of July 11, 2024.
Name of Beneficial Owner	Number of shares of Common Stock Beneficially Owned	Percentage of shares of outstanding Common Stock
Greater than 5% Stockholders:
PROOF Acquisition Sponsor I, LLC(1)	5,507,813	18.66%
Vellar Opportunities Fund Master, Ltd.(2)	1,512,946	5.13%
Named Executive Officers and Directors:(3)
Matthew Liotta(4)	5,026,332	17.03%
Nicholas Cooper(5)	3,466,153	11.74%
Christopher Burger(6)	8,813	*
Michael Nichols(7)	44,069	*
All directors and named executive officers as a group (4 individuals)	8,545,367	28.95%
*	Less than 1%.
(1)	The business address of this beneficial owner is 11911 Freedom Drive, Suite 1080 Reston, VA 20190. 16,421 of its shares were forfeit to PACI in connection with the closing of the Business Combination.
(2)
The shares beneficially owned by Vellar Opportunities Fund Master, Ltd. (“Vellar”) include shares with shared voting and dispositive power with each of the following affiliates of Vellar: Cohen & Company LLC, Cohen & Company Inc. and Lester Brafman. The business address of each of these owners is 3 Columbus Circle, Suite 2400, New York, New York 10019. The foregoing information was derived from a Schedule 13G/A filed with the SEC on February 14, 2024.

(3)	The business address of each of our officers and directors is 1954 Airport Road, Suite 124, Chamblee, Georgia 30341.
(4)
Mr. Liotta beneficially owns (i) 3,466,153 shares of common stock held by Argand Group LLC in which Mr. Liotta holds shared voting and dispositive power, (ii) 1,322,118 shares of common stock held by PDK Capital, LLC in which Mr. Liotta has sole voting power and shares dispositive power with his spouse, Jennifer. Liotta, (iii) 3,000 shares of common stock, (iv) 146,901 shares of common stock underlying options exercisable, (v) 20 shares of common stock held by Ms. Liotta, and (vi) 88,140 shares of common stock underling options exercisable held by Ms. Liotta.

(5)	Mr. Cooper beneficially owns 3,466,153 shares of common stock held by Hoop Capital LLC in which Mr. Cooper holds shared voting and investment power.
(6)	Mr. Burger beneficially owns 8,813 shares of common stock underlying options exercisable.
(7)	Mr. Nichols beneficially owns 44,069 shares of common stock underlying options exercisable.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock, which we refer to as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Code), including but not limited to:
•	financial institutions or financial services entities;
•	broker-dealers;
•	governments or agencies or instrumentalities thereof;
•	regulated investment companies;
•	real estate investment trusts;
•	expatriates or former long-term residents of the U.S.;
•	persons that actually or constructively own five percent or more of our voting shares;
•	insurance companies;
•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;
•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;
•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and;
•	tax-exempt entities.
This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock or less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock originally acquired as part of an investment unit, the acquisition cost for the share of common stock that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.
Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” As used herein, a Non U.S. Holder means a beneficial owner of Common Stock that is neither a U.S. person nor a partnership for U.S. federal income tax purposes. In this regard, a U.S. person includes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other business entity classified as a corporation under U.S. federal income tax law) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income regardless of source; or
•
a trust that (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (B) otherwise has validly elected to be treated as a U.S. domestic trust.

If a partnership (or other business entity classified as a partnership under U.S. federal income tax law) holds shares of Common Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.
This summary is limited to Non-U.S. Holders that will hold shares of Common Stock as capital assets, within the meaning of Section 1221 of the Code (i.e., generally, for investment). It does not consider specific facts and circumstances that may apply to a particular Non-U.S. Holder’s tax position. This summary also does not consider the Medicare tax on certain investment income, any aspect of U.S. federal tax law other than income taxation and, to the limited extent addressed herein, estate taxation, or any consequences that may arise under applicable state, local or non-U.S. tax laws. Additionally, it does not consider Non-U.S. Holders that may be subject to special tax treatment under the U.S. federal income tax laws (including banks and other financial institutions, insurance companies, dealers in securities, persons subject to the alternative minimum tax, holders of Common Stock held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive Common Stock as compensation).
U.S. Trade or Business Income
For purposes of this discussion, dividend income and gain on the sale or other taxable disposition of Common Stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax provided the Non-U.S. Holder complies with applicable certification and disclosure requirements; instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as a U.S. person. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.
Dividends
Distributions of cash or property that we pay will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of Common Stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in the Common Stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or

W-8BEN-E (or other successor form), as applicable, certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.
The U.S. federal withholding tax described above does not apply to dividends that are U.S. trade or business income, as defined above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Dispositions of Common Stock
Subject to the discussions on backup withholding and FATCA (as defined below) withholding below, Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of Common Stock unless:
•	the gain is U.S. trade or business income, as defined above;
•
the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, provided the non-U.S holder has timely filed U.S. federal income tax returns with respect to such losses); or

•
we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the Common Stock.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests,” as defined in the Code and applicable regulations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of Common Stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the Common Stock, provided that the Common Stock is regularly traded on an established securities market. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. No assurance can be given, however, that we will not be a USRPHC, or that the Common Stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of Common Stock.
U.S. Federal Estate Taxes
Shares of Common Stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding Requirements
We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or other intergovernmental agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Dividends paid on Common Stock and the payment of gross proceeds from a taxable disposition of Common Stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding (currently at a 24% rate) if such non-U.S. holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of any IRS Form W-8 appropriate to the non-U.S. holder’s circumstances will generally satisfy the certification requirements necessary to avoid the additional information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS.

Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act and related IRS guidance (“FATCA”) impose a 30% U.S. federal withholding tax on certain payments (including dividend payments on Common Stock and, subject to the discussion of proposed Treasury regulations below, payments of gross proceeds from the sale or other disposition of Common Stock) made to certain non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the jurisdiction of a recipient and the United States may modify these rules.
As noted above, withholding under FATCA can apply to payments of gross proceeds from the sale or other disposition of Common Stock. Treasury regulations have been proposed, however, that would entirely eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed Treasury regulations until the promulgation of final Treasury regulations on the matter.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION
Each of A.G.P./Alliance Global Partners, located at 590 Madison Ave 28th Floor, New York, NY 10022, and Roth Capital Partners, LLC, located at 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, which we collectively refer to herein as the Placement Agent, has agreed to act as our co-exclusive placement agents in connection with this offering subject to the terms and conditions of the placement agency agreement dated July  , 2024. The placement agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but it has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.
We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the shares of Common Stock, Pre-Funded Warrants and Common Warrants being offered pursuant to this prospectus not later than two business days following the commencement of this offering, or on or about July  , 2024.
We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act and to contribute to payments the Placement Agent may be required to make in respect thereof.
Fees and Expenses
Upon closing of this offering, we have agreed to pay the placement agent fees set forth in the table below.
	Per Share of Common Stock and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price
Placement agent fees
Proceeds to us (before expenses)
We have agreed to pay to the Placement Agent a cash fee equal to seven percent (7%) of the aggregate purchase price paid by investors in this offering up to $15,000,000 and, a cash fee equal to six percent (6%) of the aggregate purchase price paid by investors above $15,000,000. Notwithstanding the foregoing, we and the placement agent, have agreed that for certain identified investors to a cash fee equal to three and a half percent (3.5%) of the aggregate purchase price paid by such investors in this offering up to $15,000,000 and, a cash fee equal to three percent (3%) of the aggregate purchase price paid by such investors above $15,000,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate cash placement fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above.
We estimate the total expenses payable by us for this offering to be approximately $931,000, which amount includes: (i) a placement agent’s fee of $700,000 assuming the purchase of all of the securities we are offering; (ii) a non-accountable expense allowance payable to the placement agent of $25,000; (iii) reimbursement of the accountable expenses of the placement agent of up to $125,000 related to the legal fees of the placement agent being paid by us (none of which has been paid in advance); and (iv) other estimated expenses of approximately $81,000 which include our legal, accounting, and printing costs and various fees associated with the registration and listing of our securities.
The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(ii) of the Securities Act. and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 4l5(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent acting as principal. Under these rules and regulations, the placement agent:
•	may not engage in any stabilization activity in connection with our securities; and

•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Lock-Up Agreements
Our directors, officers and certain beneficial owners of 5% or more of our outstanding ordinary shares have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, our shares of Common Stock during a period ending 90 days after the date of this prospectus, without first obtaining the written consent of the placement agent, subject to certain exceptions. Specifically, these individuals have agreed, in part, not to:
•	offer, pledge, sell, contract to sell or otherwise dispose of Volato’s securities or any securities convertible into or exercisable or exchangeable for shares of Common Stock;
•
enter into any swap or other arrangement that transfers to another. in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our securities, in cash or otherwise;

•	make any demand for or exercise any right with respect to the registration of any of our securities;
•	publicly disclose the intention to make any offer, sale, pledge or disposition of, or to enter into any transaction, swap, hedge, or other arrangement relating to any of our securities.
Notwithstanding these limitations, our securities may be transferred under limited circumstances, including, without limitation, by gift. will or intestate succession.
We have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, subject to certain limited exceptions, we may not, without the prior written consent of the placement agent: (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents, or (ii) file any registration statement or amendment or supplement thereto, other than the preliminary prospectus or the prospectus related to this offering or a registration statement on Form S-8 in connection with any employee benefit plan. In addition, subject to certain exceptions, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our shares of Common Stock or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price for a period of 180 days following the closing date of this offering.
Determination of Offering Price
The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our shares of Common Stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the industry in which we operate, our past and present operating results, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, the previous experience of our executive officers, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.
Listing
Our shares of Common Stock are listed on NYSE American under the trading symbol “SOAR.” We do not plan to list the Pre-Funded Warrants or Common Warrants on NYSE American or any other securities exchange or trading market.
Discretionary Accounts
The placement agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.
Other Activities and Relationships
The placement agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the placement agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the· accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agent or its affiliates enter into a lending relationship with us, they will routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Common Stock offered hereby. The placement agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
This prospectus in electronic format may be made available on a website maintained by the placement agent, and the placement agent may distribute this prospectus electronically.
The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Womble Bond Dickinson (US) LLP, Washington, DC. Pryor Cashman LLP, New York, New York is acting as counsel for the Placement Agent in connection with certain legal matters relating to this offering.
EXPERTS
Our financial statements as of December 31, 2023 and 2022 included in this prospectus, have been audited by Rose, Snyder & Jacobs LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern as described in Note 2 to the financial statements). Such financial statements are included in reliance on their reports given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to our company and the Common Stock, reference is made to the Registration Statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. You may request a copy of this prospectus by contacting us at: Volato Group, Inc. at 1954 Airport Rd., Suite 124, Chamblee, Georgia 30341. We also maintain a website at flyvolato.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
VOLATO GROUP, INC.

VOLATO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except par value amounts)
	March 31, 2024 (unaudited)	December 31, 2023
ASSETS
Current assets:
Cash	$6,442	$14,486
Restricted cash	1,845	—
Accounts receivable, net	2,446	2,990
Deposits	25,200	25,125
Prepaid expenses and other current assets	3,624	3,897
Total current assets	39,557	46,498

Property and equipment, net	837	846
Operating lease, right-of-use assets	1,198	1,278
Equity-method investment	158	154
Deposits	21,656	15,691
Forward purchase agreement	2,755	2,982
Restricted cash	—	2,237
Intangibles, net	1,376	1,391
Goodwill	635	635
Total assets	$68,172	$71,712
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,898	$8,588
Loan from related party	1,000	1,000
Operating lease liability	338	326
Merger transaction costs payable in shares	—	4,250
Credit facility and other loans	20,007	20,616
Customer deposits and deferred revenue	19,029	12,857
Total current liabilities	51,272	47,637

Deferred income tax liability	305	305
Operating lease liability, non-current	875	965
Credit facility, non-current	14,026	8,054
Total liabilities	$66,478	$56,961
COMMITMENTS AND CONTINGENCIES

Shareholders’ equity:
Common Stock Class A, $0.0001 par value; 80,000,000 authorized; 29,251,629 and 28,043,449 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	3	3
Additional paid-in capital	82,743	78,410
Accumulated deficit	(81,052)	(63,662)
Total shareholders’ equity	1,694	14,751
Total liabilities and shareholders’ equity	68,172	$71,712
The accompanying notes are an integral part of these consolidated financial statements.

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(unaudited)
	For the Three Months Ended March 31,
	2024	2023
Revenue	$13,211	$15,665

Costs and expenses:
Cost of revenue	17,492	17,363
Selling, general and administrative	11,742	6,215
Total costs and expenses	29,234	23,578

Loss from operations	(16,023)	(7,913)

Other income (expenses):
Gain from sale of consolidated entity	—	387
Gain from sale of equity-method investment	—	863
Other income	4	42
Loss from change in fair value forward purchase agreement	(227)	—
Interest expense, net	(1,138)	(894)
Other expenses	(1,361)	398

Loss before provision for income taxes	(17,384)	(7,515)
Provision for incomes taxes	6	—
Net Loss	$(17,390)	$(7,515)

Basic and diluted net loss per share	$(0.60)	$(0.67)

Weighted average common share outstanding:
Basic and diluted	29,116,201	11,268,877
The accompanying notes are an integral part of these consolidated financial statements.

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(Amounts in thousands, except shares)
	Class A Common Stock		Additional Paid-in Capital	Subscription Receivable	Retained Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2022, As adjusted	11,268,877	1	5,185	(15)	(10,840)	(5,669)
Stock-based compensation	—	—	8	—	—	8
Net loss	—	—	—	—	(7,515)	(7,515)
Balance March 31, 2023	11,268,877	$1	$5,193	$(15)	$(18,355)	$(13,176)
	Class A Common Stock		Additional Paid-in Capital	Retained Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance December 31, 2023	28,043,449	$3	$78,410	$(63,662)	$14,751
Stock-based compensation	—	—	83	—	83
Issuance of common stock	1,208,180	—	—	—
Warrant reclass from in-kind liability to APIC	—	—	4,250	—	4,250
Net loss	—	—	—	(17,390)	(17,390)
Balance March 31, 2024	29,251,629	$3	$82,743	$(81,052)	$1,694
The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)
	For the Three months ended March 31,
	2024	2023
Operating activities:
Net Loss	$(17,390)	$(7,515)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	80	45
Stock compensation expense	83	8
Gain from sale of equity-method investments	—	(863)
Gain from sale of consolidated entity	—	(387)
Gain from equity-method investments	(4)	(22)
Amortization right-of-use asset	79	68
Amortization of debt discount	46	48
Change in fair value forward purchase agreement	227	—
Changes in assets and liabilities:
Accounts receivable	544	466
Prepaid and other current assets	274	909
Deposits	(40)	(1,250)
Account payable and accrued liabilities	2,311	958
Operating lease liability	(78)	(68)
Customer deposits and deferred revenue	6,172	(5)
Net cash used in operating activities	(7,696)	(7,608)
Investing activities:
Cash payment for property and equipment	(56)	(270)
Proceeds from sale of interest in equity-method investment	—	3,840
Payment for the purchase of equity-method investments	—	(1,950)
Proceeds from the sale of consolidated entity	—	350
Net cash provided by (used in) investing activities	(56)	1,970
Financing activities:
Proceeds from lines of credit	—	1,000
Proceeds from issuance of convertible notes	—	4,750
Repayment on loans	(684)	(282)
Net cash provided by (used in) financing activities	(684)	5,468
Net decrease in cash	(8,436)	(170)
Cash and restricted cash, beginning of year	16,723	7,879
Cash and restricted cash, end of period	$8,287	$7,709
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,119	$257
Non-Cash Investing and Financing Activities:
Credit facility for aircraft deposits	$6,000	—
Original debt discount	$(45)	—
The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO GROUP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2024
NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS
Volato Group, Inc. (“we”, “us”, “the Company”, or “Volato”) was founded in 2021. On December 1, 2023, Volato, Inc. (“Legacy Volato”), a Georgia corporation, PROOF Acquisition Corp I, a Delaware corporation (“PACI”) and PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), merged with and into Legacy Volato, with Legacy Volato surviving the merger as a wholly-owned subsidiary of PACI. In connection with the consummation of the Business Combination (the “Closing”), PACI changed its name to “Volato Group, Inc.”. Legacy Volato was deemed the accounting acquirer in the business combination. Accordingly, for accounting purposes, the business combination was treated as the equivalent of Legacy Volato issuing stock for the net assets of PACI, accompanied by a recapitalization. Under this method of accounting, PACI who was the legal acquirer, is treated as the “acquired” company (“accounting acquiree”) for financial reporting purposes. The net assets of PACI are stated at historical cost, with no goodwill or other intangible assets recorded. The equity structure has been restated in all comparative periods up to the closing date to reflect the number of shares of the Company’s Common Stock, $0.0001 par value per share, issued to Legacy Volato stockholders in connection with the business combination.
As a result of the business combination, the shares and corresponding capital amounts and earnings per share related to Legacy Volato’s common stock prior to the business combination have been retroactively restated as shares reflecting the exchange ratio established in the Merger Agreement. Stock was retroactively adjusted, converted into Common Stock, and reclassified to permanent as a result of the reverse recapitalization.
Volato Group, Inc. is a leader in private aviation redefining air travel through modern, efficient, and customer-designed solutions. Volato provides a fresh approach to fractional ownership, aircraft management, jet card, deposits and charter programs all powered by advanced proprietary mission control technology. Volato’s fractional programs uniquely offer flexible hours and a revenue share for owners across the world’s largest fleet of HondaJets which are optimized for missions of up to four passengers.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Going concern, liquidity, and capital resources
The Company has only recently been formed, has limited operating history, has recorded a net loss of $17.4 million for the three months ended March 31, 2024, has a negative working capital of $11.7 million, and has an accumulated deficit of $81.1 million as of March 31, 2024. Net cash used in operating activities for the three months ended March 31, 2024, was $7.7 million.
These above matters raise substantial doubt about the Company's ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations through the issuance of financial instruments including debts or equity, extend the use of its line of credit and the sale of aircraft at a premium to cost.
The Company also has the ability to reduce cash burn to preserve capital. Accordingly, management believes that its current cash position, along with its anticipated revenue growth and proceeds from future debt and/or equity financings, when combined with greater fleet utilization and prudent expense management, will allow the Company to continue as a going concern and to fund its operations for at least one year from the date these financials are available.
There are no assurances, however, that management will be able to raise capital or debt on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The balance sheet does not include any adjustments that might result from these uncertainties.
Basis of presentation
The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Reclassifications
Certain amounts in 2023 have been reclassified to conform with the current year’s presentation.
Principles of Consolidation
The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.
The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Volato, Inc., a company incorporated in the State of Georgia, Gulf Coast Aviation, Inc. sometimes referred to as Volato Aircraft Management Service (“VAMS”), a company incorporated in the State of Texas, GC Aviation, Inc., a company incorporated in the State of Texas, Fly Vaunt, LLC, a company incorporated in the State of Georgia, and Fly Dreams LLC, until March 3, 2023.
One of the components of the Company’s business model includes the sale of aircraft and ownership program. The aircraft ownership program is a model whereby the Company sells each floating fleet aircraft to a limited liability company (“Plane Co”). The Plane Co, which is owned by third-party owners, leases the aircraft back to the Company for management and charter operations on behalf of the LLC under 14 C.F.R. Part 135 certificate.
The Company does not hold any controlling interest in any Plane Co as of March 31, 2024 and December 31, 2023. Each Plane Co is set up to acquire and own one aircraft pursuant to the HondaJet aircraft purchase agreement executed with the Company. Each Plane Co was managed by PDK Management LLC until June 2023, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement, and by Volato, Inc starting in July 2023.
Fly Dreams holds the Federal Aviation Agency (“FAA”) certificate and conducts air carrier operations through an aircraft charter Management and Dry Lease Agreement with each of the Plane Co’s. On March 3, 2023, Legacy Volato transferred its Fly Dreams LLC operation to GCA and sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. Legacy Volato now conducts its operations under GCA FAA Part 135 Certificate. The selling price was $550 thousand, which resulted in the recognition of $387 thousand in gain, which is presented in other income (expense) in the consolidated statement of operations for the three months ended March 31, 2023.
The Company does not hold any controlling interest in any limited liability companies as of March 31, 2024 and December 31, 2023, respectively. The Company only holds de minimis interest in one Plane Co as of March 31, 2024, respectively.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include:
•	Useful lives of property, plant, and equipment.
•	Assumptions used in valuing equity instruments.
•	Deferred income taxes and related valuation allowance.
•	Assessment of long-lived assets impairment.
•	Assumptions used in the valuation of the forward purchase agreement
Cash and restricted cash
Cash consists primarily of cash on hand and bank deposits. The Company maintains cash deposits with financial institutions that may exceed federally insured limits at times. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At March 31, 2024 and December 31, 2023, the Company had no cash equivalents besides what was in the cash balance as of this date. The Company has $1.8 million and $2.2 million of restricted cash at March 31, 2024 and December 31, 2023, respectively, which serves as collateral for the credit facility with SAC Leasing G280 LLC.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reported under other income (expense) in the consolidated statement of operations. The Company periodically reviews its investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.
As of March 31, 2024, and December 31, 2023, the only equity-method investment was Volato 158 LLC with a 3.13% equity interest. As of March 31, 2024 and December 31, 2023, management believes the carrying value of its equity method investments was recoverable in all material respects.
Accounts Receivable
Accounts receivables are reported on the consolidated balance sheets at the outstanding principal amount adjusted for any allowance for credit losses and any charge offs. The Company provides an allowance for credit losses to reduce trade receivables to their estimated net realizable value equal to the amount that is expected to be collected. This allowance is estimated based on historical collection experience, the aging of receivables, specific current and expected future macro-economic and market conditions, and assessments of the current creditworthiness and economic status of customers. The Company considers a receivable delinquent if it is unpaid after the term of the related invoice has expired. Balances that are still outstanding after management has used reasonable collection efforts are written off. The Company reviews its allowance for credit losses on a quarterly basis.
The Company recognized zero of bad debt expense during the three months ended March 31, 2024 and 2023, respectively.
Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years:
Classification	Life
Machinery and equipment	3-7 years
Automobiles	5 years
Computer and office equipment	5 years
Website development costs	3 years
Computer Software Development
Software development costs are accounted for in accordance with ASC 350-40, Internal Use Software. Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred.
The capitalized computer software development costs are reported under the section fixed assets, net in the consolidated balance sheet and are amortized using the straight-line method over the estimated useful life of the software, generally three years from when the asset is placed in service. The Company capitalized zero and $323 thousand of internal software development costs during the three months ended March 31, 2024 and the twelve months ended December 31 2023, respectively. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities.
Website development cost
The costs incurred for activities during the website application and infrastructure development stage are capitalized in accordance with the guidance on internal-use software in ASC 350-40. The Company capitalized $56 thousand and $241 thousand of website development costs as of March 31, 2024 and December 31, 2023, respectively. The Company recognized $26 thousand and $15 thousand of amortization expense during the three months ended March 31, 2024 and 2023, respectively.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Valuation of Long-Lived Assets:
In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 360, property, plant, and equipment, and long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. No impairment was recognized during the three months ended March 31, 2024 and 2023.
Fair value of financial instruments
The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.
The Company measures fair value under a framework that utilizes a hierarchy prioritizing the inputs to relevant valuation techniques. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used in measuring fair value are:
•	Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company as the ability to access.
•	Level 2: Inputs to the valuation methodology include:
•	Quoted prices for similar assets or liabilities in active markets.
•	Quoted prices for identical or similar assets or liabilities in inactive markets.
•	Inputs other than quoted prices that are observable for the asset or liability.
•	Inputs that are derived principally from or corroborated by observable market date by correlation or other means; and
•	If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
•	Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
The fair value of the Company’s recorded forward purchase agreement (“FPA”) is determined based on unobservable inputs that are not corroborated by market data, which require a Level 3 classification. A Monte Carlo simulation model was used to determine the fair value. The Company records the forward purchase agreement at fair value on the consolidated balance sheets with changes in fair value recorded in the consolidated statements of operation.
The following table presents balances of the forward purchase agreement with significant unobservable inputs (Level 3) as of March 31, 2024, in thousands:
	Fair Value Measurements as of March 31, 2024
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Forward Purchase Agreement	$—	$—	$2,755	$2,755
Total	$—	$—	$2,755	$2,755

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The following table presents changes of the forward purchase agreement with significant unobservable inputs (Level 3) for the three months ended March 31, 2024, in thousands:
Forward Purchase Agreement
Balance December 31, 2023	$2,982
Change in fair value	(227)
Balance March 31, 2024	$2,755
The Company measures the forward purchase agreement using a Monte Carlo simulation valuation model using the following assumptions:
Three months ended March 31, 2024
Volume Weighted average stock price (“VWAP”)	$3.54
Initial Price	$10.81
Expected Volatility	91.0%
Term	1.68
Risk-free Rate	4.7%
The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid and other assets, accounts payable and accrued expenses, deposits, and members’ deposit approximate their fair value because of the short maturity of those instruments. The Company’s line of credit, convertible notes and other promissory notes approximate the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements and due to the short-term maturity of these instruments at March 31, 2024 and December 31, 2023, respectively.
Commitments and contingencies
The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.
Revenue recognition
Revenues are recognized on a gross basis and presented on the consolidated statements of operations net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.
The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:
1.	Identification of the contract, or contracts, with a customer.
2.	Identification of the performance obligation(s) in the contract.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
3.	Determination of the transaction price.
4.	Allocation of the transaction to the performance obligation(s) in the contract.
The Company generates revenue primarily through three sources: (i) the sale of aircraft, (ii) charter flights which include deposit products, retail and wholesale charter flights and owner flights, and (iii) aircraft management services. Revenue is recognized when control of the promised service is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.
For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. For certain services provided to the customer, primarily in our aircraft management services revenue stream, the Company directs third-party providers to assist in our fulfillment of the performance obligation in contracts with our customers. Any cost reimbursements and third-party costs are recognized in revenue on a gross basis as Volato has pre-negotiated these costs and takes a certain amount of risk that it will not fully recover the costs incurred. In such circumstances, the Company is primarily responsible for satisfying the overall performance obligation with the customer and is considered the principal in the relationship because the Company has the ability to direct the third parties to provide services to our customers.
Aircraft sales only requires the delivery of the aircraft.
Volato also generates revenues from charter flights for owners, deposit products, retail customers and wholesale charter brokers. Deposit products are a complementary set of products available to retail charter customers whereby the customer makes a deposit in exchange for certain charter product offerings of the Company to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. The contracts generally consist of one performance obligation and revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated. The Company’s contract for charter services outlines the transaction price in advance. Non-owner flights typically require payment in advance. Other charter services are due upon completion of the services. The contracts include cancellation penalty charges as a percentage of the original flight based on the time of cancellation and the type of flight. Itinerary changes may result in a price change prior to the occurrence of the flight. If the total flight itinerary cannot be completed due to any reason (other than customer cancellation or no show), the charter customer is responsible for only the portion of the itinerary that can be completed, and any advance payment is refunded.
The Company’s aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to the Company plus all operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services consist of one performance obligation to provide management airplane management services. Revenue is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services. Revenue recognized over time was $1.6 million and $1.1 million for the three months ended March 31, 2024 and 2023, respectively. All other revenue was recognized upon the transfer of control of the promised services.
The Company’s contracts for managing aircraft provide for fixed monthly management fees and reimbursement of operating expenses at a predetermined margin. Generally, contracts require two months advance deposit of estimated expenses.
In accordance with ASC 606, contract assets are to be recognized when an entity has the right to receive consideration in exchange for goods or services that have been transferred to a customer. Also, in accordance with ASC 606, contract liabilities are to be recognized when an entity is obligated to transfer goods or services for which consideration has already been received. The Company recognizes contract liabilities for any advance payments from

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
customers primarily associated with its deposit products and charter flights as well as aircraft management services revenue streams. Deposits that are provided under the Company’s Insider Membership program or the Company’s Stretch Card agreements are treated as contract liabilities when the funds are received and are reduced as the flights are utilized. Any deposits that are not utilized over the 24-month term of the agreements, which end upon being forfeited if the agreements are not renewed, would be recognized as revenues at the time they are forfeited. Occasionally, we offer credits to customers of the Company’s Insider and Stretch Card agreements in excess of the cash deposit received as an incentive offering. These credits are non-refundable and are recorded as a contract liability until they are either used or expired. The Company does not offer their customer a significant financing component as part of the arrangement because the period between the transfer of service to a customer and when the customer pays for the service is one year or less or the timing and the transfer of the services is at the discretion of the customer.
Contract liabilities consist of customer prepayments and the aircraft deposits referred to above. Total contract liabilities were $19.0 million and $12.9 million as of March 31, 2024 and December 31, 2023, respectively.
The Company generated $13.2 million of revenue during the three months ended March 31, 2024 broken down as follows, in thousands:
Aircraft sales	$—
Charter flight revenue	11,516
Aircraft Management revenue	1,695
Total	$13,211
The Company generated $15.7 million of revenue during the three months ended March 31, 2023 broken down as follows, in thousands:
Aircraft sales	$5,710
Charter flight revenue	6,684
Aircraft management revenue	3,271
Total	$15,665
Income taxes
The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company follows the guidance of 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.
The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction, and state jurisdictions. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities. The Company currently is not under examination by any tax authority.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Stock-based compensation
The Company accounts for equity-based compensation using the fair value method as set forth in the ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards based on estimated fair values. This method requires companies to estimate the fair value of stock-based compensation on the date of grant using an option pricing model. The Company estimates the fair value of each equity-based payment award on the date of grant using the Black-Scholes pricing model.
The Black-Scholes model determines the fair value of equity-based payment awards based on the fair value of the underlying common stock on the date of grant and requires the use of estimates and assumptions, including the fair value of the Company’s common stock, exercise price of the stock option, expected volatility, expected life, risk-free interest rate and dividend rate. The Company estimates the expected volatility of its stock options by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options; it is not practical for the Company to estimate its own volatility due to the lack of historical prices. The expected term of the options is determined in accordance with existing equity agreements as the underlying options are assumed to be exercised upon the passage of time. The risk-free interest rate is the estimated average interest rate based on U.S. Treasury zero-coupon notes with terms consistent with the expected life of the awards. The expected dividend yield is zero as the Company does not anticipate paying any recurring cash dividends in the foreseeable future. The Company accounts for forfeitures as they occur.
Net loss per share
The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic earnings per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been antidilutive for the three months ended March 31, 2024, include stock options and convertible debt.
The Company has 2,289,159 and 2,478,020 outstanding stock options to purchase an equivalent number of common stock at March 31, 2024, and 2023, respectively.
The Company also has 29,026,000 outstanding warrants to purchase an equivalent number of shares of common stock as of March 31, 2024 and 2023, respectively, at a weighted average strike price of $11.50.
Concentration of Credit Risk
The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.
Intangible Assets
Intangible assets other than goodwill consists of acquired finite-lived customer relationships and acquired indefinite-lived Part 135 air carrier certificate. At initial recognition, intangible assets acquired in a business combination are recognized at their fair value as of the date of acquisition. Following initial recognition, finite-lived intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows.
The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value. There was no impairment loss recognized for the intangible assets for the three months ended March 31, 2024 and 2023, respectively.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually during its fourth quarter on October 1. There was no impairment of goodwill for the three months ended March 31,2024 and 2023, respectively.
Segment Reporting
The Company identifies operating segments as components of the Company. for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. We determined that the Company operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and cost of revenue for purposes of making operating decisions, allocating resources, and assessing performance. Substantially all of our long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.
Cost of revenue
Cost of revenue includes costs that are directly related to the related revenue streams – charter flights, aircraft management, aircraft sales. Cost of revenue includes expenses incurred to provide flight services and facilitate operations, including aircraft lease costs, fuel, crew travel, maintenance, compensation expenses and related benefits for employees that directly facilitate flight operations including crew and pilots and certain aircraft operating costs such as landing fees and parking. Cost of revenue for the aircraft sales revenue includes cost of the aircraft.
Advertising Costs
Advertising costs are expensed as incurred and included in management and general expenses on the statements of operations. Such advertising amounted to $2.2 million and $223 thousand for the three months ended March 31, 2024 and 2023, respectively.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.
Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement until July 2023. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds a minority ownership in each PlaneCo. The Company did not consolidate any variable interest entities as of March 31, 2024 or December 31, 2023.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Leases
ASC Topic 842, “Leases” (“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-to-use asset (“ROU asset”). ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. The right-of-use asset and lease liability are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. ROU asset is evaluated for impairment using the long-lived asset impairment guidance. Leases will be classified as financing or operating, which will drive the expense recognition pattern. The Company elects to exclude short-term leases when recording a ROU asset and lease liability if and when the Company has them.
Recent Accounting Pronouncements
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments included in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Although the new standard, known as the current expected credit loss (“CECL”) model, has a greater impact on financial institutions, most other organizations with financial instruments or other assets (trade receivables, contract assets, lease receivables, financial guarantees, loans and loan commitments, and held-to-maturity (HTM) debt securities) are subject to the CECL model and will need to use forward-looking information to better evaluate their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 was originally effective for public companies for fiscal years beginning after December 15, 2019. In November of 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
In November 2023, the Financial Account Standard Board “FASB” issued Accounting Standards Update “ASU” 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which modifies the disclosure and presentation requirements of reportable segments. The amendments in the update require the disclosure of significant segment expenses that are regularly provided to the chief operating decision maker “CODM” and included within each reported measure of segment profit and loss. The amendments also require disclosure of all other segment items by reportable segment and a description of its composition. Additionally, the amendments require disclosure of the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. This update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, Early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on the presentation of its consolidated financial statements and accompanying notes.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding cash taxes paid both in the U.S. and foreign jurisdictions. The update will be effective for annual periods beginning after December 15, 2025. The Company is currently evaluating the impact that this guidance will have on the presentation of its consolidated financial statements and accompanying notes.
The Company has evaluated all the recent accounting pronouncements and determined that there are no accounting pronouncements that will have a material effect on the Company’s consolidated financial statements.
NOTE 3 – BUSINESS COMBINATION
As discussed in Note 1, on December 1, 2023, the Company consummated the business combination pursuant to the merger agreement. The business combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Proof Acquisition Corp I or PACI, who was the legal acquirer, was treated

NOTE 3 – BUSINESS COMBINATION (CONTINUED)
as the “acquired” company for financial reporting purposes. Accordingly, the business combination was treated as the equivalent of Legacy Volato issuing stock for the net assets of PACI, accompanied by a recapitalization.
Upon the closing, holders of Legacy Volato common stock received shares of Common Stock of Volato Group, Inc. in an amount determined by application of the exchange ratio of 1.01508 (the “exchange ratio”). For periods prior to the business combination, the reported share and per share amounts have been retroactively converted by applying the exchange ratio. The consolidated assets, liabilities and results of operations prior to the business combination are those of Legacy Volato.
NOTE 4 – INTANGIBLES
Finite-Lived Intangible Assets
The following is a summary of finite-lived intangible assets as of March 31, 2024 and December 31, 2023, in thousands:
	March 31, 2024
	Cost	Accumulated Amortization	Net
Customer relationships	$301	$(125)	$176
	$301	$(125)	$176
	December 31, 2023
	Cost	Accumulated Amortization	Net
Customer relationships	$301	$(110)	$191
	$301	$(110)	$191
Intangible asset amortization expense was $15 thousand for the three months ended March 31, 2024, and 2023, respectively.
As of March 31, 2024, future amortization expense is expected to be as follows, in thousands:
Amount
2024	$45
2025	60
2026	60
2027	11
$176
Indefinite - Lived Intangible Assets
The following table summarizes the balances as of March 31, 2024 and December 31, 2023, of the indefinite-lived intangible assets, in thousands:
	March 31, 2024	December 31, 2023
Intangible asset - Part 135 certificate	$1,200	$1,200
The FAA Part 135 certificate for a total amount of $1.2 million relates to the certificate acquired from the GCA acquisition.
During the year ended December 31, 2023, the Company transferred its Fly Dreams LLC operations to GCA and sold its membership interest in Fly Dreams LLC, including Fly Dreams FAA Part 135 Certificate, with a carrying balance of $163 thousand, for a selling price of $550 thousand, which resulted in a gain in the amount of $387 thousand, which was reported in other income in the consolidated statement of operations for the year ended December 31, 2023. The Company did not recognize any impairment of the Part 135 certificates as of March 31, 2024 and December 31, 2023.

NOTE 5 - MERGER TRANSACTION COSTS PAYABLE
Merger transaction cost payable consist of the following as of December 31, 2023, in thousands:
December 31, 2023
Transaction costs payable in common stock	$4,250
Total	$4,250
In connection with the business combination, the Company entered into three agreements (the “Agreements”) with financial institutions, in which a success fee in the aggregate amount of $4.25 million will be paid by the Company to the financial institutions in case the Company consummates the acquisition. The success fees, or portion thereof, were to be paid in the Company’s shares of common stock.
ASC 480 Distinguishing Liabilities From Equity requires liability classification for all instruments that embodies an unconditional obligation that the Company must or may settle by issuing a variable number of its equity shares, if, at inception, the monetary value of the obligation is based solely on a fixed monetary amount know at inception. As a result, the Company classified such liability in current liabilities as of December 31, 2023. Subsequent to December 31, 2023, the Company issued an aggregate number of 1,208,180 shares of Class A common stock in full settlement of such liability (see note 20). In January 2024, the Company issued 1,208,180 shares of Class A common stock and 100,000 warrants in full settlement of the merger transaction costs in the amount of $4.25 million which was payable to three (3) financial institutions. Such liability was accrued for and reported under merger transaction costs payable in shares in the consolidated balance sheet as of December 31, 2023.
NOTE 6 – FORWARD PURCHASE AGREEMENT
On November 28, 2023, PACI, the Company (PACI is referred to as the counterparty prior to the closing while the Company is referred to as the counterparty after the closing) and Vellar Opportunities Fund Master, Ltd. (“Seller”), entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”).
Pursuant to the terms of the Forward Purchase Agreement, the Seller intends, but is not obligated, to purchase prior to the closing up to 2.0 million shares (the “Maximum Number of Shares”) of the Company from third parties through a broker in the open market. The Number of Shares subject to a Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the respective Forward Purchase Agreement.
The Forward Purchase Agreement provides that the Seller will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the number of shares as set forth in the pricing date notice and (ii) the redemption price paid by the Company on the closing date to holders of its common stock who exercised their redemption rights in connection with the business combination (the “Initial Price”).
From time to time and on any date following the business combination, the seller may, in its absolute discretion, terminate the Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty that specifies the quantity by which the number of shares shall be reduced.
The valuation date (the “Valuation Date”) for the Forward Purchase Agreement will be the earliest to occur of (a) the date that is 24 months after the closing date, (b) the date specified by seller in a written notice to be delivered to the counterparty at seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP (“Volume Weighted Average Price”) trigger event (defined when the VWAP price, for any twenty trading days during a thirty consecutive trading-day period, is below $1.00 per share) (x) a delisting event, or (y) a registration failure and (c) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion.
On the Cash Settlement Payment Date, which is the 70th trading day immediately following the Maturity Date, Seller shall pay the Company a cash amount equal to (1) the number of shares as of the valuation date multiplied by (2) the closing price of the Shares on the business day immediately preceding the valuation date.
In all other cases, the Seller shall pay the Company a cash amount equal to (1) the number of shares as of the valuation date multiplied by the VWAP Price over the valuation period less (2) the settlement amount adjustment.

NOTE 6 – FORWARD PURCHASE AGREEMENT (CONTINUED)
The settlement amount adjustment is equal to the product of (1) (a) the maximum number of Shares less (b) any terminated shares as of the valuation date, multiplied by (2) $1.50.
During the year ended December 31, 2023, the Company paid an aggregate amount of $18.9 million. The Company collected $2.4 million in December 2023, and recognized a loss on the change in fair value of the forward purchase agreement in the aggregated amount of $13.4 million, which was reported in other expenses in the consolidated statement of operations for the year ended December 31, 2023. In the three months ended March 31, 2024, the Company recognized a loss on the change in fair value of $227 thousand reported in other expenses in the consolidated statement of operations.
NOTE 7 – FIXED ASSETS
Fixed assets consist of the following at March 31, 2024 and December 31, 2023, in thousands:
	March 31, 2024	December 31, 2023
Machine and equipment	$191	$191
Automobiles	102	102
Website development costs	290	290
Computer and office equipment	9	11
Software development costs	493	437
	1,085	1,031
Less accumulated depreciation	(248)	(185)
	$837	$846
During the three months ended March 31, 2024 and 2023, the Company recognized $65 thousand and $30 thousand of depreciation, respectively.
NOTE 8 – DEPOSITS
Deposits consist of the following at March 31, 2024 and December 31, 2023, in thousands:
	March 31, 2024	December 31, 2023
Deposits on aircraft	$46,450	$40,300
Other deposits	406	516
Total deposits	$46,856	$40,816
Less current portion	(25,200)	(25,125)
Total deposits, non-current	$21,656	$15,691
Below is a breakdown of the deposits on aircraft as of March 31, 2024 and December 31, 2023, in thousands:
	March 31, 2024	December 31, 2023
Gulfstream aircraft deposits	$45,000	$39,000
Honda aircraft deposits	1,450	1,300
Total deposits on aircraft	46,450	$40,300
Less current portion	(25,200)	(25,050)
Total deposits on aircraft non-current	$21,250	$15,250
Gulfstream Aerospace, LP
In 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G 280 aircraft for total consideration of $79 million with expected delivery throughout fiscal year 2025.

NOTE 8 – DEPOSITS (CONTINUED)
During the three months ended March 31, 2024, the Company funded an additional amount of $6 million, of which $6 million was funded through the SAC Leasing G 280 line of credit. During the three months ended March 31, 2023, the Company funded $4.5 million pursuant to the terms of the executed purchase agreements, of which $3.0 million was funded through SAC leasing G 280 Line of credit and $1.5 million paid directly by the Company.
The Company funded an aggregate amount of $45 million and $39 million towards the acquisition price of the four Gulfstream G 280 aircraft in accordance with the scheduled payment terms of the agreements as of March 31, 2024, and December 31, 2023, respectively.
HondaJet
The Company entered into aircraft purchase agreements with Honda Aircraft Company LLC, under which it paid $1.5 million and $1.3 million of deposits for aircraft not yet delivered at March 31, 2024 and December 31, 2023, respectively.
During the three months ended March 31, 2023, the Company took delivery of one aircraft for a purchase price of $5.5 million.
In May 2023, the Company and Honda Aircraft Company, LLC entered into a HondaJet Fleet Purchase Agreement for the acquisition of twenty-three (23) HondaJet HA-420 Aircraft for a total aggregate purchase price of $161.1 million for delivery between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025.
NOTE 9 – EQUITY-METHOD INVESTMENT
The Company has the following equity method investments at March 31, 2024 and December 31, 2023, in thousands:
	March 31, 2024	December 31, 2023
Investment in Volato 158 LLC	$158	$154
	$158	$154
The Company has one equity-method investment as of March 31, 2024 and December 31, 2023: Volato 158 LLC, with a membership interest of 3.125%.
Volato 158 LLC
In August 2021, the Company executed an aircraft purchase agreement with Volato 158 LLC (“158 LLC”) and contributed an aircraft with a carrying amount of $4.2 million to 158 LLC for a 100% membership interest in 158 LLC. The investment in 158 LLC was initially consolidated as the Company had a controlling financial interest in 158 LLC.
As of March 31, 2024, and December 31, 2023 the Company had a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a gain from its equity-method investment of $4 thousand and $2 thousand for the three months ended March 31, 2024 and 2023, respectively.
NOTE 10 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY
Revolving loan and promissory note with a related party consisted of the following at March 31, 2024 and December 31, 2023, in thousands:
	March 31, 2024	December 31, 2023
Dennis Liotta, March 2023 – 10% interest – promissory note due March 2024	$1,000	$1,000
Total notes from related party - current	$1,000	$1,000
Dennis Liotta (father of the Company’s Chief Executive Officer) – March 2022 Secured revolving note:
On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8.0 million that matured on January 1, 2023 (“March 2022 note”). The Company was required to make monthly payments of interest at a fixed rate of 4.0% per annum. The Company was required

NOTE 10 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY (CONTINUED)
to make principal repayments at fixed scheduled dates. In the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurs and remains uncured beyond the applicable grace period, then the entire unpaid principal balance shall bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500, indebtedness cross default, or bankruptcy proceedings.
In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company. The Company did not make its interest payments, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments. The Company incurred $370 thousand in interest and penalties during the three month ended March 31, 2023.
In the first quarter of 2023, the Company converted the unpaid principal balance of this revolving note and accrued interest into a convertible note for total principal balance of $6.0 million.
Dennis Liotta (father of the Company’s Chief Executive Officer) – March 2023 promissory note
On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1 million, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties. Promissory note from related party was $1.0 million as of March 31, 2024, and December 31, 2023, respectively. On April 1, 2024, the Promissory note was paid in full.
The Company incurred $23 thousand and $109 thousand of interest expense during the three months ended March 31, 2024 and 2023, respectively. Accrued interest was $109 thousand as of March 31, 2024.
NOTE 11 – CREDIT FACILITY AND OTHER LOANS
Credit facility and other loans consisted of the following at March 31, 2024 and December 31, 2023, in thousand:
	March 31, 2024	December 31, 2023
SAC Leasing G280 LLC credit facility, 12.5% interest, net of deposits	$33,750	$27,750
Less discounts	(374)	(376)
Total credit facility, net of discount	$33,376	27,374
SAC Leasing G280 LLC Line of credit
In December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024 and 2025, of which an aggregate amount of $45.0 million was funded and paid as of March 31, 2024, partially through a credit facility from SAC leasing G 280.
During the period ended March 31, 2024, the Company funded an additional $6.0 million through the SAC Leasing G280 credit facility.
During the quarter ended March 31, 2024, the Company increased its SAC leasing G280 line of credit by $6.0 million, which brings the carrying balance at $33.8 million as of March 31, 2024.
The Company incurred $45 thousand and $548 thousand of incremental closing costs, which are reported as debt discount against the liability in the consolidated balance sheets as of March 31, 2024, and December 31, 2023, respectively.
During the three months ended March 31, 2024 and 2023, the Company amortized to interest expense $47 thousand and $29 thousand of debt discount, respectively.

NOTE 11 – CREDIT FACILITY AND OTHER LOANS (CONTINUED)
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.
During the three months ended March 31, 2024 and 2023, the Company incurred $1.1 million and $222 thousand of interest under this facility, respectively.
The Company entered into the pre-delivery payment agreement on October 5, 2022, with SAC Leasing G280, LLC to obtain loans in the aggregate amount of $40.5 million for the purchase of four (4) Gulfstream G280 aircraft to be delivered in 2024 and 2025. The Board of Directors consented to the participation of Coastal States Bank, as a syndicate lender in the financing of additional aircraft by SAC Leasing G280 LLC. On August 25, 2023, the Company and SAC Leasing V280, LLC entered into the first amendment to pre-delivery payment agreement. As of March 31, 2024, the Company had an aggregate amount of $34.5 million in promissory notes, of which 60% was sole to Coastal States Bank pursuant to the first amendment.
NOTE 12 – RELATED PARTIES
Argand Group LLC (jointly owned by the Chief Executive Officer and his wife as Vice President of Legal)
As of March 31, 2024, Argand Group LLC owns an aggregate 3,466,153 shares of Class A common stock of Volato Group, Inc. representing 10.8% of the issued and outstanding shares of Class A common stock.
PDK Management LLC (Chief Executive Officer is the sole member)
The Company facilitates the formation of limited liability plane companies (earlier defined as “Plane Co”), which are then funded by third party members prior to the sale and delivery of an aircraft purchased from Honda Aircraft Company that will enter into the Company’s fractional program. Each Plane Co is governed by an operating agreement and managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer until June 2023.
The aggregate amount of revenue generated from Plane Co’s totaled $1.2 million and $1.1 million for the three months ended March 31, 2024 and 2023, respectively.
Expenses charged to the Company by Plane Co’s totaled $1.2 million and $0.9 million for the three months ended March 31, 2024 and 2023, respectively.
Balance due to Plane Cos amounted to $0.4 million and $0.2 million as of March 31, 2024 and December 31, 2023, respectively.
Liotta Family Office, LLC (60% owned by the father of the Company’s Chief Executive Officer, 20% owned by the brother of the Company’s Chief Executive Officer and 20% owned by the Company’s Chief Executive Officer)
Liotta Family Office, LLC currently owns 1,859,288 shares of Class A common stock, which represents 6.4% of the issued and outstanding Class A common stock as of March 31, 2024.
During the year ended December 31, 2023, Liotta Family Office, LLC entered into an unsecured promissory note for a total amount of $1.0 million (Note 10). The Company incurred $23 thousand of interest during the three months ended March 31, 2024. Accrued interest was $109 thousand as of March 31, 2024.
Aircraft Lease and Charter Services
As part of Volato’s aircraft ownership program, Volato leases a HondaJet HA-420 aircraft from Volato 158, LLC (“158LLC”), the Company’s equity-method investment, which is 25% owned by DCL H&I, LLC (“DCL”). Dennis Liotta (The Company’s Chief Executive Officer’s father) and his spouse own 100% of DCL. Under the terms of an aircraft dry lease, 158 LLC pays Volato a monthly management fee of $38 thousand, and Volato AMS pays 158 LLC an hourly rental rate of $1 thousand per revenue flight hour. The lease expires on August 20, 2026.
Hoop Capital, LLC (Controlled by the Company’s Chief Commercial Officer and a director)
As of March 31, 2024, Hoop Capital LLC owned an aggregate of 3,466,153 shares of Class A common stock in Volato Group, Inc. which represents 11.8% of outstanding Class A Common stock.

NOTE 12 – RELATED PARTIES (CONTINUED)
Matthew Liotta 2021 Trust (the “Liotta Trust”)
As of March 31, 2024, the Liotta Trust owned an aggregate of 174,338 shares of Class A common stock of Volato Group, Inc.
NOTE 13 – INCOME TAXES
Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that would impact the consolidated financial statements or related disclosures.
The effective tax rate was zero percent for the three months ended March 31, 2024 and 2023, respectively. Our effective tax rate for the three months ended March 31, 2024 differs from the federal statutory rate of 21%, primarily due to a change in the valuation allowance for deferred assets as of March 31, 2024.
NOTE 14 – SHAREHOLDERS’ EQUITY (DEFICIT)
On December 1, 2023, the Company filed its Second Amended and Restated Articles of Incorporation with the State of Delaware. Our Certificate of Incorporation authorizes the issuance of 81,000,000 shares, consisting of 80,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.
Preferred Stock
No shares of preferred stock have been issued as of March 31, 2024 and December 31, 2023.
Stock Options - Equity Incentive Plans
Summary of the 2021 Plan (“2021 Plan”)
The 2021 Plan became effective on August 13, 2021, and will remain in effect until August 12, 2031, unless terminated earlier by the Board. As of the effective date of the business combination, each then-outstanding unexercised option (whether vested or unvested) to purchase shares of Legacy Volato Common Stock granted under the 2021 Plan was assumed by Volato Group and was converted into a stock option (a “Volato Group option”) to acquire shares of Class A Common Stock of Volato Group, par value $0.0001 per share, in accordance with the business combination agreement. No shares remained available for the grant of awards.
Summary of the 2023 Plan (“2023 Plan”)
The 2023 plan was approved at the special meeting of the shareholders of the Company on November 28, 2023.
The 2023 Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options) stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other stock- and cash-based awards. The Company has reserved a pool of shares of Common Stock for issuance pursuant to awards under the 2023 Plan equal to 5,608,690 shares.
Stock option activity for the periods presented is as follows (in thousands, except per share value):
	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2023	2,369,169	$1.43	8.8	$6.8
Granted	—	$—	—
Cancelled	(36,748)	$3.80	—
Exercised	(43,262)	$0.13	—
Outstanding at March 31, 2024	2,289,159	$1.34	8.5	$6.6
Exercisable as of March 31, 2024	1,924,903	$0.24		—

NOTE 14 – SHAREHOLDERS’ EQUITY (DEFICIT) (CONTINUED)
The aggregate intrinsic value represents the difference between the exercise price and the fair value of the shares underlying common stock.
The Black-Scholes option pricing model is used by the Company to determine the weighted-average fair value of share-based payments. The Company’s recognizes forfeitures as they occur. There were no stock options issued in the three months ended March 31, 2024.
Stock based compensation expense was $83 thousand and $8 thousand for the three months ended March 31, 2024 and 2023, respectively.
Warrants
As of March 31, 2024, there were 13,800,000 public warrants and 15,226,000 private placement warrants issued and outstanding.
Private placement warrants
Simultaneously with the closing of the Initial Public Offering by PACI in 2021, the Company f/k/a Proof Acquisition Corp I consummated the private placement of 15,226,000 private placement warrants at a price of $1.00 per private placement warrant to the sponsor and Blackrock. Each private placement warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. Such private warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company. The private warrants are all exercisable as of March 31, 2024. There was no activity during the period ended March 31, 2024.
Public warrants
Pursuant to the Initial Public Offering by PACI in 2021, the Company sold 27,600,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole public warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A majority of the shares were redeemed before the merger transaction, but the warrants remain. As a result, there are 13,800,000 warrants outstanding as of March 31, 2024.
The public warrants will become exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of the Initial Public Offering. The public warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation. The public warrants are all exercisable as of March 31, 2024. There was no activity during the period ended March 31, 2024.
NOTE 15 – COMMITMENT AND CONTINGENCIES
Honda May 2023 Purchase Agreement
On May 5, 2023, the Company entered into a HondaJet Fleet Purchase Agreement with Honda Aircraft Company. LLC, for the purchase and delivery of twenty-three (23) HondaJet HA-420 Aircraft for a total estimated purchase price of $161.1 million with expected delivery between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025. The Company should make a $150 thousand deposit for each aircraft twelve months prior to the expected delivery date. As of December 31, 2023, the Company took delivery and sold one aircraft related to this agreement, which brings the balance of aircraft to be delivered at twenty-two (22) as of December 31, 2023. The Company did not take delivery of any aircraft in the three months ended March 31, 2024.
As of March 31, 2024, the Company has funded an aggregated amount of $1.5 million towards the purchase agreement, which is presented under Deposits on Aircraft non-current in the consolidated financial statements. Pursuant to the terms of the agreement, the Company is required to fund an additional $1.4 million in deposits in the next twelve months.
Gulfstream Aerospace, LP
During the year ended December 31, 2023, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million and with expected deliveries in 2024 through 2025, for which the Company made prepayments totaling $45.0 million and

NOTE 15 – COMMITMENT AND CONTINGENCIES (CONTINUED)
$39.0 million as of March 31, 2024, and December 31, 2023, respectively. The $45.0 million is non-refundable, except in some specific circumstances, and would serve as consideration for liquidated damages of $3.0 million per aircraft should the purchase agreement be terminated by the Company.
During the period ended March 31, 2024, the Company made additional payments of $6.0 million towards these agreements, of which $6.0 million was funded through the SAC Leasing G280 LLC credit facility (note 11) and zero was paid by the Company.
Future minimum payments under the purchase agreements with Gulfstream Aerospace, LP at March 31, 2024, are as follows, in thousands:
Gulfstream G280 Fleet
2024	$18,500
2025	15,500
Total expected contractual payments	$34,000
The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40.5 million of the original $79.0 million due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is $6.0 million as of March 31, 2024.
Operating Leases
The Company leases property and equipment under operating leases. For leases with terms greater than 12 months, the Company records the related assets and obligations at the present value of the lease payments over the lease term. Many of the leases contain renewal options and/or termination options that are factored into our determination of lease payments when appropriate. The Company uses its incremental borrowing rate to discount lease payments to present value, as the rates implicit in its leases are not readily determinable. The incremental borrowing rate is based on the estimated interest rate for collateralized borrowing over a similar term of the lease at the commencement date.
Aircraft Leases
During 2022, the Company began leasing an aircraft with a term of five years which has fixed lease payments. The Company recognized an operating lease liability in the amount of the net present value of the future minimum lease payments, and a right-of-use asset. The discount rate used for this lease was 12%, which was determined to be the incremental borrowing rate based on comparative secured financing in the marketplace at the inception of the fixed lease payments.
The remaining term of this lease was 3.00 years as of March 31, 2024. Lease expense is recognized on a straight-line basis over the lease term. Lease expense related to this lease consisting of fixed and variable lease costs was $117 thousand and $117 thousand for the three months ended March 31, 2024 and 2023, respectively.
Additionally, the Company leases other aircraft under operating leases with remaining terms ranging from one to five years. These leases require lease payments that are variable and are dependent on flight hours that generate charter revenues, with no minimum lease payment commitments. Because of the variable nature of the lease payments, these leases are not recorded on our consolidated balance sheets as ROU assets and lease liabilities. Certain leases have renewal options to extend lease terms for additional periods ranging from three to twelve months.
Some of the aircraft leases have lease terms of 12 months or less. The Company has made a policy election to classify lease agreements with a lease term of 12 months or less as short-term leases. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term election. The Company recognizes short-term lease costs on a straight-line basis over the lease term and accrues the difference each period between the amount expensed and the amount paid.
Variable lease costs associated with the aircraft operating leases were $2.9 million and $2.2 million for the three months ended March 31, 2024, and 2023, respectively. Short-term lease costs on the aircraft leases were $15 thousand and $180 thousand for the three months ended March 31, 2024, and 2023, respectively.

NOTE 15 – COMMITMENT AND CONTINGENCIES (CONTINUED)
Airport Facilities
Our facilities leases are for space at airports throughout the south with remaining terms ranging from one to eleven months. These leases consist of hangar space and office space. The leases have lease terms of 12 months or less. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term lease election. The Company has made a policy election to not separate lease and non-lease components for these facility leases. Short-term lease costs related to these leases were $18 thousand and $19 thousand for the three months ended March 31, 2024, and 2023, respectively.
Legal Contingencies
The Company is currently not involved with or know of any pending or threatening litigation and material claims against the Company or any of its officers.
NOTE 16 – SUBSEQUENT EVENTS
In May 2024, the Company implemented cost-savings measure to reduce selling, general and administrative expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Volato Group, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Volato Group, Inc. and Subsidiaries (the Company) as of December 31, 2023, and 2022 and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant operating losses and negative cash flows from operations, during the year ended December 31, 2023, and has limited positive working capital at December 31, 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provides a reasonable basis for our opinion.
We have served as the Company’s auditor since 2022.

Encino, California
March 25, 2024

VOLATO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except par value amounts)
	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$14,486	$5,777
Accounts receivable, net	2,990	1,880
Deposits	25,125	833
Prepaid expenses and other current assets	3,897	2,211
Total current assets	46,498	10,701

Property and equipment, net	846	348
Operating lease, right-of-use assets	1,278	1,574
Equity-method investment	154	1,159
Deposits	15,691	12,123
Forward purchase agreement	2,982	—
Restricted cash	2,237	2,102
Intangibles, net	1,391	1,615
Goodwill	635	635
Total assets	$71,712	$30,257

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$9,864	$3,663
Loan from related party	1,000	5,150
Convertible notes, net	—	18,844
Operating lease liability	326	283
Merger transaction costs payable in shares	4,250	—
Credit facility and other loans	19,340	57
Customer deposits and deferred revenue	12,857	2,163
Total current liabilities	47,637	30,160

Deferred income tax liability	305	305
Operating lease liability, non-current	965	1,291
Credit facility, non-current	8,054	4,170
Total liabilities	$56,961	$35,926

COMMITMENTS AND CONTINGENCIES (Note 18)

Shareholders’ equity (deficit):
Common Stock Class A, $0.0001 par value; 80,000,000 authorized; 28,043,449 and 11,268,877 shares issued and outstanding as of December 31, 2023 and 2022, respectively	3	1
Additional paid-in capital	78,410	5,185
Stock subscriptions receivable	—	(15)
Accumulated deficit	(63,662)	(10,840)
Total shareholders’ equity (deficit) attributable to Volato Group, Inc.	14,751	(5,669)
Total shareholders’ equity (deficit)	14,751	(5,669)
Total liabilities and shareholders’ equity (deficit)	71,712	$30,257

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share data)
	For the Years Ended December 31,
	2023	2022
Revenue	$73,338	$96,706

Costs and expenses:
Cost of revenue	82,025	94,280
Selling, general and administrative	28,822	11,611
Total costs and expenses	110,847	105,891

Loss from operations	(37,509)	(9,185)

Other income (expenses):
Gain from deconsolidation of investments	—	581
Gain from sale of consolidated entity	387	—
Gain from sale of equity-method investment	883	—
Other income	180	15
Loss from change in fair value forward purchase agreement	(13,403)	—
Interest expense, net	(3,358)	(866)
Other expenses	(15,311)	(270)

Loss before provision for income taxes	(52,820)	(9,455)
Provision for incomes taxes (benefit)	2	(55)
Net Loss before non-controlling interest	(52,822)	(9,400)
Less: Net Loss attributable to non-controlling interest	—	(33)
Net Loss attributable to Volato Group, Inc.	$(52,822)	$(9,367)

Basic and Diluted net loss per share	$(3.46)	$(0.83)

Weighted average common share outstanding:
Basic and diluted	15,245,004	11,268,879
The accompanying notes are an integral part of these consolidated financial statements.

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(Amounts in thousands, except shares)
	Series Seed Convertible Preferred Stock		Class A Common Stock		Additional Paid-in Capital	Subscription Receivable	Retained Deficit	Non- controlling Interest	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance December 31, 2021	3,981,236	$4	7,120,208	$7	$5,124	$(50)	$(1,473)	$4,298	$7,910
Retroactive application of conversion of Series Seed to Class A Common Stock	3,981	(4)	4,041,282	—	4	—	—	—	—
Retroactive application of recapitalization (note 1)	—	—	107,387	(6)	6	—	—	—	—
Balance as of December 31, 2021, As adjusted	—	—	11,268,877	1	5,134	(50)	(1,473)	4,298	7,910
Cash collected from subscription receivable	—	—	—	—	—	35	—	—	35
Stock-based compensation	—	—	—	—	17	—	—	—	17
Change in ownership interest in former subsidiary	—	—	—	—	34	—	—	—	34
Deconsolidation of former subsidiaries							—	(4,265)	(4,265)
Net loss	—	—	—	—	—	—	(9,367)	(33)	(9,400)
Balance December 31, 2022	—	$—	11,268,877	$1	$5,185	$(15)	$(10,840)	$—	$(5,669)
	Series Seed Convertible Preferred Stock		Class A Common Stock		Additional Paid-in Capital	Subscription Receivable	Retained Deficit	Non- controlling Interest	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance December 31, 2022	0	$—	11,268,877	$1	$5,185	$(15)	$(10,840)	$—	$(5,669)
Cash collected from subscription receivable	0	—	0	—	—	15	—	—	15
Stock-based compensation	0	—	0	—	82	—	—	—	82
Issuance of common stock to employees	0	—	9,441	—	94	—	—	—	94
Reverse recapitalization, net of transaction costs	0	—	8,650,969	1	10,461	—	—	—	10,462
Exercise of stock options	—	—	207,341	0	23	—	—	—	23
Issuance of preferred Series A-1 shares, converted to Class A common stock following business combination	—	—	2,447,453	0	24,204	—	—	—	24,204
Issuance of preferred Series A-2 and A-3 shares from conversion of notes payable, converted to Class A common stock following business combination	—	—	5,459,368	1	38,361	—	—	—	38,362
Net loss	0	—	0	—	—	—	(52,822)	—	(52,822)
Balance December 31, 2023	0	—	28,043,449	3	78,410	—	(63,662)	—	14,751
The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
	For the Years ended December 31,
	2023	2022
Operating activities:
Net Loss	$(52,822)	$(9,367)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	200	162
Stock compensation expense	82	17
Fair value of common stock issued to employees	94	—
Gain from sale of equity-method investments	(883)	(581)
Gain from sale of consolidated entity	(387)	—
Gain (loss) from equity-method investments	(22)	45
Deferred income tax benefit	—	(80)
Amortization right-of-use asset	296	—
Amortization of debt discount	183	42
Change in fair value forward purchase agreement	13,403	—
Changes in assets and liabilities:
Accounts receivable	(1,111)	(2,223)
Prepaid and other current assets	(1,642)	(1,586)
Deposits	(3,858)	(11,399)
Account payable and accrued liabilities	5,662	2,217
Operating lease liability	(283)	—
Customers’ deposits and deferred revenue	10,694	1,321
Net cash used in operating activities	(30,394)	(21,432)
Investing activities:
Cash payment for property and equipment	(637)	(259)
Proceeds from sale of interest in equity-method investment	4,235	6,575
Payment for acquisition of GCA	—	(1,850)
Payment for the purchase of equity-method investments	(2,328)	—
Proceeds from the sale of consolidated entity	506	—
Cash obtained from acquisition of GCA	—	679
Net cash provided by investing activities	1,776	5,145
Financing activities:
Proceeds from lines of credit	1,000	4,950
Repayments of lines of credit	—	(5,800)
Collection on subscription receivable	15	35
Proceeds from issuance of convertible notes	12,670	18,879
Purchase of forward purchase agreement	(18,911)	—
Proceeds from forward purchase agreement	2,525	—
Proceeds from other loans	—	4,500
Repayment on loans	(787)	(6)
Proceeds from business combination	19,081	—
Business combination closing costs	(2,359)	—
Proceeds from the sale of preferred stock	24,204	—
Proceeds from exercise of stock options	23	—
Net cash provided by financing activities	37,461	22,558
Net increase in cash	8,843	6,271
Cash and restricted cash, beginning of year	7,879	1,608
Cash and restricted cash, end of period	$16,722	$7,879
The accompanying notes are an integral part of these audited consolidated financial statements.

	For the Years ended December 31,
	2023	2022
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,268	$61
Cash paid for income taxes	—	—
Non-Cash Investing and Financing Activities:
Credit facility for the aircraft deposits	24,000	—
Conversion of line of credit to convertible note with related party	6,001	—
Original debt discount	230	—
Conversion of preferred stock to common stock class A	62,565	—
Merger transaction cost payable in stock	4,250	—
Liabilities assumed in merger transaction unpaid at 12/31/2023	1,722	—
Initial recognition of right-of-use asset	—	1,612
Fair value adjustment to equity-method investment upon deconsolidation	—	34
Acquisition of vehicle – direct finance	—	63
The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO GROUP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023
NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS
Volato Group, Inc. (“we”, “us”, “the Company”, or “Volato”) is a private aviation company founded in January 2021. That year, we entered the private jet charter and fractional ownership market with our Part 135 HondaJet ownership program, taking delivery of our first jet in August 2021 and completing our first Part 135 charter flight in October of 2021. The HondaJet is manufactured by Honda Aircraft Company (“Honda”). We took delivery of three HondaJets in 2021. In 2022, we continued to build our fleet of HondaJets. In March 2022, we acquired Gulf Coast Aviation, Inc., owner of G C Aviation, Inc., a Texas entity and Part 135 air carrier certificate holder. This acquisition added personnel and facilities to support managed aircraft, sales, maintenance, and other operational functions. Also in March 2022, we placed orders for four Gulfstream G280s for delivery in 2024 and 2025. In August of 2022, we launched the Volato Stretch jet card, a differentiated jet card product that provides flight credits for customer itinerary flexibility. In December of 2022, we signed a letter of intent for a multi-year fleet purchase of HondaJets with Honda. In January 2023, we launched our automated dynamic pricing tool for the general charter market. In March of 2023, we introduced the Insider Program, a deposit program for our charter services featuring HondaJet pricing caps in certain geographical areas. In May 2023, we and Honda executed a firm order for 23 HondaJets to be delivered in 2023 through 2025.
On December 1, 2023, Volato, Inc. (“Legacy Volato”), a Georgia corporation, PROOF Acquisition Corp I, a Delaware corporation (“PACI”) and PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), consummated the previously announced Business Combination Agreement, dated August 1, 2023 (the “Business Combination Agreement”). Pursuant to the terms of the Business Combination Agreement, a business combination between PACI and Legacy Volato was effected through the merger of Merger Sub with and into Legacy Volato, with Legacy Volato surviving the merger as a wholly-owned subsidiary of PACI (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”). In connection with the consummation of the Business Combination (the “Closing”), PACI changed its name to “Volato Group, Inc.”.
Legacy Volato was deemed the accounting acquirer in the business combination. This determination was primarily based on Legacy Volato’s stockholders prior to the business combination having a majority of the voting power in the combined company, Legacy Volato having the ability to appoint a majority of the board of directors of the combined company (the “Board”), Legacy Volato’s existing management comprising the senior management of the combined company, Legacy Volato comprising the ongoing operations of the combined company, Legacy Volato being the larger entity based on historical revenues and business operations, and the combined company assuming Legacy Volato’s name.
Accordingly, for accounting purposes, the business combination was treated as the equivalent of Legacy Volato issuing stock for the net assets of PACI, accompanied by a recapitalization. Under this method of accounting, PACI who was the legal acquirer, is treated as the “acquired” company (“accounting acquiree”) for financial reporting purposes. The net assets of PACI are stated at historical cost, with no goodwill or other intangible assets recorded. The equity structure has been restated in all comparative periods up to the closing date to reflect the number of shares of the Company’s Common Stock, $0.0001 par value per share, issued to Legacy Volato stockholders in connection with the business combination.
As such, the shares and corresponding capital amounts and earnings per share related to Legacy Volato’s common stock prior to the business combination have been retroactively restated as shares reflecting the exchange ratio of approximately 1.01508 pursuant to the terms of the business combination. Legacy Convertible Preferred Stock was retroactively adjusted, converted into Common Stock, and reclassified to permanent as a result of the reverse recapitalization.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Going concern, liquidity, and capital resources
The Company has only recently been formed, has limited operating history, has recorded a net loss of approximately $53 million for the year ended December 31, 2023, has a limited positive working capital of approximately $3 million, and has an accumulated deficit of approximately $64 million as of December 31, 2023. Net cash used in operating activities for the year ended December 31, 2023, was approximately $30 million.
These above matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations through the issuance of financial instruments including debts or equity, extend the use of its line of credit and the sale of aircraft at a premium to cost.
The Company also has the ability to reduce cash burn to preserve capital. Accordingly, management believes that its current cash position, along with its anticipated revenue growth and proceeds from future debt and/or equity financings, when combined with greater fleet utilization and prudent expense management, will allow the Company to continue as a going concern and to fund its operations for at least one year from the date these financials are available.
There are no assurances, however, that management will be able to raise capital or debt on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The balance sheet does not include any adjustments that might result from these uncertainties.
Basis of presentation
The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.
Reclassifications
Certain amounts in 2022 have been reclassified to conform with the current year’s presentation.
Principles of Consolidation
The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.
The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Volato, Inc., a company incorporated in the State of Georgia, Gulf Coast Aviation, Inc. , a company incorporated in the State of Texas, GC Aviation, Inc., a company incorporated in the State of Texas, Fly Vaunt, LLC, a company incorporated in the State of Georgia, and Fly Dreams LLC, until March 3, 2023.
The Company’s consolidated subsidiaries were as follows:
Name of Consolidated Subsidiaries or Entities	State or Other Jurisdiction of Incorporation or Organization	Attributable Interest
Volato, Inc. (Legacy Volato)	Georgia	100%
Gulf Coast Aviation, Inc.	Texas	100%
G C Aviation, Inc.	Texas	100%
Fly Vaunt, LLC	Georgia	100%
Fly Dreams, LLC (until March 3, 2023)	Georgia	100%
One of the components of the Company’s business model includes the sale of aircraft and ownership program. The aircraft ownership program is a model whereby the Company sells each fleet aircraft to a limited liability company, which was previously referred to as “Plane Co”. The Plane Co, which is owned by third-party owners, leases the aircraft back to the Company for management and charter operations on behalf of the LLC under 14 C.F.R. Part 135 certificate.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The Company does not hold any controlling interest in any Plane Co as of December 31, 2023, and 2022. Each Plane Co is set up to acquire and own one aircraft pursuant to the HondaJet aircraft purchase agreement executed with the Company. Each Plane Co is managed by PDK Management LLC until June 2023, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement, and by Volato, Inc starting in July 2023.
On March 11, 2022, the Company executed a stock purchase agreement pursuant to which the Company acquired all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. for a total cash consideration of $1.85 million. Gulf Coast Aviation, Inc., is the owner of G C Aviation, Inc., a Texas entity and Part 135 air carrier certificate holder.
Fly Dreams holds the Federal Aviation Agency (“FAA”) certificate and conducts air carrier operations through an aircraft charter Management and Dry Lease Agreement with each of the Plane Co’s. On March 3, 2023, Legacy Volato transferred its Fly Dreams LLC operation to GCA and sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. Legacy Volato now conducts its operations under GCA FAA Part 135 Certificate. The selling price was $550 thousand, which resulted in the recognition of $387 thousand in gain, which is presented in other income (expense) in the consolidated statement of operations for the year ended December 31, 2023.
Other than FlyVaunt, LLC, the Company does not hold any controlling interest in any limited liability companies as of December 31, 2023 and 2022.The Company only holds de minimis interest in one and two Plane Cos as of December 31, 2023 and 2022, respectively.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include:
•	Useful lives of property, plant, and equipment.
•	Assumptions used in valuing equity instruments.
•	Deferred income taxes and related valuation allowance.
•	Assessment of long-lived assets impairment.
•	Assumptions used in the valuation of the forward purchase agreement
Cash and restricted cash
Cash consists primarily of cash on hand and bank deposits. The Company maintains cash deposits with financial institutions that may exceed federally insured limits at times. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2023 and 2022, the Company had no cash equivalents besides what was in the cash balance as of this date. The Company has $2.24 million and $2.10 million of restricted cash at December 31, 2023, and 2022, respectively, which serves as collateral for the credit facility with SAC Leasing G280 LLC.
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reported under other income (expense) in the consolidated statement of operations. The Company periodically reviews its investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.
As of December 31, 2023, the only equity-method investment was Volato 158 LLC with a 3.13% equity interest. As of December 31, 2022, the only equity-method investments were Volato 239 LLC with a 18.75% equity interest and Volato 158 LLC with a 3.13% equity interest. As of December 31, 2023 and 2022, management believes the carrying value of its equity method investments was recoverable in all material respects.
Accounts Receivable
Accounts receivables are reported on the consolidated balance sheets at the outstanding principal amount adjusted for any allowance for credit losses and any charge offs. The Company provides an allowance for credit losses to reduce

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
trade receivables to their estimated net realizable value equal to the amount that is expected to be collected. This allowance is estimated based on historical collection experience, the aging of receivables, specific current and expected future macro-economic and market conditions, and assessments of the current creditworthiness and economic status of customers. The Company considers a receivable delinquent if it is unpaid after the term of the related invoice has expired. Balances that are still outstanding after management has used reasonable collection efforts are written off. The Company reviews its allowance for credit losses on a quarterly basis.
The Company recognized approximately $106 thousand and $5 thousand of bad debt expense during the years ended December 31, 2023 and 2022, respectively.
Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years:
Classification	Life
Machinery and equipment	3-7 years
Automobiles	5 years
Computer and office equipment	5 years
Website development costs	3 years
Computer Software Development
Software development costs are accounted for in accordance with ASC 350-40, Internal Use Software. Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred.
The capitalized computer software development costs are reported under the section fixed assets, net in the consolidated balance sheet and are amortized using the straight-line method over the estimated useful life of the software, generally three years from when the asset is placed in service. The Company determined that there were approximately $323 thousand and $114 thousand of internal software development costs incurred during the year ended December 31, 2023 and 2022, respectively. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities.
Website development cost
The costs incurred for activities during the website application and infrastructure development stage are capitalized in accordance with the guidance on internal-use software in ASC 350-40. The Company capitalized approximately $241 thousand and $114 thousand of website development costs during the year ended December 31, 2023 and December 31, 2022, respectively. The Company recognized approximately $56 thousand and $14 thousand of amortization expense during the year ended December 31, 2023 and December 31, 2022, respectively.
Valuation of Long-Lived Assets:
In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 360, property, plant, and equipment, and long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. No impairment was recognized during the years ended December 31, 2023 and 2022.
Fair value of financial instruments
The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The Company measures fair value under a framework that utilizes a hierarchy prioritizing the inputs to relevant valuation techniques. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used in measuring fair value are:
•	Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company as the ability to access.
•	Level 2: Inputs to the valuation methodology include:
•	Quoted prices for similar assets or liabilities in active markets.
•	Quoted prices for identical or similar assets or liabilities in inactive markets.
•	Inputs other than quoted prices that are observable for the asset or liability.
•	Inputs that are derived principally from or corroborated by observable market date by correlation or other means; and
•	If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
•	Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
The fair value of the Company’s recorded forward purchase agreement (“FPA”) is determined based on unobservable inputs that are not corroborated by market data, which require a Level 3 classification. A Monte Carlo simulation model was used to determine the fair value. The Company records the forward purchase agreement at fair value on the consolidated balance sheets with changes in fair value recorded in the consolidated statements of operation.
The following table presents balances of the forward purchase agreement with significant unobservable inputs (Level 3) as of December 31, 2023, in thousand:
	Fair Value Measurements as of December 31, 2023 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Forward Purchase Agreement	$—	$—	$2,982	$2,982
Total	$—	$—	$2,982	$2,982
The following table presents changes of the forward purchase agreement with significant unobservable inputs (Level 3) for the year ended December 31, 2023, in thousand:
Forward Purchase Agreement
Balance December 31, 2022	$—
Cash funded	18,911
Proceeds	(2,525)
Change in fair value	(13,403)
Balance December 31, 2023	$2,983

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The Company measures the forward purchase agreement using a Monte Carlo simulation valuation model using the following assumptions:
For the Year Ended December 31, 2023
Volume Weighted average stock price (“VWAP”)	$3.82
Initial Price	$10.81
Expected Volatility	87.0%
Term	1.92
Risk-free Rate	4.2%
The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid and other assets, accounts payable and accrued expenses, deposits, and members’ deposit approximate their fair value because of the short maturity of those instruments. The Company’s line of credit, convertible notes and other promissory notes approximate the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements and due to the short-term maturity of these instruments at December 31, 2023 and 2022.
Commitments and contingencies
The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.
Revenue recognition
Revenues are recognized on a gross basis and presented on the consolidated statements of operations net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.
The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:
1.	Identification of the contract, or contracts, with a customer.
2.	Identification of the performance obligation(s) in the contract.
3.	Determination of the transaction price.
4.	Allocation of the transaction to the performance obligation(s) in the contract.
The Company generates revenue primarily through three sources: (i) the sale of aircraft, (ii) charter flights which include deposit products, retail and wholesale charter flights and owner flights, and (iii) aircraft management services. Revenue is recognized when control of the promised service is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.
For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. For certain services provided to the customer, primarily in our aircraft management services revenue stream, the Company directs third-party providers to assist in our fulfillment of the performance obligation in contracts with our customers. Any cost reimbursements and third-party costs are recognized in revenue on a gross basis as Volato has pre-negotiated these costs and takes a certain amount of risk that it will not fully recover the costs incurred. In such circumstances, the Company is primarily responsible for satisfying the overall performance obligation with the customer and is considered the principal in the relationship because the Company has the ability to direct the third parties to provide services to our customers.
Aircraft sales only requires the delivery of the aircraft.
Volato also generates revenues from charter flights for owners, deposit products, retail customers and wholesale charter brokers. Deposit products are a complementary set of products available to retail charter customers whereby the customer makes a deposit in exchange for certain charter product offerings of the Company to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. The contracts generally consist of one performance obligation and revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated. The Company’s contract for charter services outlines the transaction price in advance. Non-owner flights typically require payment in advance. Other charter services are due upon completion of the services. The contracts include cancellation penalty charges as a percentage of the original flight based on the time of cancellation and the type of flight. Itinerary changes may result in a price change prior to the occurrence of the flight. If the total flight itinerary cannot be completed due to any reason (other than customer cancellation or no show), the charter customer is responsible for only the portion of the itinerary that can be completed, and any advance payment is refunded.
The Company’s aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to the Company plus all operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services consist of one performance obligation to provide management airplane management services. Revenue is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services. Revenue recognized over time was $5.0 million and $2.3 million for the year ended December 31, 2023 and 2022, respectively. All other revenue was recognized upon the transfer of control of the promised services.
The Company’s contracts for managing aircraft provide for fixed monthly management fees and reimbursement of operating expenses at a predetermined margin. Generally, contracts require two months advance deposit of estimated expenses.
In accordance with ASC 606, contract assets are to be recognized when an entity has the right to receive consideration in exchange for goods or services that have been transferred to a customer. Also, in accordance with ASC 606, contract liabilities are to be recognized when an entity is obligated to transfer goods or services for which consideration has already been received. The Company recognizes contract liabilities for any advance payments from customers primarily associated with its deposit products and charter flights as well as aircraft management services revenue streams. Deposits that are provided under the Company’s Insider Membership program or the Company’s Stretch Card agreements are treated as contract liabilities when the funds are received and are reduced as the flights are utilized. Any deposits that are not utilized over the 24-month term of the agreements, which end upon being forfeited if the agreements are not renewed, would be recognized as revenues at the time they are forfeited. Occasionally, we offer credits to customers of the Company’s Insider and Stretch Card agreements in excess of the cash deposit received as an incentive offering. These credits are non-refundable and are recorded as a contract

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
liability until they are either used or expired. The Company does not offer their customer a significant financing component as part of the arrangement because the period between the transfer of service to a customer and when the customer pays for the service is one year or less or the timing and the transfer of the services is at the discretion of the customer.
Contract liabilities consist of customer prepayments and the aircraft deposits referred to above. Total contract liabilities were $12.9 million and $2.2 million as of December 31, 2023 and 2022, respectively.
The Company has generated $73.3 million of revenue during the year ended December 31, 2023. The revenue is broken down as follows for the year ended December 31, 2023 in thousands:
Aircraft sales	$21,443
Charter flight revenue	$37,787
Aircraft Management revenue	$14,108
Total	$73,338
The Company has generated $96.7 million of revenue during the year ended December 31, 2022. The revenue is broken down as follows for the year ended December 31, 2022 in thousands:
Aircraft sales	$67,695
Charter flight revenue	$14,417
Aircraft management revenue	$14,594
Total	$96,706
Income taxes
The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company follows the guidance of 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.
The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction, and state jurisdictions. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities. The Company currently is not under examination by any tax authority.
Stock-based compensation
The Company accounts for equity-based compensation using the fair value method as set forth in the ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards based on estimated fair values. This method requires companies to estimate the fair value of stock-based compensation on the date of grant using an option pricing model. The Company estimates the fair value of each equity-based payment award on the date of grant using the Black-Scholes pricing model.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The Black-Scholes model determines the fair value of equity-based payment awards based on the fair value of the underlying common stock on the date of grant and requires the use of estimates and assumptions, including the fair value of the Company’s common stock, exercise price of the stock option, expected volatility, expected life, risk-free interest rate and dividend rate. The Company estimates the expected volatility of its stock options by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options; it is not practical for the Company to estimate its own volatility due to the lack of historical prices. The expected term of the options is determined in accordance with existing equity agreements as the underlying options are assumed to be exercised upon the passage of time. The risk-free interest rate is the estimated average interest rate based on U.S. Treasury zero-coupon notes with terms consistent with the expected life of the awards. The expected dividend yield is zero as the Company does not anticipate paying any recurring cash dividends in the foreseeable future. The Company accounts for forfeitures as they occur.
Net loss per share
The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic earnings per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been antidilutive for the year ended December 31, 2023, include stock options and convertible debt.
The Company has 2,369,169 and 2,507,618 outstanding stock options to purchase an equivalent number of common stock at December 31, 2023, and 2022, respectively.
The Company also has 29,026,000 outstanding warrants to purchase an equivalent number of shares of common stock as of December 31, 2023 at a weighted average strike price of $11.50. No warrants were issued and outstanding as of December 31, 2022.
Concentration of Credit Risk
The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.
Intangible Assets
Intangible assets other than goodwill consists of acquired finite-lived customer relationships and acquired indefinite-lived Part 135 air carrier certificate. At initial recognition, intangible assets acquired in a business combination are recognized at their fair value as of the date of acquisition. Following initial recognition, finite-lived intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows.
The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value. For the years ended December 31, 2023 and 2022, there was no impairment loss recognized for the intangible assets.
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually during its fourth quarter on October 1. There was no impairment of goodwill for the year ended December 31, 2023 and 2022.
Segment Reporting
The Company identifies operating segments as components of the Company. for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. We determined that the Company operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and cost of revenue for purposes of making operating decisions, allocating resources, and assessing performance. Substantially all of our long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.
Cost of revenue
Cost of revenue includes costs that are directly related to the related revenue streams – charter flights, aircraft management, aircraft sales. Cost of revenue includes expenses incurred to provide flight services and facilitate operations, including aircraft lease costs, fuel, crew travel, maintenance, compensation expenses and related benefits for employees that directly facilitate flight operations including crew and pilots and certain aircraft operating costs such as landing fees and parking. Cost of revenue for the aircraft sales revenue includes cost of the aircraft.
Advertising Costs
Advertising costs are expensed as incurred and included in management and general expenses on the statements of operations. Such advertising amounted to $2.85 million and $405 thousand for the years ended December 31, 2023 and 2022, respectively.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.
Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement until July 2023. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds a minority ownership in each PlaneCo. The Company did not consolidate any variable interest entities as of December 31, 2023 and 2022.
Leases
ASC Topic 842, “Leases” (“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-to-use asset (“ROU asset”). ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
the lease. The right-of-use asset and lease liability are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. ROU asset is evaluated for impairment using the long-lived asset impairment guidance. Leases will be classified as financing or operating, which will drive the expense recognition pattern. The Company elects to exclude short-term leases when recording a ROU asset and lease liability if and when the Company has them.
Recent Accounting Pronouncements
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments included in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Although the new standard, known as the current expected credit loss (“CECL”) model, has a greater impact on financial institutions, most other organizations with financial instruments or other assets (trade receivables, contract assets, lease receivables, financial guarantees, loans and loan commitments, and held-to-maturity (HTM) debt securities) are subject to the CECL model and will need to use forward-looking information to better evaluate their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 was originally effective for public companies for fiscal years beginning after December 15, 2019. In November of 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
In November 2023, the Financial Account Standard Board “FASB” issued Accounting Standards Update “ASU” 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which modifies the disclosure and presentation requirements of reportable segments. The amendments in the update require the disclosure of significant segment expenses that are regularly provided to the chief operating decision maker “CODM” and included within each reported measure of segment profit and loss. The amendments also require disclosure of all other segment items by reportable segment and a description of its composition. Additionally, the amendments require disclosure of the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. This update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, Early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on the presentation of its consolidated financial statements and accompanying notes.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding cash taxes paid both in the U.S. and foreign jurisdictions. The update will be effective for annual periods beginning after December 15, 2025. The Company is currently evaluating the impact that this guidance will have on the presentation of its consolidated financial statements and accompanying notes.
The Company has evaluated all the recent accounting pronouncements and determined that there are no accounting pronouncements that will have a material effect on the Company’s consolidated financial statements.
NOTE 3 – BUSINESS COMBINATION
As discussed in Note 1, on December 1, 2023, the Company consummated the business combination pursuant to the merger agreement. The business combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Proof Acquisition Corp I or PACI, who was the legal acquirer, was treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination was treated as the equivalent of Legacy Volato issuing stock for the net assets of PACI, accompanied by a recapitalization.

NOTE 3 – BUSINESS COMBINATION (CONTINUED)
Upon the closing, holders of Legacy Volato common stock received shares of Common Stock of Volato Group, Inc. in an amount determined by application of the exchange ratio of approximately 1.01508 (the “exchange ratio”). For periods prior to the business combination, the reported share and per share amounts have been retroactively converted by applying the exchange ratio. The consolidated assets, liabilities and results of operations prior to the business combination are those of Legacy Volato.
In connection with the business combination, approximately $5.7 million of transaction related expenses and other costs were incurred.
The following table reconciles the elements of the business combination to the consolidated statement of cash flows and the consolidated statement of changes in equity:
(In thousands)	Year Ended December 31, 2023
Cash - PACI trust and cash (net of redemptions)	$19,081
Gross Proceeds	$19,081
Less Transaction related expenses and other costs	(6,898)
Less Net liabilities assumed from PACI	(1,722)
Net proceeds from the business combination	$10,461
The number of shares of Common Stock outstanding immediately following the closing was as follows:
Class A Common Stock
PACI public shareholders	1,767,390
PACI’s sponsors	6,883,579
Company’s employees	9,441
Legacy Volato shareholders(1)	7,434,936
Legacy Volato Series Preferred investors	11,948,103
Total shares of Common Stock immediately after closing	28,043,449
(1)	The number of Legacy Volato shares was determined from the shares of Legacy Volato shares outstanding immediately prior to the closing converted at the exchange ratio of approximately 1.01508.
NOTE 4 – BUSINESS ACQUISITION
On March 11, 2022, the Company executed a stock purchase agreement with Stephen and Deborah Holmes for the purchase of all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. for a total cash consideration of $1.85 million.
GCA was originally formed in the State of Texas on April 18, 1997. GCA, through its wholly owned subsidiary, holds an air carrier operation certificate issued by the Federal Aviation Administration (“FAA”) under 14 C.F.R parts 119 and 135 of the Federal Aviation Regulations (“FAR”). GCA provides ad-hoc charter flights and manages aircraft for owners in the private aviation industry. GCA generates revenue from the management and chartering of aircraft.
Legacy Volato accounted for this transaction as a business combination under ASC 805. Accordingly, the assets acquired, and the liabilities assumed were recorded at their estimated fair value as of the closing date of the acquisition. Goodwill from the acquisition principally relates to the qualified workforce and potential synergy, as well as the excess value of identified net assets over the fair value of assumed liabilities. Since this transaction was a stock acquisition, the goodwill is not tax deductible.
Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives and the expected future cash flows and related discount rates, can impact the Company’s consolidated financial statements. Significant inputs used for the model included the amount of cash flows, the expected period of the cash flows, the discount rates, and the customer attrition rate.

NOTE 4 – BUSINESS ACQUISITION (CONTINUED)
The acquisition-date fair value of the consideration transferred is as follows, in thousand:
March 11, 2022
Cash	$1,850
Other consideration transferred	—
Purchase price	$1,850
The following is a purchase price allocation as of the March 11, 2022, acquisition date, in thousands:
March 11, 2022
Cash	$679
Accounts receivable	247
Other current assets	45
Fixed Assets	5
Certificate	1,200
Customer Relationships	301
Deferred tax liability	(385)
Accounts Payable and Accrued Expenses	(877)
Net Assets Acquired	$1,215
Goodwill	635
Total consideration	$1,850
Acquired tangible net assets were valued at estimates of their current fair values. Acquired intangible assets consisted of a Part 135 aircraft certificate valued at $1.20 million and customer relationships valued at $301 thousand (note 6). Customer relationship fair value was determined based on management’s estimates of projected after tax net operating profit from existing customers discounted to present value based on expected attrition rate of existing customers. The fair value of the certificate was estimated by management based on selling price of comparable certificates, adjusted as deemed appropriate. The Company did not recognize any impairment to the acquired goodwill for the years ended December 31, 2023, and 2022.
NOTE 5 – INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENT
Pursuant to the Initial Public Offering (“IPO”) in December of 2021, Proof Acquisition Corp I or PACI sold 27,600,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 18). At the effective date of the merger on December 1, 2023, 1,767,390 shares were outstanding and not redeemed and were converted into an equivalent number of Class A shares of common stock of Volato Group, Inc.
At the time of the merger, 6,883,579 founders’ shares (formerly PACI’s Class B common stock shares) were also outstanding and were converted into an equivalent number of Class A shares of common stock of Volato Group, Inc.
Simultaneously with the closing of the IPO in 2021, PACI consummated the private sale to the Sponsor and BlackRock of an aggregate of 15,226,000 private placement warrants. Each private placement warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. These warrants are outstanding as of December 31, 2023.

NOTE 6 – INTANGIBLES
Finite-Lived Intangible Assets
The following is a summary of finite-lived intangible assets as of December 31, 2023 and 2022, in thousand:
	December 31, 2023
	Cost	Accumulated Amortization	Net
Customer relationships	$301	$(110)	$191
	$301	$(110)	$191
	December 31, 2022
	Cost	Accumulated Amortization	Net
Customer relationships	$301	$(49)	$252
	$301	$(49)	$252
Intangible asset amortization expense was $61 thousand and $49 thousand for the year ended December 31, 2023 and 2022, respectively.
As of December 31, 2023, future amortization expense is expected to be as follows, in thousand:
Fiscal years ending December 31,	Amount
2024	$60
2025	60
2026	60
2027	11
$191
Indefinite - Lived Intangible Assets
The following table summarizes the balances as of December 31, 2023 and 2022, of the indefinite-lived intangible assets, in thousand:
	December 31, 2023	December 31, 2022
Intangible asset – Part 135 certificate	$1,200	$1,363
The FAA Part 135 certificate for a total amount of $1.2 million relates to the certificate acquired from the GCA acquisition.
During the year ended December 31, 2023, the Company transferred its Fly Dreams LLC operations to GCA and sold its membership interest in Fly Dreams LLC, including Fly Dreams FAA Part 135 Certificate, with a carrying balance of $163 thousand, for a selling price of $550 thousand, which resulted in a gain in the amount of $387 thousand, which was reported in other income in the consolidated statement of operations for the year ended December 31, 2023.
The Company did not recognize any impairment of the Part 135 certificates as of December 31, 2023, and 2022.
NOTE 7 – MERGER TRANSACTION COSTS PAYABLE
Merger transaction cost payable consist of the following as of December 31, 2023 and 2022, in thousand:
	December 31, 2023	December 31, 2022
Transaction costs payable in common stock	$4,250	$—
Total	$4,250	$—
In connection with the business combination, the Company entered into three agreements (the “Agreements”) with financial institutions, in which a success fee in the aggregate amount of $4.25 million will be paid by the Company

NOTE 7 – MERGER TRANSACTION COSTS PAYABLE (CONTINUED)
to the financial institutions in case the Company consummates the acquisition. The success fees, or portion thereof, are to be paid in the Company’s shares of common stock.
ASC 480 Distinguishing Liabilities From Equity requires liability classification for all instruments that embodies an unconditional obligation that the Company must or may settle by issuing a variable number of its equity shares, if, at inception, the monetary value of the obligation is based solely on a fixed monetary amount know at inception. As a result, the Company classified such liability in current liabilities as of December 31, 2023. Subsequent to December 31, 2023, the Company issued an aggregate number of 1,208,543 shares of Class A common stock in full settlement of such liability (see note 20).
NOTE 8 – FORWARD PURCHASE AGREEMENT
On November 28, 2023, PACI, the Company (PACI is referred to as the counterparty prior to the closing while the Company is referred to as the counterparty after the closing) and Vellar Opportunities Fund Master, Ltd. (“Seller”), entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”).
Pursuant to the terms of the Forward Purchase Agreement, the Seller intends, but is not obligated, to purchase prior to the closing up to 2.0 million shares (the “Maximum Number of Shares”) of the Company from third parties through a broker in the open market. The Number of Shares subject to a Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the respective Forward Purchase Agreement.
The Forward Purchase Agreement provides that the Seller will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the number of shares as set forth in the pricing date notice and (ii) the redemption price paid by the Company on the closing date to holders of its common stock who exercised their redemption rights in connection with the business combination (the “Initial Price”).
From time to time and on any date following the business combination, the seller may, in its absolute discretion, terminate the Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty that specifies the quantity by which the number of shares shall be reduced.
The valuation date (the “Valuation Date”) for the Forward Purchase Agreement will be the earliest to occur of (a) the date that is 24 months after the closing date, (b) the date specified by seller in a written notice to be delivered to the counterparty at seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP (“Volume Weighted Average Price”) trigger event (defined when the VWAP price, for any twenty trading days during a thirty consecutive trading-day period, is below $1.00 per share) (x) a delisting event, or (y) a registration failure and (c) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion.
On the Cash Settlement Payment Date, which is the 70th trading day immediately following the Maturity Date, Seller shall pay the Company a cash amount equal to (1) the number of shares as of the valuation date multiplied by (2) the closing price of the Shares on the business day immediately preceding the valuation date.
In all other cases, the Seller shall pay the Company a cash amount equal to (1) the number of shares as of the valuation date multiplied by the VWAP Price over the valuation period less (2) the settlement amount adjustment.
The settlement amount adjustment is equal to the product of (1) (a) the maximum number of Shares less (b) any terminated shares as of the valuation date, multiplied by (2) $1.50.
During the year ended December 31, 2023, the Company paid an aggregate amount of approximately $18.9 million. The Company collected $2.4 million in December 2023, and recognized a loss on the change in fair value of the forward purchase agreement in the aggregated amount of $13.4 million, which was reported in other expenses in the consolidated statement of operations for the year ended December 31, 2023.

NOTE 9 – FIXED ASSETS
Fixed assets consist of the following at December 31, 2023 and 2022, in thousand:
	December 31, 2023	December 31, 2022
Machine and equipment	$191	$173
Automobiles	102	63
Website development costs	290	49
Computer and office equipment	11	8
Software development costs	437	114
	1,031	407
Less accumulated depreciation	(185)	(59)
	$846	$348
During the years ended December 31, 2023 and 2022, the Company recognized $140 thousand and $112 thousand of depreciation, respectively.
NOTE 10 – DEPOSITS
Deposits consist of the following at December 31, 2023 and 2022, in thousand:
	December 31, 2023	December 31, 2022
Deposits on aircraft	$40,300	$12,833
Other deposits	516	123
Total deposits	$40,816	$12,956
Less current portion	(25,125)	(833)
Total deposits, non-current	$15,691	$12,123
Below is a breakdown of the deposits on aircraft as of December 31, 2023 and 2022, in thousand:
	December 31, 2023	December 31, 2022
Gulfstream aircraft deposits	$39,000	$12,000
Honda aircraft deposits	1,300	833
Total deposits on aircraft	$40,300	$12,833
Less current portion	$(25,050)	(833)
Total deposits on aircraft non-current	15,250	$12,000
Gulfstream Aerospace, LP
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G 280 aircraft for total consideration of $79 million with expected delivery throughout fiscal year 2025.
During the year ended December 31, 2023, the Company funded an additional amount of $27 million, of which $24 million was funded through the SAC Leasing G 280 line of credit and $3 million paid directly by the Company. During the year ended December 31, 2022, the Company funded $12 million pursuant to the terms of the executed purchase agreements, of which $4.5 million was funded through SAC leasing G 280 Line of credit.
The Company funded an aggregate amount of $39 million and $12 million towards the acquisition price of the four Gulfstream G 280 aircraft in accordance with the scheduled payment terms of the agreements as of December 31, 2023, and December 31, 2022, respectively.

NOTE 10 – DEPOSITS (CONTINUED)
HondaJet
The Company entered into aircraft purchase agreements with Honda Aircraft Company LLC, under which it paid $1.3 million and $0.8 million of deposits for aircraft not yet delivered at December 31, 2023 and December 31, 2022, respectively.
During the year ended December 31, 2023, the Company took delivery of three aircraft for a purchase price of $17.9 million.
In May 2023, the Company and Honda Aircraft Company, LLC entered into a HondaJet Fleet Purchase Agreement for the acquisition of twenty-three (23) HondaJet HA-420 Aircraft for a total aggregate purchase price of $161.1 million for delivery between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025.
NOTE 11 – EQUITY-METHOD INVESTMENT
The Company has the following equity method investments at December 31, 2023 and December 31, 2022, in thousand:
	December 31, 2023	December 31, 2022
Investment in Volato 158 LLC	$154	$152
Investment in Volato 239 LLC	—	1,007
	$154	$1,159
The Company has one equity-method investment as of December 31, 2023: Volato 158 LLC, with a membership interest of 3.125%.
The Company had the following two equity-method investments as of December 31, 2022: Volato 158 LLC, Volato 239 LLC, with a membership interest of 3.125% and 18.75%, respectively.
Volato 158 LLC
In August 2021, the Company executed an aircraft purchase agreement with Volato 158 LLC (“158 LLC”) and contributed an aircraft with a carrying amount of $4.2 million to 158 LLC for a 100% membership interest in 158 LLC. The investment in 158 LLC was initially consolidated as the Company had a controlling financial interest in 158 LLC.
As of December 31, 2023, the Company had a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a loss from its equity-method investment of $3 thousand for the year ended December 31, 2023, which decreased the carrying value of its equity-method investment as of December 31, 2023, to $154 thousand.
As of December 31, 2022, the Company has a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a gain from its equity-method investment of $11 thousand for the year ended December 31, 2022, which increased the carrying value of its equity-method investment as of December 31, 2022 to $152 thousand.
Volato 239 LLC
During the year ended December 31, 2022, the Company formed Volato 239 LLC (“239 LLC”) in which third-party investors invested an aggregate amount of $6.37 million for 81.25% interest in 239 LLC.
The Company retained 0.01% and 18.75% interest in 239 LLC as of December 31, 2023, and December 31, 2022, respectively. The Company elected to account for its investment under the equity method as the Company exercised significant influence through a management agreement with an affiliate of the Company.
Based on its equity investment, the Company has recorded a loss from its equity-method investment of $6 thousand for the year ended December 31, 2022.
Based on its equity investment, the Company recorded a gain from its equity-method investment of $20 thousand for the year ended December 31, 2023, which is reported as other income in the Company’s consolidated statement of operations for the year ended December 31, 2023.

NOTE 11 – EQUITY-METHOD INVESTMENT (CONTINUED)
During the year ended December 31, 2023, the Company sold to third-party investors an aggregate amount of $1.47 million for the remaining 18.75% interest in 239 LLC, resulting in the recognition of a profit of $443 thousand, which had been deferred at December 31, 2022. This profit is presented in other income in the consolidated statement of operations for the year ended December 31, 2023.
During the year ended December 31, 2023, the Company also purchased membership interest in two LLC’s for an aggregate amount of $2.3 million, which it resold to third party investors for a total consideration of $2.7 million, recognizing a gain of $0.4 million, which is presented in other income in the consolidated statement of operations for the year ended December 31, 2023.
NOTE 12 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY
Revolving loan and promissory note with a related party consisted of the following at December 31, 2023 and December 31, 2022, in thousand:
	December 31, 2023	December 31, 2022
Dennis Liotta, December 2021 – 4% interest – secured revolving loan, due January 2023	$—	$5,150
Dennis Liotta, March 2023 – 10% interest – promissory note due March 2024	1,000	—
Total notes from related party - current	$1,000	$5,150
Dennis Liotta (father of the Company’s Chief Executive Officer) – December 2021 Secured revolving note:
On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8.0 million that matured on January 1, 2023 (“December 2021 note”). The Company is required to make monthly payments of interest at a fixed rate of 4.0% per annum. The Company is required to make principal repayments at fixed scheduled dates. In the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurs and remains uncured beyond the applicable grace period, then the entire unpaid principal balance shall bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500, indebtedness cross default, or bankruptcy proceedings.
In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company. The Company did not make its interest payments, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments.
The Company incurred approximately $370 thousand and $480 thousand of interest and penalties during the years ended December 31, 2023, and 2022, respectively.
During the Company’s first fiscal quarter, the Company converted the unpaid principal balance of this revolving note and accrued interest into a convertible note for total principal balance of $6.0 million.
The balance of the December 2021 note was $0 and $5.15 million as of December 31, 2023, and December 31, 2022, respectively.
Accrued interest, relating to this line of credit, was approximately $0 and $495 thousand as of December 31, 2023, and December 31, 2022, respectively, which are presented in accrued interest in the consolidated balance sheets.
Dennis Liotta (father of the Company’s Chief Executive Officer) – March 2023 promissory note
On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1 million, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties. Promissory note from related party was $1.0 million and $0 as of December 31, 2023, and December 31, 2022, respectively.

NOTE 12 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY (CONTINUED)
The Company incurred $86 thousand of interest during the year ended December 31, 2023. Accrued interest was $86 thousand as of December 31, 2023, which is presented in accounts payable and accrued liabilities in the consolidated balance sheet as of December 31, 2023.
NOTE 13 – UNSECURED CONVERTIBLE NOTES
Unsecured convertible notes consisted of the following at December 31, 2023 and December 31, 2022, in thousand:
	December 31, 2023	December 31, 2022
2022 unsecured convertible notes, 5% coupon, due December 2023	$ —	$18,879
2023 unsecured convertible notes, 4% coupon, due March 2024	—	—
Total unsecured convertible notes, gross	—	18,879
Less unamortized debt discounts	—	(35)

Total unsecured convertible notes, net of discount	$—	$18,844
Less current portion	—	18,844
Total unsecured convertible notes, net of discount non-current	$—	$—
2022 unsecured convertible notes due December 2023 (“2022 notes”)
During the year ended December 31, 2022, the Company entered into a series of convertible notes with various investors in a series of multiple closings (the “2022 unsecured convertible notes”) for an aggregate principal not to exceed $20.0 million. During the year ended December 31, 2022, the Company issued convertible notes in an aggregate principal amount of $18.9 million, of which $18.9 million was funded as of December 31, 2022.
During the year ended December 31, 2023, the Company secured one additional convertible note for principal amount of $250 thousand, of which $250 thousand was funded for an aggregate amount of $19.13 million.
In conjunction with the issuance of the notes, the Company incurred $87 thousand of closing financing costs to this date, which were presented as an offset to the convertible notes in the consolidated balance sheets as of December 31, 2022.
The 2022 unsecured convertible notes included a conversion feature that failed the derivative accounting pursuant to ASC 815 Derivatives and Hedging as the conversion feature failed the net settlement criterion for derivative accounting, as the common shares underlying the conversion feature are not readily convertible to cash. The 2022 convertible notes are contingently convertible into equity securities upon a future contingent event outside of the Company’s control.
On January 1, 2023, the Company elected to adopt ASU 2020-06 Debt- Debt with Conversion and Other Options (Subtopic 470-20), which eliminated, among other things, the beneficial conversion model, and as such the 2022 convertible notes was accounted for as a single liability measured at its amortized costs.
On July 21, 2023, the Company secured qualifying financing for cash, which triggered the automatic conversion of the carrying balance of the 2022 convertible notes into series A-2 of preferred stock in Legacy Volato.
During the year ended December 31, 2023, the Company converted the carrying balance of the 2022 unsecured convertible notes, which includes principal balance of $19.13 million, accrued but unpaid interest in the amount of $813 thousand and $36 thousand of unamortized debt discount, into 3,327,624 shares of Series A-2 preferred stock based on an agreed upon conversion price of $5.9820 in accordance with the original terms of the 2022 unsecured convertible notes agreements. On December 1, 2023, following the closing of the business combination agreement, the Company converted the 3,327,624 shares of Series A-2 preferred stock into 3,377,812 shares of Class A Common Stock of Volato Group, Inc.
During the year ended December 31, 2023, the Company amortized $38 thousand of closing financing costs through interest expense, bringing the unamortized financing costs balance at approximately $36 thousand before conversion.
During the year ended December 31, 2022, the Company amortized $15 thousand of closing financing costs through interest expense, bringing the unamortized financing costs balance at approximately $35 thousand.

NOTE 13 – UNSECURED CONVERTIBLE NOTES (CONTINUED)
During the year ended December 31, 2023 and 2022, the Company recognized $552 thousand and $249 thousand of interest expense, respectively.
2023 unsecured convertible notes
The Company entered into a series of convertible notes (the “2023 unsecured convertible notes”) issued in a series of multiple closings for an aggregate principal not to exceed $25.0 million. During the year ended December 31, 2023, the Company issued a series of notes in an aggregate principal amount of $18.42 million, of which $12.42 million was funded and $6.0 million was issued pursuant to the conversion of the line of credit with a related party (see note 12).
On July 21, 2023, Legacy Volato secured a qualifying financing for cash, which triggered the automatic conversion of the 2023 convertible notes into a newly issued series of preferred stock, namely the Series A-3 preferred stock.
During the years ended December 31, 2023 and 2022, the Company recognized approximately $34 thousand and $0 of interest expense, respectively.
During the year ended December 31, 2023, the Company converted the carrying balance of the 2023 unsecured convertible notes, which includes principal balance of $18.42 million, accrued but unpaid interest in the amount of $34 thousand, into 2,050,628 shares of Series A-3 preferred stock in Legacy Volato, based on an agreed upon conversion price of $9.00 in accordance with the original terms of the 2023 unsecured convertible notes agreements. On December 1, 2023, following the closing of the business combination agreement, the Company converted the 2,050,628 shares of Series A-3 preferred stock into 2,081,556 shares of Class A Common Stock of Volato Group, Inc.
NOTE 14 – CREDIT FACILITY AND OTHER LOANS
Credit facility and other loans consisted of the following at December 31, 2023 and December 31, 2022, in thousand:
	December 31, 2023	December 31, 2022
SAC Leasing G280 LLC credit facility, 12.5 % interest, net of deposits	$27,750	$4,500
Less discounts	(376)	(330)
Total credit facility, net of discount	$27,374	4,170
SAC Leasing G280 LLC Line of credit
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024 and 2025, of which an aggregate amount of $30.0 million was funded and paid as of December 31, 2023, partially through a credit facility from SAC leasing G 280.
During the year ended December 31, 2023, the Company paid an additional $3.0 million towards the purchase agreements and funded an additional $24.0 million through the SAC Leasing G280 credit facility. During the year ended December 31, 2022, the Company funded an aggregate amount of $12 million, of which $4.5 million was funded through a credit facility from SAC leasing and $7.5 million was paid in cash.
During the year ended December 31, 2023, the Company increased its SAC leasing G280 line of credit by $24.0 million offset by a deposit funded in the amount of $750 thousand, which brings the carrying balance at $27.75 million as of December 31, 2023.
The Company incurred $548 thousand and $357 thousand of incremental closing costs, which are reported as debt discount against the liability in the consolidated balance sheets as of December 31, 2023, and December 31, 2022, respectively.
During the year ended December 31, 2023 and 2022, the Company amortized to interest expense $146 thousand and $27 thousand of debt discount, respectively.
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.

NOTE 14 – CREDIT FACILITY AND OTHER LOANS (CONTINUED)
During the year ended December 31, 2023 and 2022, the Company incurred approximately $2.17 million and $65 thousand of interest under this facility, respectively.
The Company entered into the pre-delivery payment agreement on October 5, 2022, with SAC Leasing G280, LLC to obtain loans in the aggregate amount of $40.5 million for the purchase of four (4) Gulfstream G280 aircraft to be delivered in 2024 and 2025. The Board of Directors consented to the participation of Coastal States Bank, as a syndicate lender in the financing of additional aircraft by SAC Leasing G280 LLC. On August 25, 2023, the Company and SAC Leasing V280, LLC entered into the first amendment to pre-delivery payment agreement. As of December 31, 2023, the Company had an aggregate amount of $28.5 million in promissory notes, of which 60% was sole to Coastal States Bank pursuant to the first amendment.
NOTE 15 – RELATED PARTIES
Argand Group LLC (jointly owned by Matthew Liotta, Chief Executive Officer, and Jennifer Liotta, General Counsel)
As of December 31, 2023, Argand Group LLC owns an aggregate of 3,414,661 shares of Common stock in Legacy Volato. Following the business combination, these shares were converted into 3,466,154 shares of Class A common stock of Volato Group, Inc. representing approximately 12.4% of the issued and outstanding shares of Class A common stock.
The Company leases two (2) aircraft from Argand up until July 31, 2023. The total lease expense incurred by the Company was $0 and $56 thousand during the year ended December 31, 2023 and 2022, respectively. There is no balance owed to Argand Group LLC as of December 31, 2023.
PDK Management LLC (Matthew Liotta, Chief Executive Officer, is the sole member)
The Company facilitates the formation of limited liability plane companies (earlier defined as “Plane Co”), which are then funded by third party members prior to the sale and delivery of an aircraft purchased from Honda Aircraft Company that will enter into the Company’s fractional program. Each Plane Co is governed by an operating agreement and managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer until June 2023.
The aggregate amount of revenue generated from Plane Cos totaled $5.1 million and $2.2 million for the years ended December 31, 2023 and 2022, respectively.
Expenses charged to the Company by Plane Co’s totaled $3.9 million and $2.0 million for the year ended December 31, 2023 and 2022, respectively.
Balance due to Plane Cos amounted to $0.2 million and $0.2 million as of December 31, 2023 and 2022, respectively.
Liotta Family Office, LLC (60% owned by the father of Matthew Liotta, Chief Executive Officer, 20% beneficially owned by John Liotta, brother of Matthew Liotta, and 20% beneficially owned by Matthew Liotta)
During the year ended December 31, 2023, Liotta Family Office, LLC entered into an unsecured promissory note for a total amount of $1.0 million (note 12). The Company incurred approximately $86 thousand of interest during the year ended December 31, 2023. Accrued interest was approximately $86 thousand as of December 31, 2023.
During the year ended December 31, 2023, the Company converted the remaining principal, accrued interest and penalties of its line of credit into a convertible note for a total principal of $6.0 million. During the year ended December 31, 2023, the Company converted the principal of $6.0 million into 668,065 shares of Series A-3 preferred stock in Legacy Volato. Following the business combination, the 668,065 shares of Series A-3 preferred stock were converted into 678,139 shares of Class A common stock of Volato Group, Inc.
During the year ended December 31, 2023, the Company converted $3.0 million principal and $166 thousand of accrued interest owed to Liotta Family Office, LLC, into 529,190 shares of Series A-2 preferred stock in Legacy Volato, which were converted into 537,170 shares of Class A common stock of Volato Group, Inc. following the business combination.
Liotta Family Office, LLC currently owns 1,322,118 shares of Class A common stock, which represents approximately 4.7% of the issued and outstanding Class A common stock as of December 31, 2023.

NOTE 15 – RELATED PARTIES (CONTINUED)
Aircraft Lease and Charter Services
As part of Volato’s aircraft ownership program, Volato leases a HondaJet HA-420 aircraft from Volato 158, LLC (“158LLC”), the Company’s equity-method investment, which is 25% owned by DCL H&I, LLC (“DCL”). Dennis Liotta (The Company’s Chief Executive Officer’s father) and his spouse own 100% of DCL. Under the terms of an aircraft dry lease, 158 LLC pays Volato a monthly management fee of $38 thousand, and Volato AMS pays 158 LLC an hourly rental rate of $1 thousand per revenue flight hour. The lease expires on August 20, 2026.
Hangar Sublease and Personnel Services
The Company leases hangar and office space from Modern Aero, LLC (“Modern Aero”), a Florida limited liability company that operates a flight school at the Northeast Florida Regional Airport in St. Augustine, Florida. The Company’s Chief Executive Officer and his spouse hold a majority interest in Modern Aero. Legacy Volato pays $4 thousand per month in rent under a month-to-month lease arrangement.
Hoop Capital, LLC (Controlled by the Company’s Chief Commercial Officer and a director)
As of December 31, 2023, Hoop Capital LLC owned an aggregate of 3,414,660 shares of Common stock in Legacy Volato, which were converted into 3,466,153 shares of Class A common stock in Volato Group, Inc. following the business combination.
Matthew Liotta 2021 Trust (the “Liotta Trust”)
On December 30, 2022, Legacy Volato issued an unsecured convertible note to Matthew Liotta in the amount of $1 million. During the year ended December 31, 2023, Legacy Volato incurred approximately $29 thousand of interest. Following the qualifying financing, Legacy Volato converted the principal and accrued interest of the note in the aggregate amount of $1 million into 171,748 shares of Series A-2 preferred stock, which were converted into 174,338 shares of Class A common stock of Volato Group, Inc., following the business combination.
NOTE 16 – INCOME TAXES
Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that would impact the consolidated financial statements or related disclosures.
Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company operated at a loss and the deferred tax asset is offset by a corresponding valuation allowance.
The net deferred tax assets and liabilities consist of the following amounts at December 31, 2023 and 2022, in thousands:
	2023	2022
Deferred Tax Assets
Allowance for doubtful Accounts	$1	$1
Investment in Plane Cos LLC	44	168
Loss carryforwards	11,521	2,792
Intangible	626	(347)
Interest expense limitations	659	64
Other	15	1
Total deferred tax assets	12,866	2,679
Deferred Tax Liabilities
Property and equipment depreciation	(74)	(399)
Valuation allowance	(13,096)	(2,585)
Total deferred tax liabilities	(13,170)	(2,984)
Net deferred tax assets (liabilities)	(305)	(305)

NOTE 16 – INCOME TAXES (CONTINUED)
The Company has federal operating losses carryforward of approximately $47 million and $11 million available as of December 31, 2023 and 2022, respectively, to reduce future taxable income at the federal level, and it has net operating losses of approximately $38 million and $9 million at the state level, to offset $38 million and $9 million of future state taxable income, respectively.
A reconciliation from the statutory federal income tax rate to the effective income tax rate is as follows:
	2023	2022
Expected federal income taxes at statutory rate	21.00%	21.00%
State and local income taxes	4.54%	4.54%
Permanent differences	(6.79) %	(0.04) %
Change in valuation allowance	(18.18) %	(24.11) %
Other	(0.69) %	(0.83) %
Effective income tax rate	(0.12) %	0.56%
The primary differences between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income (loss) before income taxes relate to state income taxes, and the recognition of a valuation allowance for deferred income tax assets. The net deferred tax liabilities relate to long lived assets with an indefinite life.
NOTE 17 – SHAREHOLDERS’ EQUITY (DEFICIT)
On December 1, 2023, the Company filed its Second Amended and Restated Articles of Incorporation with the State of Delaware. Our Certificate of Incorporation authorizes the issuance of 81,000,000 shares, consisting of 80,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.
The Company has authorized stock which have been designated as follows:
	Number of Shares Authorized	Number of Shares Outstanding As of December 31, 2023	Par Value
Class A Common Stock	80,000,000	28,043,449	$0.0001
Preferred Stock	1,000,000	0	$0.0001
Preferred Stock
No shares of preferred stock have been issued as of December 31, 2023 and 2022.
Class A Common Stock
Conversion of preferred stock shares (Series Seed, Series A-1, Series A-2 and Series A-3) into the Company’s Class A Common Stock.
Series Seed Preferred Stock (Legacy Volato)
Legacy Volato issued an aggregate of 3,981,236 series seed shares of preferred stock for total purchase price of $4.585 million, of which $4.585 million was funded up to the business combination. During the year ended December 31, 2023, the Company collected the remaining $15 thousand owed towards the purchase price, which was reported as stock subscription receivable as of December 31, 2022.
Following the effective date of the business combination, Legacy Volato converted the 3,981,236 shares of Series Seed Preferred into 4,041,282 shares of Class A Common Stock of Volato Group, Inc. There was no other activity during the years ended December 31, 2023 and 2022.
Series A-1 Preferred Stock (Legacy Volato)
During the year ended December 31, 2023, the Company issued 2,411,087 shares of Series A-1 for a total cash consideration of $24.2 million.

NOTE 17 – SHAREHOLDERS’ EQUITY (DEFICIT) (CONTINUED)
Following the business combination, the Company converted its 2,411,087 shares of Series A-1 preferred stock issued and outstanding into 2,447,453 shares of Class A Common Stock of Volato Group, Inc. based on an exchange ratio of 1.01508.
Series A-2 Preferred Stock (Legacy Volato)
During the year ended December 31, 2023, the Company issued 3,327,624 Series A-2 shares of preferred stock from the conversion of the 2022 convertible notes (note 14) in the aggregate principal amount of $19.1 million and $0.8 million of accrued but unpaid interest based on an effective conversion price of $5.9820.
Following the business combination, the Company converted the 3,327,624 shares of Series A-2 preferred stock issued and outstanding into 3,377,812 shares of Class A Common Stock of Volato Group, Inc. based on an exchange ratio of 1.01508.
Series A-3 Preferred Stock (Legacy Volato)
During the year ended December 31, 2023, the Company issued 2,050,628 Series A-3 shares of preferred stock from the conversion of the 2023 convertible notes (note 14) in the aggregate principal amount of $18.4 million and $0.1 million of accrued but unpaid interest based on an effective conversion price of $9.00.
Following the business combination, the Company converted the 2,050,628 shares of Series A-3 preferred stock into 2,081,556 shares of Class A Common Stock of Volato Group, Inc. based on an exchange ratio of 1.01508.
Conversion of PACI Class B Founder Shares into the Company’s Class A common stock
The shares of Class B common stock automatically converted into Class A common stock at the time of the closing of the business combination. Upon the business combination, the Company converted 6,883,579 shares of Class B common stock into an equivalent number of the Company’s shares of Class A common stock.
Conversion of PACI Class A Public Shares into the Company’s Class A common stock.
The Company converted 1,767,390 shares of non-redeemed PACI public shares into an equivalent number of Shares of Class A Common Stock of the Company following the business combination.
Stock Options - Equity Incentive Plans
Summary of the 2021 Plan (“2021 Plan”)
As of the effective date of the business combination, each then-outstanding unexercised option (whether vested or unvested) to purchase shares of Legacy Volato Common Stock granted under the 2021 Plan was assumed by Volato Group and shall be converted into a stock option (a “Volato Group option”) to acquire shares of Class A Common Stock of Volato Group, par value $0.0001 per share, in accordance with the business combination agreement.
The 2021 Plan became effective on August 13, 2021, and will remain in effect until August 12, 2031, unless terminated earlier by the Board. The 2021 Plan was amended and restated in connection with the assumption by PACI to reflect the effect of the business combination agreement by modifying eligibility (employees and consultants of Volato Group, Inc.), to reflect PACI’s assumption of the 2021 Plan, to clarify that Common Stock will be issued under the 2021 Plan, and to adjust the number of shares issuable under the 2021 Plan by the exchange ratio of 1.01508.
No awards were granted or will be granted under the 2021 Plan after the 2023 Plan Effective Date. Awards granted under the 2021 Plan that will be outstanding on the 2023 Plan Effective Date will be accelerated or continued in accordance with their terms subject to vesting schedules pursuant to the applicable restricted stock award agreement or option agreement.
The 2021 Plan authorizes the issuance of 2,724,347 shares (subject to adjustment for anti-dilution purposes), all of which may be issued under the 2021 Plan pursuant to incentive stock options. As of the date of the business combination agreement on December 1, 2023, 2,369,169 shares were subject to outstanding awards, and no shares remained available for the grant of awards.

NOTE 17 – SHAREHOLDERS’ EQUITY (DEFICIT) (CONTINUED)
The balance and activity of all stock options outstanding under the 2021 Plan as of December 31, 2023, and 2022, is as follows:
	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding at January 1, 2022	613,463	$0.12	9.6
Granted	1,894,155	$0.14	—
Cancelled	0	$—	—
Exercised	0	$—	—
Outstanding at December 31, 2022	2,507,618	$0.14	9.4
Granted	382,726	$8.21	—
Cancelled	(313,783)	$0.22	—
Exercised	(207,392)	$0.12	—
Outstanding as of December 31, 2023	2,369,169	$1.43	8.8
Exercisable as of December 31, 2023	2,232,117	$0.21
The following table summarizes the range of exercise price, weighted average remaining contractual life (“Life”) and weighted average exercise price (“Price”) for all stock options outstanding as of December 31, 2023:
	Options Outstanding
Exercise Price	Shares	Life (in years)
$0.12	160,856	7.6
$0.14	1,594,962	8.8
$0.16	235,042	8.5
$7.21	76,453	9.3
$8.40	101,778	9.9
$8.52	200,078	9.9
	2,369,169	8.8
The Black-Scholes option pricing model is used by the Company to determine the weighted-average fair value of share-based payments. The weighted average grant date fair value of stock options issued during the year ended December 31, 2023, was $3.81 per share. The Company’s recognizes forfeitures as they occur. The fair value of stock options on the grant date was determined using the following weighted-average assumptions during the year ended December 31, 2023 and 2022:
	For The Year Ending December31,
	2023	2022
Expected term	2-6	5.5-6.3
Expected volatility	30%-71%	30%
Expected dividends	None	None
Risk-free interest rate	3.6%-4.6%	1.9%-4.0%
Forfeitures	None	None
As of December 31, 2023, the unrecognized compensation cost related to non-vested awards was $1.4 million.

NOTE 17 – SHAREHOLDERS’ EQUITY (DEFICIT) (CONTINUED)
Summary of the 2023 Plan (“2023 Plan”)
The 2023 plan was approved at the special meeting of the shareholders of the Company on November 28, 2023. The 2023 Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options) stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other stock- and cash-based awards. The Company has reserved a pool of shares of Common Stock for issuance pursuant to awards under the 2023 Plan equal to 5,608,690 shares.
Warrants
As of December 31, 2023 and 2022, there were 13,800,000 public warrants (note 4) and 15,226,000 private placement warrants (note 5) issued and outstanding.
Private placement warrants
Simultaneously with the closing of the Initial Public Offering by PACI in 2021, the Company f/k/a Proof Acquisition Corp I consummated the private placement of 15,226,000 private placement warrants at a price of $1.00 per private placement warrant to the sponsor and Blackrock. Each private placement warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. Such private warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company. The private warrants are all exercisable as of December 31, 2023. There was no activity during the years ended December 31, 2023 and 2022.
Public warrants
Pursuant to the Initial Public Offering by PACI in 2021, the Company sold 27,600,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole public warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A majority of the shares were redeemed before the merger transaction, but the warrants remain. As a result there are 13,800,000 warrants outstanding as of December 31, 2023.
The public warrants will become exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of the Initial Public Offering. The public warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation. The public warrants are all exercisable as of December 31, 2023. There was no activity during the years ended December 31, 2023 and 2022.
The following table is a summary of the Company’s warrant activity during the years ended December 31, 2023 and 2022:
	Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding as of January 1, 2022	29,026,000	$11.50	5
Granted	0
Cancelled	0
Exercised	0
Outstanding as of December 31, 2022	29,026,000	$11.50	5
Granted	0
Cancelled	0
Exercised	0
Outstanding as of December 31, 2023	29,026,000	$11.50	5
Exercisable as of December 31, 2023	29,026,000

NOTE 18 – COMMITMENT AND CONTINGENCIES
Honda May 2023 Purchase Agreement
On May 5, 2023, the Company entered into a HondaJet Fleet Purchase Agreement with Honda Aircraft Company. LLC, for the purchase and delivery of twenty-three (23) HondaJet HA-420 Aircraft for a total estimated purchase price of $161.1 million with expected delivery between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025. The Company should make a $150 thousand deposit for each aircraft twelve months prior to the expected delivery date. As of December 31, 2023, the Company took delivery and sold one aircraft related to this agreement, which brings the balance of aircraft to be delivered at twenty-two (22) as of December 31, 2023.
As of December 31, 2023, the Company has funded an aggregated amount of $1.3 million towards the purchase agreement, which is presented under Deposits on Aircraft non-current in the consolidated financial statements. Pursuant to the terms of the agreement, the Company is required to fund an additional $1.5 million in deposits in the next twelve months.
Gulfstream Aerospace, LP
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79 million and with expected deliveries in 2024 through 2025, for which the Company made prepayments totaling $39 million and $12.0 million as of December 31, 2023, and December 31, 2022, respectively. The $39.0 million is non-refundable, except in some specific circumstances, and would serve as consideration for liquidated damages of $3.0 million per aircraft should the purchase agreement be terminated by the Company.
During the year ended December 31, 2023, the Company made additional payments of $27.0 million towards these agreements, of which $24.0 million was funded through the SAC Leasing G280 LLC credit facility (note 15) and $3.0 million was paid by the Company.
Future minimum payments under the purchase agreements with Gulfstream Aerospace, LP at December 31, 2023, are as follows, in thousands:
For the twelve months ended December 31,	Gulfstream G280 Fleet
2024	$24,500
2025	15,500
Total expected contractual payments	$40,000
The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40.5 million of the original $79.0 million due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is $12.0 million as of December 31, 2023.
Operating Leases
The Company leases property and equipment under operating leases. For leases with terms greater than 12 months, the Company records the related assets and obligations at the present value of the lease payments over the lease term. Many of the leases contain renewal options and/or termination options that are factored into our determination of lease payments when appropriate. The Company uses its incremental borrowing rate to discount lease payments to present value, as the rates implicit in its leases are not readily determinable. The incremental borrowing rate is based on the estimated interest rate for collateralized borrowing over a similar term of the lease at the commencement date.
Aircraft Leases
During 2022, the Company began leasing an aircraft with a term of five years which has fixed lease payments. The Company recognized an operating lease liability in the amount of the net present value of the future minimum lease payments, and a right-of-use asset. The discount rate used for this lease was 12%, which was determined to be the incremental borrowing rate based on comparative secured financing in the marketplace at the inception of the fixed lease payments.

NOTE 18 – COMMITMENT AND CONTINGENCIES (CONTINUED)
The remaining term of this lease was 3.33 years and 4.33 years as of December 31, 2023, and 2022, respectively. Lease expense is recognized on a straight-line basis over the lease term. Lease expense related to this lease consisting of fixed and variable lease costs was $469 thousand and $168 thousand for the years ended December 31, 2023 and 2022, respectively.
Additionally, the Company leases other aircraft under operating leases with remaining terms ranging from one to five years. These leases require lease payments that are variable and are dependent on flight hours that generate charter revenues, with no minimum lease payment commitments. Because of the variable nature of the lease payments, these leases are not recorded on our consolidated balance sheets as ROU assets and lease liabilities. Certain leases have renewal options to extend lease terms for additional periods ranging from three to twelve months.
Some of the aircraft leases have lease terms of 12 months or less. The Company has made a policy election to classify lease agreements with a lease term of 12 months or less as short-term leases. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term election. The Company recognizes short-term lease costs on a straight-line basis over the lease term and accrues the difference each period between the amount expensed and the amount paid.
Variable lease costs associated with the aircraft operating leases were $12.9 million and $8.2 million for the years ended December 31, 2023, and 2022, respectively. Short-term lease costs on the aircraft leases were $617 thousand and $597 thousand for the years ended December 31, 2023, and 2022, respectively.
Airport Facilities
Our facilities leases are for space at airports throughout the south with remaining terms ranging from one to eleven months. These leases consist of hangar space and office space. The leases have lease terms of 12 months or less. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term lease election. The Company has made a policy election to not separate lease and non-lease components for these facility leases. Short-term lease costs related to these leases were $71 thousand and $52 thousand for the years ended December 31, 2023, and 2022, respectively.
Future estimated minimum lease payments by year and in aggregate, under the Company’s fixed payment operating lease consisted of the following at December 31, 2023, in thousand:
For the years ended December 31,	Operating Leases
2024	$464
2025	471
2026	479
2027	161
TOTAL	1,575
Less amount representing interest	(284)
Present value of net minimum payments (inc. $326 classified as current operating lease liability)	$1,291
Sale-Leaseback Transactions
The Company entered into $15.7 million and $42.0 million of sales-leaseback transactions related to aircraft during the years ended December 31, 2023, and 2022, respectively. The Company recorded gains of $3.4 million and $7.9 million associated with these transactions, for the years ended December 31, 2023, and 2022, respectively. Gains are recorded in gross profit in the consolidated statements of operations. The leases of the aircraft assets are operating leases which incur variable lease costs based upon usage as described above. These lease costs are expensed as occurred.
Legal Contingencies
The Company is currently not involved with or know of any pending or threatening litigation and material claims against the Company or any of its officers.

NOTE 19 – SUBSEQUENT EVENTS
Management has evaluated events that have occurred subsequent to the date of these consolidated financial statements and has determined that, other than those listed below, no such reportable subsequent events exist through March 25, 2024, the date the consolidated audited financial statements were issued in accordance with FASB ASC Topic 855, “Subsequent Events.”
Subsequent to December 31, 2023, the Company issued 1,208,543 shares of Class A common stock and 100,000 warrants in full settlement of the merger transaction costs in the amount of $4.25 million which was payable to three (3) financial institutions. Such liability was accrued for and reported under merger transaction costs payable in shares in the consolidated balance sheet as of December 31, 2023.

Volato Group, Inc.
Up to 6,849,315 Shares of Class A Common Stock
Up to 6,849,315 Pre-Funded Warrants
Up to 6,849,315 Common Warrants
Up to 13,698,630 Shares of Class A Common Stock Underlying Pre-Funded Warrants and Common Warrants
PRELIMINARY PROSPECTUS
Co-Placement Agents
A.G.P.	Roth Capital Partners
, 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by Volato Group) that we may incur in connection with the securities being registered here.
Amount
SEC registration fee	$3,690
FINRA filing fee	2,000
Accounting fees and expenses	20,000
Legal fees and expenses	175,000
Printing expenses	2,000
Transfer Agent fees and expenses	3,000
Miscellaneous fees and expenses	25,000
Total expenses	$230,690
Item 14.	Indemnification of Directors and Officers.
Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit, or where the action is by or in the right of the corporation. Our Certificate of Incorporation provides for this limitation of liability.
Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted in respect of any claim as to which the person has been adjudged to be liable to the corporation unless the applicable court determines that the person is, nonetheless, fairly and reasonably entitled to indemnity for such expenses which such court deems proper.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and the NEOs. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our directors and the NEOs against certain liabilities that may arise by reason of their status or service as directors or executive officers, to the fullest extent permitted by law.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our Certificate of Incorporation and Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify or advance expenses to a director or officer in respect of a proceeding (or part thereof) initiated by such director or officer, unless such proceeding (or part thereof) was authorized by the Board.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board at the time such action occurred or immediately after such director has notice of the unlawful acts.
We currently maintain and expect to continue to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
These provisions may discourage Stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our Stockholders. Furthermore, a Stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Certain of our non-employee directors may, through their relationships with their respective employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Board.
Item 15.	Recent Sales of Unregistered Securities.
There have been no recent sales of unregistered securities.
Item 16.	Exhibits and Financial Statement Schedules.
(a)	Exhibits
Exhibit No.	Description
1.1*	Form of Placement Agent Agreement.

2.1*
Business Combination Agreement, dated as of August 1, 2023, by and among PROOF Acquisition Corp I, PACI Merger Corp, Inc., and Volato, Inc. (included as Annex A to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).

3.1*
Second Amended and Restated Certificate of Incorporation of Volato Group, Inc. (included as Annex B to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).

3.2*
Second Amended and Restated Bylaws of PROOF Acquisition Corp I (incorporated by reference to Exhibit 3.5 to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).

4.1*	Specimen Class A Common Stock Certificate of Volato Group, Inc (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

Exhibit No.	Description
4.2*	Description of Capital Stock (incorporated by reference to Exhibit 4.4 to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 26, 2024).

4.3*	Form of Pre-Funded Warrant issued in connection with this Offering.

4.4*	Form of Common Stock Warrant issued in connection with this Offering.

4.5*	Form of Securities Purchase Agreement issued in connection with this Offering.

4.6*	Form of Lock-Up Agreement.

5.1*	Opinion of Womble Bond Dickinson (US) LLP.

10.1#*
Volato Group, Inc. 2023 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-8 (File No. 333-276874), filed with the Securities and Exchange Commission on February 5, 2024).

10.2#*
Volato, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-8 (File No. 333-276874), filed with the Securities and Exchange Commission on February 5, 2024).

10.3#*
Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Nicholas Cooper (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.4#*
Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Steven Drucker (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.5#*
Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Mark Heinen (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.6#*
Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Matthew Liotta (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.7#*
Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Michael Prachar (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.8#*
Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Keith Rabin (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.9*
Form of Amended and Restated Registration Rights Agreement, dated December 1, 2023, by and among PROOF Acquisition Corp I, PROOF Acquisition Sponsor I, LLC and certain other securities holders named therein (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

Exhibit No.	Description
10.10*
Form of Lock-up Agreement ((incorporated by reference to Exhibit 10.13 to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).

10.11*
Pre-Delivery Payment Agreement, dated effective as of October 5, 2022, by and between Volato, Inc. and SAC Leasing V280, LLC (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.12*
Form of Employee Invention Assignment, Restrictive Covenants, and Confidentiality Agreement (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on January 16, 2024).

23.1**	Consent of Rose Snyder Jacobs, LLP

23.2*	Consent of Womble Bond Dickinson (US) LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of this Registration Statement).

101.INS*	XBRL Instance Document-this instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH*	XBRL Taxonomy Extension Schema Document.

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

104*	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

107**	Filing Fee Table.
*	Previously filed.
**	Filed herewith.
#	Indicates management contract or compensatory plan or arrangement.
(b)
Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17.	Undertakings.
We hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act.
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the Common Stock being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining our liability under the Securities Act to any purchaser in the initial distribution of the Common Stock, we undertake that in a primary offering of the Common Stock pursuant to this Registration Statement, regardless of the underwriting method used to sell the Common Stock to the purchaser, if the Common Stock is offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell the Common Stock to such purchaser:

(i)	Any preliminary prospectus or prospectus of us relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of us or used or referred to by us;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about us or the Common Stock provided by or on behalf of us; and
(iv)	Any other communication that is an offer in the offering made by us to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chamblee, Georgia, on July 23, 2024.
VOLATO GROUP, INC.
By:	/s/ Matthew Liotta
Name:	Matthew Liotta
Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
	Name	Title	Date
	/s/ Matthew Liotta	Chief Executive Officer and Director (Principal Executive Officer)	July 23, 2024
Matthew Liotta

	*	Chief Financial Officer (Principal Financial and Accounting Officer)	July 23, 2024
Mark Heinen

	*	Director	July 23, 2024
Christopher Burger

	*	Chief Commercial Officer and Director	July 23, 2024
Nicholas Cooper

	*	Director	July 23, 2024
Michael Nichols

* By:	/s/ Matthew Liotta
Matthew Liotta Attorney-in-fact